    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY       , 1999
                                                      REGISTRATION NO. 333
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                         AUSTINS STEAKS & SALOON, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          5812                  86-0723400
 (State or Other Jurisdiction    (Primary Standard Industrial    (IRS Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                                 No.)

                           --------------------------

           AUSTINS STEAKS & SALOON, INC.                              PAUL C. SCHORR, III
             6940 "O" STREET, SUITE 334                                    PRESIDENT
                 LINCOLN, NE 68510                               AUSTINS STEAKS & SALOON, INC.
                   (402) 466-2333                                  6940 "O" STREET, SUITE 334
 (Address including zip code, and telephone number,                    LINCOLN, NE 68510
        including area code, of registrant's                             (402) 466-2333
            principal executive offices)                 (Name, address, including zip code, telephone
                                                       number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

          STEPHEN E. GEHRING                        RICHARD R. SAYERS
  CLINE, WILLIAMS, WRIGHT, JOHNSON &        MAGEE, FOSTER, GOLDSTEIN & SAYERS
              OLDFATHER                      310 First Street, SW, Suite 1200
          One Pacific Place                            P.O. Box 404
    1125 South 103(rd), Suite 720                 Roanoke, VA 24003-0404
         Omaha, NE 68124-1090                         (540) 343-9800
            (402) 397-1700

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM
                                                                      AGGREGATE          PROPOSED MAX
           TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE(2)       AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)        PER UNIT         OFFERING PRICE     REGISTRATION FEE
Common stock, $0.01 par value...............      5,609,625             $1.375            $7,713,234          $2,144.49

(1) Represents the number of shares of common stock of the Registrant, which may be issued to stockholders of The WesterN SizzliN Corporation ("WesterN SizzliN") pursuant to the merger described herein.

(2) Each share of common and Series B preferred stock and outstanding purchase warrant of WesterN SizzliN will be converted into one share of common stock of the Registrant pursuant to the merger described herein. Pursuant to Rule 457(f)(1) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of Registrant's common stock as reported in the NASDAQ Bulletin Board section on May 10, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8 (a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        THE WESTERN SIZZLIN CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS
                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

    Your Board of Directors has approved a merger combining your company and Austins Steaks & Saloon, Inc. Both companies are in the restaurant business. Austins owns and operates seven moderately-priced, casual dining full service restaurants located in Arizona, Nebraska and New Mexico. We are a family-style steak, buffet and bakery restaurant chain with twenty company owned stores and 223 franchised units in 24 states.

    Austins is a publicly traded company whose stock is currently traded on the Bulletin Board section of NASDAQ. It has approximately 650 stockholders. Upon completion of the merger, the existing Austins stockholders will own 7% of the outstanding equity and you will own 93%. Upon the completion of the merger you will receive a security publicly traded on the Bulletin Board section of NASDAQ. We intend to seek a National Market or SmallCap NASDAQ listing as soon as possible. The combination will also permit a reduction in overhead and administrative expenses for Austins and a cost savings in food and restaurant supplies. The addition of the Austins restaurant units is expected, over time, to enhance the profitability of the combined company.

    You will be asked to adopt the merger agreement at a special meeting of the
stockholders to be held on August       , 1999 at 10:00 a.m. at the
            at             , Charlotte, North Carolina. The affirmative vote of
66 2/3% of the outstanding shares of WesterN SizzliN common stock and Series B convertible preferred stock each voting as a class, is required to approve the merger agreement and the merger. Your company will be merged with a wholly owned subsidiary of Austins, Acquisition Sub and your management and board of directors will control Austins.

    If the merger is completed, you will receive (i) one share of Austins common stock for each share of WesterN SizzliN common and Series B preferred stock you own and (ii) the right to immediately convert each WesterN SizzliN common stock purchase warrant you own into one share of Austins common stock. The value of the Austins common stock to be received in the merger will be the opening market value of the Austins common stock when the merger occurs.

    Your Board of Directors has determined that the merger is fair to you and is in your best interests. The Board of Directors recommends that you vote to approve the merger agreement and the merger. This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Austins from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

    Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and the merger. If you fail to return your card, the effect will be a vote against adoption of the merger agreement and approval of the merger. YOUR VOTE IS VERY IMPORTANT.

                                          [Signature]

                                          VICTOR F. FOTI,

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THE AUSTINS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxy Statement/Prospectus dated July   , 1999, and first mailed to you on July
                                     , 1999.

 THE WESTERN SIZZLIN CORPORATION   416 JEFFERSON STREET   ROANOKE, VA 24011
                                 (540) 345-3195

                        THE WESTERN SIZZLIN CORPORATION
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON AUGUST       , 1999

TO:  COMMON AND SERIES B PREFERRED STOCKHOLDERS.

    Notice is hereby given that a special meeting of the Common and Series B Preferred Stockholders of The WesterN SizzliN Corporation will be held at
            , Charlotte, North Carolina on August       , 1999, at 10:00 a.m.
for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger ("Merger Agreement") dated April 30, 1999, among The WesterN SizzliN Corporation ("WesterN SizzliN"), Austins Steaks & Saloon, Inc. ("Austins") and Austins Acquisition Subsidiary ("Acquisition Subsidiary"). The Merger Agreement provides for the merger of WesterN SizzliN with the Acquisition Subsidiary, a newly formed Delaware corporation, as a result of which WesterN SizzliN will become a wholly owned subsidiary of Austins.

    2. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

    The WesterN SizzliN Board of Directors has fixed the close of business on
July       , 1999, as the record date for determining the Common and Series B
Preferred Stockholders having the right to vote at the meeting or any adjournment thereof.

    A list of such stockholders will be available for examination by a stockholder for any purpose germaine to the meeting during ordinary business hours at the offices of WesterN SizzliN at 416 Jefferson Street, Roanoke, Virginia 24011, during the ten (10) days prior to the meeting.

    The affirmative vote of 66 2/3% of the Common and Series B Preferred Stock, each voting as a class, is required to approve and adopt the Merger Agreement.

                                          By Order of the Board of Directors,

                                                       [Signature]

                                          ROBYN B. MABE

                                          SECRETARY

                         AUSTINS STEAKS & SALOON, INC.
                             INFORMATION STATEMENT

    Your Board of Directors has unanimously approved a merger combining Austins and The WesterN SizzliN Corporation. WesterN SizzliN is a family-style steak, buffet and bakery restaurant chain with twenty company owned stores and 223 franchise units in 24 states. We own and operate seven moderately priced casual dining full service restaurants located in Arizona, Nebraska and New Mexico. We have been a publicly traded company since January, 1995. Our stock is currently traded on the Bulletin Board section of NASDAQ. We have approximately 650 stockholders. WesterN SizzliN is a privately-held company with approximately 47 common and preferred stockholders.

    Upon completion of the merger, our stockholders will own 7% of the outstanding equity and WesterN SizzliN stockholders will own 93%. The combination will permit the WesterN SizzliN stockholders to acquire publicly traded security. This will give WesterN SizzliN stockholders a market for their stock. We intend to seek a National Market or SmallCap NASDAQ listing as soon as possible. Your Board believes that you cannot enhance your stockholder value without merging or combining with a larger company. Your Board believes that the combination with WesterN SizzliN will permit a reduction in the overhead and administrative expenses for Austins and allow cost savings in food and restaurant supply expenses. Your Board believes that the merger is fair to you and is in your best interest.

    The merger with WesterN SizzliN will be accomplished by using authorized but unissued shares of Austins common stock which presently exist. These shares will be contributed to a newly formed corporation called Austins Acquisition Corp. In the body of this Information Statement that corporation is referred to as Acquisition Sub. WesterN SizzliN will merge with Acquisition Sub. Because the merger is structured in this way, your vote is not required under Delaware law.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Prior to the closing of the merger, it will be necessary, however, to reduce the number of shares of Austins' common stock outstanding through what is called a reverse split. Your common stock will be reverse split resulting in .16 share for every one outstanding share. As a result, the 2,647,927 shares outstanding will be reduced to 422,230 shares. This action requires an amendment to the Austins' Certificate of Incorporation. That amendment requires a vote of a majority of the outstanding Austins' shares. Paul C. Schorr, III, Roger D. Sack and Greg Cutchall own approximately 68% of the outstanding shares of your company. Under Delaware law, these three persons may consent to the approval of the amendment and no meeting of the stockholders is necessary. Your Board has approved adopting the amendment by this consent action. The rules under the Securities Exchange Act of 1934 require that even though this amendment is being accomplished without a meeting of stockholders, you are still entitled to the information contained in this Information Statement. Please read the information carefully.

                                          [Signature]

                                          PAUL C. SCHORR, III

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

 AUSTINS STEAKS & SALOON, INC.   6940 "O" STREET, SUITE 334   LINCOLN, NE 68510
                                  (402) 464-3456

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                            -----------
SUMMARY...................................................................................................           1
  The Companies...........................................................................................           3
  The Special Meeting.....................................................................................           3
  Required Vote...........................................................................................           3
  Record Date and Voting Power............................................................................           4
  Share Ownership of Management...........................................................................           4
  Austins Common Share Market Price Information...........................................................           4
  Appraisal Rights........................................................................................           4
  WesterN SizzliN's Recommendation to You.................................................................           4
  Reasons for the Merger..................................................................................           4
  Opinion of WesterN SizzliN's Financial Advisor..........................................................           5
  Risk Factors............................................................................................           5
  Conditions to the Merger................................................................................           5
  Termination of the Merger Agreement.....................................................................           5
  Anticipated Accounting Treatment........................................................................           5
  Forward-Looking Statements..............................................................................           5
MARKET PRICE AND DIVIDEND DATA............................................................................           6
AUSTINS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION............................................           7
WESTERN SIZZLIN SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION....................................           8
SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION........................................................           9
COMPARATIVE PER SHARE DATA................................................................................           9
RISK FACTORS..............................................................................................          10
  Risks Relating to the Merger............................................................................          11
  Competitive Advantages Not Achieved.....................................................................          11
  No Initial Public Offering Opportunity..................................................................          11
  Austins May Not Recover Profitability...................................................................          11
  Austins May Not Receive Additional NASDAQ Listing.......................................................          12
THE SPECIAL MEETING.......................................................................................          12
  Date, Time and Place....................................................................................          12
  The Purpose of the Special Meeting......................................................................          12
  Record Date and Voting Power............................................................................          12
  Voting and Revocation of Proxies........................................................................          12
  Required Vote...........................................................................................          12
  Solicitation of Proxies.................................................................................          13
  Other Matters...........................................................................................          13
THE MERGER................................................................................................          13
  General Description of the Merger.......................................................................          13
  Background..............................................................................................          13
  Reasons for the Merger..................................................................................          15
  Austins' Reasons for the Merger.........................................................................          15
  WesterN SizzliN's Reasons for the Merger................................................................          16
  Opinion of WesterN SizzliN's Financial Advisor..........................................................          17
  Contribution Analysis...................................................................................          18
  Discounted Cash Flow Analysis...........................................................................          18
  Comparable Company Analysis.............................................................................          19
  Comparable Transaction Analysis.........................................................................          19
  Stock Trading Analysis..................................................................................          20
  Dissenting Stockholders.................................................................................          21
  Material Federal Income Tax Consequences................................................................          23

                                                                                                               PAGE
                                                                                                            -----------
  Anticipated Accounting Treatment........................................................................          24
  Restrictions on Resales by Affiliates...................................................................          24
  Austins Options.........................................................................................          25
CERTAIN TERMS OF THE MERGER AGREEMENT.....................................................................          25
  Effective Time of the Merger............................................................................          25
  Manner and Basis of Converting Common and Series B Preferred Stock......................................          25
  WesterN SizzliN Warrants................................................................................          26
  WesterN SizzliN Options.................................................................................          26
  Conditions to the Merger................................................................................          26
  Representations and Warranties..........................................................................          28
  Certain Covenants; Conduct of Business Prior to the Merger..............................................          28
  Termination of the Merger Agreement.....................................................................          30
  Expenses................................................................................................          30
BUSINESS OF THE WESTERN SIZZLIN CORPORATION...............................................................          31
  General.................................................................................................          31
  Operating Strategy......................................................................................          31
  Unit Economics..........................................................................................          33
  Expansion...............................................................................................          33
  Concept and Menu........................................................................................          33
  Our Concept.............................................................................................          34
  Restaurant Layout and Design............................................................................          35
  Restaurant Food Delivery................................................................................          35
  Site Selection and Construction.........................................................................          36
  Restaurant Operations...................................................................................          36
  Restaurant Management and Employees.....................................................................          36
  Recruiting..............................................................................................          36
  Management Training.....................................................................................          37
  Purchasing..............................................................................................          37
  Reporting and Financial Controls........................................................................          37
  Hours of Operation......................................................................................          37
  Franchise Operations....................................................................................          37
  Marketing and Promotion.................................................................................          38
  Restaurant Industry and Competition.....................................................................          39
  Government Regulation...................................................................................          39
  Trademarks..............................................................................................          39
  Employees...............................................................................................          40
  Contingencies...........................................................................................          40
MANAGEMENT AND OTHER INFORMATION..........................................................................          41
  Executive Officers And Directors of WesterN SizzliN.....................................................          41
  Classes of Directors....................................................................................          43
  Board Committees........................................................................................          44
  Executive Compensation..................................................................................          44
  Stock Option Plan.......................................................................................          44
  Certain Transactions....................................................................................          45
SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS...........................................................          45
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS........................................................          47
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET...............................................................          48
UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS....................................................          49
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS...............................................          50
DESCRIPTION OF AUSTINS CAPITAL STOCK......................................................................          52
  General.................................................................................................          52
  Austins Common Stock....................................................................................          52
  Transfer Agent and Registrar............................................................................          52

                                                                                                               PAGE
                                                                                                            -----------
COMPARATIVE RIGHTS OF AUSTINS AND WESTERN SIZZLIN STOCKHOLDERS............................................          53
  Effect of the Merger on Rights of Stockholders..........................................................          53
  Authorized Capital Stock................................................................................          53
  Amendment of Certificate of Incorporation or Charter and Bylaws.........................................          53
  Limitations on Director Liability.......................................................................          54
  Indemnification.........................................................................................          54
  Actions by Stockholders Without a Meeting...............................................................          55
  Mergers, Consolidations, and Sales of Assets Generally..................................................          55
  Business Combinations with Certain Persons..............................................................          55
  Dissenters' Rights......................................................................................          56
  Stockholders' Rights to Examine Books and Records.......................................................          57
  Dividends...............................................................................................          57
  Number, Classification and Removal of Directors.........................................................          57
  Voting Rights...........................................................................................          58
  Power to Call Special Meeting...........................................................................          58
  Stockholder Vote Required for Certain Transactions......................................................          58
  Action by Written Consent...............................................................................          59
  Amendments to Bylaws....................................................................................          59
INDEPENDENT AUDITORS......................................................................................          59
LEGAL MATTERS.............................................................................................          59
EXPERTS...................................................................................................          59
WHERE YOU CAN FIND MORE INFORMATION ABOUT AUSTINS.........................................................          60
WESTERN SIZZLIN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....          61
WESTERN SIZZLIN CONSOLIDATED FINANCIAL STATEMENTS.........................................................         F-1
  Appendices:
  A--Agreement and Plan of Merger
  B--Opinion of J.C. Bradford & Co., LLC
  C--Selected Statutes from Tennessee Business Corporation Act

                                    SUMMARY

    This summary highlights selected information from this document. It does not contain all the information that is important to you. To understand the merger fully and to obtain more information about the legal terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information About Austins" on page 69. The merger agreement is attached as Appendix A to this Proxy Statement/Prospectus. We encourage you to read the merger agreement. It is the legal document that governs the merger. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

    Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

    A: Both companies are in compatible restaurant businesses. WesterN SizzliN is substantially larger than Austins. WesterN SizzliN will obtain a public trading market for its common stock as a result of the transaction. We also believe that the current restaurant operations of Austins can be profitable, on a combined basis, through overhead cost reductions and lower food and supplies expenses.

    Q: WHAT WILL I RECEIVE FOR MY WESTERN SIZZLIN SHARES AND WARRANTS?

    A: You will receive one share of Austins common stock in exchange for each share of common and each share of Series B preferred stock you own of WesterN SizzliN. You will also receive the right to immediately convert each WesterN SizzliN common stock purchase warrant you own into one share of Austins common stock. This exchange ratio will not change, even if the market price of Austins common stock increases or decreases between now and the date that the merger is completed.

    Q: WHO WILL CONTROL THE COMBINED COMPANIES?

    A: WesterN SizzliN management and its board of directors. Upon completion of the merger, the Austins board of directors will elect to its board the nine WesterN SizzliN board members designated on page 49.

    Q: WILL MY AUSTINS SHARES BE TRADEABLE?

    A: Yes. Austins common stock is traded on the bulletin board section of NASDAQ.

    Q: WILL YOU SEEK A NATIONAL MARKET OR SMALLCAP LISTING FOR THE AUSTINS
       STOCK?

    A: Yes. As soon as practicable following the completion of the merger, we will apply to NASDAQ for a National Market or SmallCap listing.

    Q: WHAT DO I NEED TO DO NOW?

    A: Just mail your signed proxy card in the enclosed return envelope as soon
       as possible so that your shares can be voted at the August       , 1999
       special meeting of WesterN SizzliN stockholders.

    Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

    A: Yes. You can change your vote at any time before your proxy card is voted at the stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

    Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. After the merger is completed you will receive written instructions for exchanging your shares of WesterN SizzliN common and Series B preferred stock and your WesterN SizzliN warrants for shares of Austins common stock.

    Q: WILL THE COMBINED COMPANY PAY ANY FUTURE DIVIDENDS?

    A: Austins does not expect to pay dividends on its common stock.

    Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

    A: The exchange of shares of WesterN SizzliN common and Series B preferred stock for shares of Austins common stock in the merger will be tax-free to you for federal income tax purposes. Your tax basis in the shares of Austins common stock that you will receive in the merger will equal your current tax basis in your WesterN SizzliN common and Series B preferred stock.

        TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS TO FULLY UNDERSTAND THE TAX CONSEQUENCES OF THE MERGER TO YOU.

    Q: ARE THERE CONDITIONS TO COMPLETE THE MERGER?

    A: Yes. We believe they are usual and standard conditions and they are described on page 30.

    Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: We hope to complete the merger by August 15, 1999. We are working toward completing the merger as quickly as possible.

    Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

    A: Austins files periodic reports and other information with the Securities and Exchange Commission. A copy of Austins' Form 10-KSB annual report for 1998 is enclosed. You may read and copy additional information through the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available through the Internet at the Edgar database site maintained by the SEC at http://www.sec.gov and at the offices of the National Association of Securities Dealers, Inc. For a more detailed description of the information available, please see pages 69 and 70.

        WesterN SizzliN is a privately held company. Relevant information about WesterN SizzliN is contained on pages 36 to 56.

    Q: WHO CAN ANSWER MY QUESTIONS?

    A: You should contact:

                        THE WESTERN SIZZLIN CORPORATION

                              Attn: Victor F. Foti

                              416 Jefferson Street

                            Roanoke, Virginia 24011

                           Telephone: (540) 345-3195

THE COMPANIES

Austins Steaks & Saloon, Inc.

6840 "O" Street, Suite 334

Lincoln, Nebraska 68510

    Austins owns and operates seven moderately priced, casual dining, full-service restaurants. Austins-TM- restaurants featuring specialty prime rib dishes, a variety of fresh-cut aged meats, home cooked entrees, salads and sandwiches. Four of the restaurants are located in Omaha, Nebraska, one in Albuquerque, New Mexico, one in Sante Fe, New Mexico and one in Scottsdale, Arizona. The decor of the Austins restaurants emulates a "western roadhouse" theme which features a variety of western and country artifacts. Austins provides full liquor and bar service at each of its restaurants. All are open for lunch and dinner. Restaurants are open seven days a week and have an average per customer check of approximately $8.35 at lunch and $13.75 at dinner. Because of its relative size and the intense competition in the restaurant business, particularly in Omaha, Austins has not been profitable since 1994.

The WesterN SizzliN Corporation

416 Jefferson Street

Roanoke, Virginia 24011

    WesterN SizzliN owns and operates a family-style steak, buffet and bakery restaurant chain, headquartered in Roanoke, Virginia. WesterN SizzliN has twenty company owned units and 223 franchised units in 24 states. WesterN SizzliN does business under the names "WesterN SizzliN", "WesterN SizzliN Steakhouse", "WesterN SizzliN County Fare", "Market Street Buffet & Bakery", "WesterN SizzliN Wood Grill", and a "Great American Steak & Buffet". WesterN SizzliN restaurants provide cooked steak, chicken and seafood dishes in a cafeteria-style line and full service format. Some WesterN SizzliN restaurants and WesterN SizzliN Wood Grill restaurants feature a buffet that may be ordered as a meal or in addition to a meal. Typical WesterN SizzliN restaurants or WesterN SizzliN Wood Grill restaurants seat 200 - 300 people and are open for lunch and dinner. Most have banquet facilities. In addition, the WesterN SizzliN Wood Grill restaurant features a display cooking grill and bakery operation. WesterN SizzliN restaurants do not offer alcoholic beverages except for approximately 10.

    WesterN SizzliN has 130 franchisees, 42 of whom are multiple unit franchisees. The initial franchise fee for a WesterN SizzliN franchise restaurant is $30,000 and $40,000 for a WesterN SizzliN Wood Grill franchise restaurant. In addition to one time costs, WesterN SizzliN restaurant franchisees pay 2% of gross sales and WesterN SizzliN Wood Grill franchisees pay 3% of gross sales as royalty fees. Franchisees also pay the lower of 1% of gross sales or $190 per month to ADRF, Inc., a franchisee marketing fund operated by WesterN SizzliN.

THE SPECIAL MEETING (SEE PAGE ___)

    A special meeting of the stockholders of WesterN SizzliN will be held on
August       , 1999 at             , Charlotte, North Carolina at 10:00 a.m.
local time to approve the merger agreement and the merger.

REQUIRED VOTE (SEE PAGE ___)

    The approval of the merger agreement and merger requires the affirmative vote of 66 2/3% of the shares of WesterN SizzliN common stock and Series B preferred stock outstanding on the record date.

RECORD DATE AND VOTING POWER (SEE PAGE ___)

    You are entitled to vote at the special meeting if you owned shares of WesterN SizzliN common or preferred stock on the close of business on July
      , 1999. You will have one vote at the special meeting for each share of WesterN SizzliN common or preferred stock you owned on the record date. There are 4,364,000 shares of WesterN SizzliN common stock and 874,375 shares of Series B preferred stock entitled to be voted at the special meeting.

SHARE OWNERSHIP OF MANAGEMENT (SEE PAGE ___)

    The directors and executive officers of WesterN SizzliN own approximately 13.8% of the common, and approximately 11.8% of the Series B preferred shares entitled to vote at the special meeting. [All of them] have agreed to vote their shares for the approval of the merger agreement and merger.

AUSTINS COMMON SHARE MARKET PRICE INFORMATION (SEE PAGE ___)

    Austins common stock is currently quoted on the Bulletin Board section of NASDAQ. On February 22, 1999, the last full trading day prior to the public announcement of the proposed merger, Austins common stock closed at $.941. WesterN SizzliN stock is not publicly traded.

APPRAISAL RIGHTS (SEE PAGE ___)

    You are entitled to appraisal and dissenters' rights in connection with the merger.

WESTERN SIZZLIN'S RECOMMENDATIONS TO YOU

    The WesterN SizzliN Board of Directors believes that the merger is fair to you and in your best interests. The WesterN SizzliN Board of Directors recommends that you vote "FOR" approval of the merger agreement and merger.

REASONS FOR THE MERGER (SEE PAGE ___)

    AUSTINS. The Austins Board of Directors approved the merger based upon several factors, the most important of which are:

    - the possibility that Austins stockholders can achieve a higher value for their stock over time through combining with a profitable company.

    - the ability to reduce administrative, overhead, food and supplies costs through combining with a much larger restaurant organization.

    - the possibility of expanding the Austins restaurant concept through a much larger combined entity.

    - the expectation that the combined company will be profitable while Austins, standing alone, would likely just break even or lose money.

    WESTERN SIZZLIN. The WesterN SizzliN Board of Directors believes that the combination should result in several benefits to WesterN SizzliN and its stockholders, the most important of which are:

    - the ability for WesterN SizzliN stockholders to achieve a public trading market for their common stock.

    - the ability to add earnings and earnings per share through the reduction of Austins administrative, overhead, food and supplies costs.

    - the addition of the Austins concept for franchising and growth in markets not currently serviced by WesterN SizzliN.

OPINION OF WESTERN SIZZLIN'S FINANCIAL ADVISOR (SEE PAGE ___)

    J.C. Bradford & Co., LLC, WesterN SizzliN's financial adviser, has given an opinion that the exchange ratio resulting in WesterN SizzliN common and Series B preferred stock and warrant holders owning 93% of the post-merger equity is fair from a financial point of view to the WesterN SizzliN stock and warrant holders.

RISK FACTORS (SEE PAGE ___)

    The merger and an investment in Austins common stock involve risks and uncertainties, including those risks and uncertainties discussed under "Risk
Factors" on page    and in the documents included with this Proxy
Statement/Prospectus.

CONDITIONS TO THE MERGER (SEE PAGE ___)

    Austins and WesterN SizzliN will not complete the merger unless the following conditions are satisfied or, in some cases, waived:

    - the continued accuracy of each party's representations and warranties and the fulfillment of each party's promises contained in the merger agreement;

    - the approval of the merger agreement and the merger by the WesterN SizzliN stockholders;

    - the absence of any legal proceeding with respect to the merger that materially affects Austins or WesterN SizzliN;

    - the receipt of an opinion from both parties' attorneys that the merger will constitute a tax-free reorganization; and

    - the fairness opinion of J.C. Bradford & Co., LLC shall not have been withdrawn.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE ___)

    Austins and WesterN SizzliN can agree by mutual written consent to terminate the merger agreement at any time, whether before or after the receipt of stockholder approval. In addition, either company can terminate the merger agreement if:

    - the merger is not completed on or before August 31, 1999;

    - law or final court order prohibits the merger;

    - the stockholders of WesterN SizzliN do not approve the merger agreement and the merger;

    - the other party materially breaches its representation warranties, covenants or agreements set forth in the merger agreement and fails to cure such breach within 20 business days; or

ANTICIPATED ACCOUNTING TREATMENT (SEE PAGE ___)

    The merger is structured as a reverse acquisition and will be accounted for using the purchase method of accounting.

FORWARD-LOOKING STATEMENTS (SEE PAGE ___)

    This document and the documents that are included contain various forward-looking statements about Austins, WesterN SizzliN and the combined company, such as statements about future financial results, cost reductions, operating results, market positions, product successes, strategies and competitive positions. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in this document beginning on page 11 and in the documents that Austins incorporates by reference. These and many other factors could affect the future financial and operating results of Austins, WesterN SizzliN or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Austins, WesterN SizzliN or the combined company. We encourage you to read carefully our discussion of these factors.

                         MARKET PRICE AND DIVIDEND DATA

    MARKET PRICES. Austins common stock is included in the Bulletin Board section of the National Association of Securities Dealers Automated Quotations System under the symbol "STAK". This table sets forth, for the calendar quarters and period indicated, the range of high-and low per share sales prices for Austins common stock as reported on NASDAQ.

                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
1997 First Quarter..............................................................................  $    6.27       3.14
    Second Quarter..............................................................................       6.27       3.92
    Third Quarter...............................................................................       7.05       3.92
    Fourth Quarter..............................................................................       6.27       1.57

1998 First Quarter..............................................................................  $    8.62       1.57
    Second Quarter..............................................................................       9.01       1.43
    Third Quarter...............................................................................       5.49       3.53
    Fourth Quarter..............................................................................       5.09       2.74

1999 First Quarter..............................................................................  $   11.75       4.70
    Second Quarter (through April 30, 1999).....................................................

    All prices have been restated to reflect a 1 for 6.27 reverse split of Austins common stock to be effective immediately prior to the closing of the merger.

    DIVIDENDS. No cash dividends have ever been declared or paid on Austins or WesterN SizzliN common stock. The policies of Austins and WesterN SizzliN are to retain earnings growth in their respective businesses.

                                    AUSTINS
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following selected historical consolidated financial information for each of the years ended December 31, 1994 through 1998 has been derived from Austins' Consolidated Financial Statements, which have been audited by PricewaterhouseCoopers LLP (1994 through 1997) and KPMG LLP (1998). For additional information regarding plans and objectives of management for future operations and financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Austins' Annual Report on Form 10-KSB for the year ended December 31, 1998, enclosed with this Proxy Statement/Prospectus. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included in the Form 10-KSB.

                                                                               YEARS ENDED DECEMBER 31
                                                                -----------------------------------------------------
                                                                 1994(2)     1995       1996       1997       1998
                                                                ---------  ---------  ---------  ---------  ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue.................................................  $   4,001  $   9,535  $  10,440  $   9,542  $   9,374
Operating loss................................................       (165)      (677)    (1,113)    (1,382)      (370)
Loss before cumulative effect of change in accounting
  principle...................................................       (120)      (568)    (1,294)    (1,496)      (487)
Cumulative effect of change in accounting principle(3)........         --         --       (256)        --         --
Net loss......................................................       (120)      (568)    (1,550)    (1,496)      (487)
Basic and diluted loss before cumulative effect of change in
  accounting principle per share..............................      (0.26)     (0.31)     (0.60)     (0.64)     (0.20)
Basic and diluted cumulative effect of change in accounting
  principle per share.........................................         --         --      (0.12)        --         --
Basic and diluted loss per share..............................      (0.26)     (0.31)     (0.72)     (0.64)     (0.20)
Shares used in computing basic and diluted loss per share.....        462      1,850      2,146      2,331      2,494
BALANCE SHEET DATA:
Working capital deficit.......................................  $    (724) $  (1,122) $  (1,088) $    (796) $    (660)
Total assets..................................................      3,567      6,374      5,481      4,133      4,094
Long-term debt, excluding current maturities..................         --         --        469        969      1,252
Stockholders' equity..........................................      1,733      4,573      3,523      2,027      1,830
OTHER FINANCIAL DATA:
Dividends paid(1).............................................         --         --         --         --         --

------------------------

(1) Austins has never paid any dividends.

(2) On July 24, 1994, Austins purchased five restaurant corporations. Austins accounted for this transaction using the purchase method of accounting. Accordingly, the 1994 selected historical consolidated financial information includes the net assets and results of operations from these five restaurant corporations from the date of acquisition.

(3) In 1996, Austins changed the method of accounting for pre-opening costs. Prior to 1996, labor costs and certain other costs relating to opening new restaurants were capitalized and amortized over a 12 month period. Starting January 1, 1996, Austins began to expense these costs as they were incurred. The cumulative effect of this change was $255,512, reflecting the reversal of the capitalized pre-opening costs as of December 31, 1995.

                                WESTERN SIZZLIN
             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following selected historical consolidated financial information for each of the years ended December 31, 1994 through 1998 has been derived from WesterN SizzliN's Consolidated Financial Statements, which have been audited by KPMG LLP, independent certified public accountants. For additional information see "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to WesterN SizzliN included herein. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes included herein.

                                                                            YEARS ENDED DECEMBER 31
                                                             -----------------------------------------------------
                                                               1994       1995      1996(3)     1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue..............................................  $   9,364  $   8,943  $  29,724  $  33,524  $  37,094
Operating income...........................................      2,296      2,261      2,350      2,664      2,487
Income before extraordinary item...........................        645        811        562      1,056      1,169
Extraordinary loss, net of income tax benefit(2)...........         --         --         --         --        (52)
Net income.................................................        645        811        562      1,056      1,117
Basic and diluted earnings before extraordinary item per
  share....................................................  $    0.17  $    0.21  $    0.12  $    0.23  $    0.25
Basic and diluted extraordinary loss, net of income tax
  benefit per share........................................         --         --         --         --      (0.01)
Basic and diluted earnings per share.......................       0.17       0.21       0.12       0.23       0.24
Shares used in computing basic and diluted earnings per
  share....................................................      3,784      3,820      4,539      4,564      4,586
BALANCE SHEET DATA:
Working capital deficit....................................  $    (368) $    (297) $  (3,484) $  (1,816) $  (2,784)
Total assets...............................................     12,945     12,073     20,653     19,509     21,294
Obligations under capital lease, excluding current
  maturities...............................................         21          5         54        115         82
Long-term debt, excluding current maturities...............      4,804      3,539      6,876      5,624      5,916
Stockholders' equity.......................................      5,553      6,380      8,009      9,303      9,805
OTHER FINANCIAL DATA:
Dividends paid(1)..........................................         --         --         --         --         --

------------------------

(1) WesterN SizzliN has never paid any dividends.

(2) On March 31, 1998, WesterN SizzliN completed financing agreements to replace certain notes payable to stockholders, term notes, promissory notes, and notes payable to banks. The refinancing resulted in a loss of $83,140 before income tax benefit, which included write-offs of $74,476 of unamortized discounts and $8,664 in deferred financing costs.

(3) In 1996, WesterN SizzliN purchased 10 stores. WesterN SizzliN accounted for this transaction using the purchase method of accounting. Accordingly, the 1996 selected consolidated financial information includes the net assets and results of operations from these ten stores from the date of acquisition.

                    SELECTED PRO FORMA FINANCIAL INFORMATION

    The following selected pro forma financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed financial information and notes thereto included elsewhere in this Proxy Statement/Prospectus on pages 56-61. The following unaudited selected pro forma financial information is based on adjustments to the historical consolidated balance sheets and related consolidated statements of operations of Austins and WesterN SizzliN to give effect to the merger as a reverse acquisition using the purchase method of accounting for business combinations. The following selected unaudited pro forma financial information may not necessarily reflect the financial condition or results of operations of Austins that would have actually resulted had the merger occurred as of the date indicated or reflect the future earnings of the combined companies.

                     AS OF AND YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PRO FORMA STATEMENT OF OPERATIONS DATA:
Total revenues.....................................................................  $  46,468
Operating income...................................................................      2,012
Earnings before extraordinary item.................................................        772
Basic and diluted earnings per share...............................................       0.13
Book value per share...............................................................       2.14
Shares used in computing basic and diluted earnings and book value per share.......      6,032

PRO FORMA BALANCE SHEET DATA:
Working capital deficit............................................................  $  (3,744)
Total assets.......................................................................     26,685
Long-term debt and obligations under capital leases (excluding current
  maturities)......................................................................      7,250
Stockholders' equity...............................................................     12,933

                           COMPARATIVE PER SHARE DATA

    Set forth below are the net earnings and book value per common share data for Austins and WesterN SizzliN, and Austin's on a pro forma basis. Austins pro forma data reflects the 1 for 6.27 reverse split that will take place prior to the merger. The information in the table below should be read in conjunction with the respective audited consolidated financial statements and related notes of Austins and WesterN SizzliN enclosed with and included in this Proxy Statement/Prospectus, respectively.

                                    AUSTINS
                     AS OF AND YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

HISTORICAL:
Net Loss..........................................................................  $    (487)
                                                                                    ---------
                                                                                    ---------
BASIC AND DILUTED PER SHARE AMOUNTS:
Net loss..........................................................................  $   (0.20)
                                                                                    ---------
                                                                                    ---------
Book value........................................................................  $    0.73
                                                                                    ---------
                                                                                    ---------

                                WESTERN SIZZLIN
                     AS OF AND YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

HISTORICAL:
Income Before Extraordinary Item....................................................  $   1,169
Extraordinary Item..................................................................        (52)
                                                                                      ---------
Net Income..........................................................................  $   1,117
                                                                                      ---------
                                                                                      ---------
BASIC AND DILUTED PER SHARE AMOUNTS:
Income Before Extraordinary Item....................................................  $    0.25
Extraordinary Item..................................................................      (0.01)
                                                                                      ---------
Net Income..........................................................................  $    0.24
                                                                                      ---------
                                                                                      ---------
Book Value..........................................................................  $    2.06
                                                                                      ---------
                                                                                      ---------

                                    AUSTINS
                     AS OF AND YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

HISTORICAL:
Net loss............................................................................  $    (487)
                                                                                      ---------
                                                                                      ---------
PRO FORMA BASIC AND DILUTED PER SHARE AMOUNTS (1):
Net loss............................................................................  $   (1.15)
                                                                                      ---------
                                                                                      ---------
Book value..........................................................................  $    4.34
                                                                                      ---------
                                                                                      ---------

------------------------

(1) Pro forma per share amounts reflect the 1 for 6.27 reverse split that will take place prior to the merger.

                                  RISK FACTORS

    You should consider the following factors in evaluating whether to oppose the merger agreement and merger. These factors should be considered in conjunction with the other information included or incorporated by reference in this Proxy statement/Prospectus. Certain of the information relating to Austins, WesterN SizzliN and the combined company contained or incorporated by reference in this Proxy Statement/Prospectus is forward-looking in nature. All statements included or incorporated by reference in this Proxy Statement/Prospectus or made by management of Austins or WesterN SizzliN other than statements of historical fact regarding Austins, WesterN SizzliN or the combined company are forward-looking statements. Examples of forward-looking statements include statements regarding Austins', WesterN SizzliN's or the combined company's future financial results, operating results, market positions, product successes, business strategies, projected costs, future products, competitive positions and plans and objectives of management for future operations. In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in this document in this Risk Factors section and in the documents that Austins and WesterN SizzliN incorporate by reference. These and many other factors could affect the future financial and operating results of Austins, WesterN SizzliN or the combined company. These factors could cause actual results to differ materially from expectations based on forward-looking statements made in this document or elsewhere by or on behalf of Austins, WesterN SizzliN or the combined company. We encourage you to read carefully our discussion of these factors, as described in the following paragraphs and in Austins' Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

RISKS RELATING TO THE MERGER

    Austins is a small restaurant company which has not been profitable since 1994. Given its current size, it cannot generate capital to grow or advertise effectively with national steakhouse chains. The only practical way for its stockholders to enhance the value of their stock is through a transaction like the one proposed with WesterN SizzliN. The WesterN SizzliN transaction is the only serious proposal known to the Austins Board of Directors.

    WesterN SizzliN, on the other hand, is a much larger and profitable restaurant company. Its stockholders put up risk capital to buy the company out of bankruptcy in 1993. Since then, management has grown WesterN SizzliN into a medium-sized, profitable business. WesterN SizzliN stockholders desire an opportunity to obtain liquidity for their privately-held common stock. WesterN SizzliN has considered "going public" through an initial public offering but restaurant offerings are not currently in favor in the market. Several reputable underwriting firms consulted by WesterN SizzliN have advised against an IPO. The combination with Austins will give WesterN SizzliN stockholders a public trading market for their shares.

    In voting for the merger with Austins, WesterN SizzliN stockholders should, however, consider the following:

COMPETITIVE ADVANTAGES NOT ACHIEVED

    Management of Austins and WesterN SizzliN believe that the potential synergy and compatibility of the product lines of the two companies, the financial strength of WesterN SizzliN and the ability to franchise the Austins concept will enhance the growth of the combined company and will allow the combined company to compete more effectively in the restaurant business. Because the restaurant business is one of the most intensely competitive in the country and because the amount of consumer dollars allocated to restaurant spending has not increased in recent years, it is possible that the anticipated growth will not be achieved. It is also possible that the intense competition and the geographic separation of the two operations will not permit the competitive advantages contemplated by the managements.

NO INITIAL PUBLIC OFFERING OPPORTUNITY

    By combining with Austins, the WesterN SizzliN stockholders will give up a chance for an underwritten IPO in the event the market acceptance for restaurant companies should change favorably. It is possible that an IPO could generate an initial trading price higher than the one expected in the Austins transaction.

AUSTINS MAY NOT RECOVER PROFITABILITY

    Austins has not been profitable since 1994. If the expected reduction in Austins' overhead, administrative and food costs cannot be achieved, Austins could continue to generate losses and decrease the value of the Austins' shares.

AUSTINS MAY NOT RECEIVE ADDITIONAL NASDAQ LISTING

    As soon as practicable following the completion of the merger, Austins intends to apply for a National Market or SmallCap listing for its common stock. The ability to achieve the listing depends upon meeting NASDAQ listing criteria. Two of those criteria require a bid price of at least $5.00 for the stock and a minimum of 400 shareholders each owning at least 100 shares. Austins does not currently know whether these criteria can or will be met following the merger. If the National Market or SmallCap listing cannot be obtained, the WesterN SizzliN stock and warrant holders receiving Austins stock may experience a more limited and illiquid market if and when they want to sell their Austins stock.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

    The special meeting of stockholders of WesterN SizzliN will be held on
August       , 1999, at             , Charlotte, North Carolina, commencing at
10:00 a.m. local time.

THE PURPOSE OF THE SPECIAL MEETING

    The purposes of the special meeting are (i) to consider and vote upon a proposal to adopt the merger agreement and approve the merger; and (ii) to transact such other business as may properly come before the special meeting.

RECORD DATE AND VOTING POWER

    Only holders of record of WesterN SizzliN common and Series B preferred
stock at the close of business on the record date, July   , 1999, are entitled
to notice of, and to vote at, the special meeting. There were approximately 38 holders of record of WesterN SizzliN common stock and 33 holders of Series B preferred stock on the record date. On that date, there were 4,364,000 shares of WesterN SizzliN common and 874,375 shares of Series B preferred stock issued and outstanding. Each share of WesterN SizzliN stock entitles the holder to one vote on each matter submitted for stockholder approval. The holders of common and Series B preferred stock will vote as separate classes. See "Security Ownership by Certain Beneficial Owners" for information regarding persons known to the management of WesterN SizzliN to be the beneficial owners of more than 5% of the outstanding WesterN SizzliN common and Series B preferred stock.

VOTING AND REVOCATION OF PROXIES

    All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements in accordance with any stockholder instructions. If a holder of WesterN SizzliN common or Series B preferred stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "for" adoption of the merger agreement and approval of the merger in accordance with the recommendation of the Board of Directors of WesterN SizzliN. A stockholder of WesterN SizzliN who has executed and returned a proxy may revoke it at any time before it is voted at the special meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of WesterN SizzliN, starting that the proxy is revoked or (iii) attending the special meeting and voting in person.

REQUIRED VOTE

    The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of WesterN SizzliN common and Series B preferred stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a 66 2/3 of the shares of WesterN SizzliN common and Series B preferred stock outstanding as the record date is required to adopt the merger agreement and approve the merger. In determining whether the merger agreement and the merger have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger. At the record date for the special meeting, the directors and executive officers of WesterN SizzliN owned approximately 13.8% of the outstanding shares of WesterN SizzliN common and approximately 11.8% of the outstanding Series B preferred stock entitled to vote at such meeting. These persons intend to vote for the merger.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, the directors, officers, employees and agents of WesterN SizzliN may solicit proxies from WesterN SizzliN's stockholders by personal interview, telephone, or otherwise. WesterN SizzliN will bear the costs of the solicitation of proxies from its stockholders, except that Austins will pay 7% and WesterN SizzliN will pay 93% of the cost of printing this Proxy Statement/ Prospectus.

OTHER MATTERS

    At the date of this Proxy Statement/Prospectus, the Board of Directors of WesterN SizzliN does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

    At the effective time of the merger, Acquisition Sub will be merged with and into WesterN SizzliN, with WesterN SizzliN being the surviving corporation and continuing as a wholly owned subsidiary of Austins under the name "WesterN SizzliN." In the merger, each share of WesterN SizzliN common and Series B preferred stock outstanding at the effective time of the merger will automatically be converted into one share of Austins common stock.

    Based on the number of shares of Austins common stock and WesterN SizzliN common and Series B preferred stock and common stock purchase warrants outstanding as of the record date, 5,609,625 shares of Austins common stock will be issuable pursuant to the merger agreement. This assumes no exercise prior to the effective time of the merger of WesterN SizzliN stock options and conversion of all WesterN SizzliN warrants. These shares will represent 93% of the total Austins common stock to be outstanding after the issuance.

BACKGROUND

    Over the last several years WesterN SizzliN has also identified strategic objectives, including business combinations with third parties. WesterN SizzliN management believes that for a restaurant company to grow, it needs to be publicly traded in order to raise capital or have access to the public capital markets. During meetings with several investment bankers and particularly, J.C. Bradford & Co., LLC over the last year, it was the consensus that an IPO for WesterN SizzliN could not happen until more growth has occurred. A possible alternative was a merger with a publicly-held company that had synergies with WesterN SizzliN. On this premise, J.C. Bradford & Co., LLC developed a list of possible publicly-held companies that might be a fit. Austins was on this list and was subsequently called.

    On August 12, 1998, at a regularly scheduled board meeting, the WesterN SizzliN Board of Directors reviewed a strategic plan for WesterN SizzliN that included the goal of completing one or more acquisitions during the following year in order to gain critical mass and market presence. At this meeting, the WesterN SizzliN Board of Directors considered the prospect that failing to achieve sufficient critical mass, WesterN SizzliN should also consider the alternative of merging, being acquired or purchasing another company or other restaurant locations.

    WesterN SizzliN and Austins have been familiar with each other's businesses. Over the past year casual conversations on the restaurant business had taken place between Victor F. Foti, President and Chief Executive Officer of WesterN SizzliN, and Paul C. Schorr, III, Chairman of the Board of Directors, President and Chief Executive Officer of Austins.

    Over the last several years, Austins has considered complementary acquisitions of companies that would fit with its management, product strategy and distribution infrastructure. Austins identified WesterN SizzliN as a natural fit based upon its market leadership, sufficient critical mass and product mix.

    In September, 1998, Victor F. Foti made a telephone call to Paul C. Schorr, III inquiring if Austins would have any interest in a merger. In September, 1998, Mr. Foti received a telephone message from Mr. Schorr that Austins' management expressed a possible interest in a merger with WesterN SizzliN. On September 22nd and 23rd, 1998 three executives from Austins met with WesterN SizzliN management at Austins restaurants in Omaha, Nebraska. Both parties made general presentations covering strategic directions, products and organizational structure.

    On October 8, 1998, WesterN SizzliN management met with J.C. Bradford & Co., LLC and outlined earlier discussions of potential synergies associated with a possible merger with Austins.

    On October 10th and 11th, 1998, Mr. Schorr, President and Chief Executive Officer for Austins visited Mr. Foti in Roanoke, Virginia and again reviewed Austin's interest in pursuing a business combination with WesterN SizzliN. Mr. Schorr observed several WesterN SizzliN restaurants and visited the Great American Steak & Buffet restaurants in the Northern Virginia area.

    On November 11, 1998, at a regularly scheduled meeting of the WesterN SizzliN Board of Directors, Mr. Foti led a discussion of strategic alternatives available to WesterN SizzliN. At the meeting, the WesterN SizzliN Board of Directors discussed a number of matters relating to these strategic alternatives, including the trend within the industry toward consolidations, and WesterN SizzliN's desire to achieve growth and become a public company for visibility in public capital markets. The WesterN SizzliN Board of Directors discussed the role of Austins and WesterN SizzliN in the industry's consolidation and the benefits and risks associated with various acquisition strategics. J.C. Bradford & Co., LLC presented its review of a possible merger at the meeting but was not engaged to perform a "fairness opinion" at that time.

    From September 22, 1998 through November 23, 1998, the Chief Financial Officers of both companies and their legal counsel and financial advisors exchanged various telephone calls and due diligence request lists with a view toward preparing for subsequent discussion and meetings. Austins and WesterN SizzliN then began their due diligence investigation of each other and engaged in discussion concerning valuation issues, a pooling of interest or purchase accounting and preparing merger models.

    Throughout December, 1998, Austins and WesterN SizzliN reviewed with J.C. Bradford & Co., LLC and their respective legal and accounting advisors pooling of interests and purchase accounting issues and drafted merger models and exchange ratios based on both accounting treatments.

    In mid-January, 1999, having determined that a combination with the two companies fit the strategic objectives of each company, Austins and WesterN SizzliN discussed with greater specificity the possibility of the combination of WesterN SizzliN and Austins in a stock-for-stock transaction accounted for as a reverse acquisition using the purchase method of accounting. Austins, WesterN SizzliN, and their financial advisors held several telephone conference calls, and presented for the first time its proposed outline of the principal terms of a transaction including the exchange ratio. Paul C. Schorr, III and Victor F. Foti agreed to recommend to their respective boards an exchange ratio which would produce a post merger ownership of the equity of 93% for WesterN SizzliN stockholders and 7% for Austins stockholders. From time to time throughout the discussion with Austins, the members of WesterN SizzliN Board of Directors were advised of and discussed the progress of the discussions with Austins.

    On February 10, 1999, the proposal for a combination of Austins and WesterN SizzliN was again presented and discussed at a meeting of the Board of Directors of WesterN SizzliN. J.C. Bradford & Co., LLC presented a merger model and Victor
F. Foti discussed the synergies of a combination. The Board of Directors approved going forward with the merger subject to due diligence and a "fairness opinion" from J.C. Bradford & Co., LLC.

    On February 15, 1999, Austins' Board of Directors considered and acted upon the combination with WesterN SizzliN. The Board of Directors of Austins unanimously approved a letter of intent. They further approved going forward with the merger subject to due diligence and the contemplated reverse stock split.

    The parties then negotiated a letter of intent which was signed as of February 23, 1999.

    Prior to the closing of the market on February 22, 1999, Austins and WesterN SizzliN issued a joint press release announcing the proposed merger.

REASONS FOR THE MERGER

    The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Austins and/or WesterN SizzliN with respect to future events that may have an effect on their future financial performance. See "Risk Factors."

AUSTINS' REASONS FOR THE MERGER

    Austins is a small, seven unit steakhouse restaurant operation that has been unable to increase its number of restaurant units as it planned when it went public in January, 1995. Its inability to grow coupled with unprofitable operations over the past four years has caused the price of its common stock to decline from its $5.00 offering price to below $1.00. The Austins Board of Directors, which owns approximately 68% of the outstanding stock has determined that Austins either needs to be acquired by a larger company or effect a business combination like the one proposed with WesterN SizzliN in order for the stockholders to derive any increased value for their stockholdings. Without such a business combination, the Board of Directors of Austins expects that Austins will continue to operate a small number of units at a break-even or marginally profitable basis.

    Austins' Board of Directors has determined that the merger with WesterN SizzliN to be in the best interest of Austins and its stockholders. In reaching this determination, the Austins Board of Directors considered a number of factors including the matters discussed above and the following:

    - the possibility that the Austins' stockholders can achieve a higher value for their stock over time through combining with a profitable company such as WesterN SizzliN;

    - the ability to reduce the administrative, overhead, food and supplies costs of Austins through utilization of WesterN SizzliN's infrastructure and buying power;

    - the possibility of expanding the Austins' Western Roadhouse restaurant concept through a much larger combined entity; and

    - the expectation that the combined company will be profitable while Austins, standing alone, would likely just breakeven or be marginally profitable.

WESTERN SIZZLIN'S REASONS FOR THE MERGER

    The WesterN SizzliN Board of Directors believes that, despite WesterN SizzliN's success to date, increasing competition and industry consolidation would make it increasingly important for WesterN SizzliN to grow and gain critical mass in order to compete with large publicly held companies with substantially greater resources. WesterN SizzliN's management has considered a number of alternatives for enhancing its competitive position, including by growing through the acquisition of smaller restaurant companies or merging with another publicly held company. In the industry environment referred to above, the WesterN SizzliN Board of Directors identified several potential benefits for the WesterN SizzliN stockholders, employees and customers that it believes would result from the merger. These potential benefits include:

    - the potential synergy and compatibility between WesterN SizzliN and Austins, based on the compatibility of the companies' product lines;

    - the financial strength of WesterN SizzliN that would enable the combined company to commit greater resources to both current and emerging concept development efforts and fund the future internal growth of the combined company's business;

    - the ability to franchise the Austin's concept to enhance the growth of WesterN SizzliN;

    - the opportunity for WesterN SizzliN, as part of the combined company, to compete more effectively in the increasingly competitive and rapidly changing restaurant industry;

    - the opportunity for WesterN SizzliN to have access to another capital market;

    - the merger consideration to be received by WesterN SizzliN stockholders which at present project an accretion to WesterN SizzliN's earnings; and

    - the greater liquidity to WesterN SizzliN stockholders of an investment in Austins common stock (a publicly-held company) instead of WesterN SizzliN common stock.

    In the course of its deliberations during the Board of Directors meetings, the WesterN SizzliN Board of Directors reviewed with WesterN SizzliN's management a number of additional factors relevant to the merger, including the strategic overview and prospects for WesterN SizzliN. The WesterN SizzliN Board of Directors also considered, among other matters:

    - the financial condition, results of operations, prospects and competitive position of Austins and WesterN SizzliN before and after giving effect to the merger;

    - current financial market conditions and historical market prices and trading information with respect to Austins common stock and WesterN SizzliN common stock;

    - the current industry and economic conditions;

    - the consideration that WesterN SizzliN stockholders will receive in the merger and the fact that, at the time the parties signed the merger agreement, the market value of the Austins common stock to be issued in the exchange for the WesterN SizzliN common stock could represent an increase in value and liquidity of the WesterN SizzliN common stock;

    - the implications for continued independent operation of WesterN SizzliN in light of competitive market conditions;

    - the complementary management, products and services of Austins and WesterN SizzliN;

    - a comparison of selected recent acquisition and merger transactions in the industry;

    - the expected tax and accounting treatment of the merger;

    - the valuation of J.C. Bradford & Co., LLC rendered at the February 10, 1999 meeting of the WesterN SizzliN Board of Directors that, based upon and subject to the various conditions set forth in the merger model of J.C. Bradford & Co., LLC, the exchange ratio was fair to holders of WesterN SizzliN common and Series B preferred stock and warrant holders from a financial point of view;

    - the impact of the merger upon WesterN SizzliN's franchisees and employees; and

    - reports from management, financial advisors and legal counsel as to the results of their investigation of Austins.

    The WesterN SizzliN Board of Directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the geography of the Austin's locations and the management problems and cost due to the distance between these locations; and

    - the ability of management to develop current staff for restaurant operations.

    The WesterN SizzliN Board of Directors discussed with WesterN SizzliN management the prospects for combinations with companies other than Austins and the possibility that the benefits described above could be achieved through any such combinations as well as the risks and benefits of a stand-alone strategy. The WesterN SizzliN Board of Directors believed that certain of the above risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by WesterN SizzliN or Austins, and that, overall, the risks associated with the merger were outweighed by the potential benefits of the merger.

    The foregoing discussion of information and factors considered by the WesterN SizzliN Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the WesterN SizzliN Board of Directors. In view of the wide variety of factors considered by the WesterN SizzliN Board of Directors, the WesterN SizzliN Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the WesterN SizzliN Board of Directors agreed that the merger agreement and the consummation of the merger were fair to, and in the best interests of, WesterN SizzliN and its stockholders and that WesterN SizzliN should proceed with the merger.

OPINION OF WESTERN SIZZLIN'S FINANCIAL ADVISOR

    WesterN SizzliN retained J.C. Bradford & Co., LLC to act as its financial advisor in connection with the proposed transaction. At the request of the WesterN SizzliN board, J.C. Bradford & Co., LLC delivered on April 29, 1999 materials outlining its financial analysis of the proposed transaction and an oral opinion to the WesterN SizzliN board, followed by a written opinion as of the same date, that the merger consideration was fair to the shareholders of WesterN SizzliN from a financial point of view.

    The full text of the J.C. Bradford & Co., LLC opinion is attached to this document as Appendix B. The full text of the J.C. Bradford & Co., LLC opinion sets forth the assumptions made by J.C. Bradford & Co., LLC in arriving at its opinion as well as certain qualifications to the opinion. Furthermore, the full text of the J.C. Bradford & Co., LLC opinion describes the information reviewed by J.C. Bradford & Co., LLC and briefly describes the qualifications of J.C. Bradford & Co., LLC to render an opinion as to the fairness, from a financial point of view, of the merger consideration to the shareholders of WesterN SizzliN. The summary of the J.C. Bradford & Co., LLC opinion is qualified in its entirety by reference to the full text of the J.C. Bradford & Co., LLC opinion.

    In preparing its report to the WesterN SizzliN board, J.C. Bradford & Co., LLC performed a variety of financial and comparative analyses, which are described below. In arriving at its opinion, J.C. Bradford & Co., LLC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, J.C. Bradford & Co., LLC believes that its analyses and the factors considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

    The following is a summary of certain of the analyses performed by J.C. Bradford & Co., LLC in connection with its rendering the opinion to the board of directors on April 29, 1999:

CONTRIBUTION ANALYSIS

    J.C. Bradford & Co., LLC reviewed certain historical and estimated future operating and financial information (including revenue, EBITDA, and net income) for WesterN SizzliN and Austins and the relative contribution of Austins to the combined company based on estimates provided by management of WesterN SizzliN and Austins. EBITDA is earnings before interest, taxes and depreciation. This indicated, among other things, that Austins would contribute for the fiscal years ended December 31, 1998, 1999 and 2000, (1) 20%, 15%, and 16% of revenue, respectively, (2) 5%, 13%, and 12% of EBITDA, respectively, and (3) 36%, 8%, and 8% of net income, respectively, as compared with an implied ownership of 7% of the equity value of the combined company based on the exchange ratio. J.C. Bradford & Co., LLC also performed an analysis of the relative estimated contribution of WesterN SizzliN and Austins to the combined company on a pro forma basis in 1998 after taking into account any of the possible cost savings and operational efficiency benefits that management of WesterN SizzliN estimates may be realized following the merger. This analysis indicated that Austins would contribute (1) 17% of revenue as compared with an implied ownership of 7% of the equity value of the combined company based on the exchange ratio (2) 12% of EBITDA as compared with an implied ownership of 7% of the equity value of the combined company based on the Exchange Ratio and (3) 7% of net income as compared with an implied ownership of 7% of equity value of the combined company based on the exchange ratio.

DISCOUNTED CASH FLOW ANALYSIS

    Based on information obtained from the senior management of WesterN SizzliN and from senior management of Austins as modified by the senior management of WesterN SizzliN to take into account certain savings related to general and administrative expenses expected to be eliminated as result of the merger, J.C. Bradford & Co., LLC discounted to present value the future cash flows that each of WesterN SizzliN and Austins are projected to generate through 2003, under various circumstances. J.C. Bradford & Co., LLC calculated terminal values as of the 2003 fiscal year-end for each of WesterN SizzliN and Austins by applying multiples of EBITDA in fiscal year 2003. The cash flow streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding WesterN SizzliN and Austins' respective cost of capital. Based on the above described analysis, the implied equity value of WesterN SizzliN ranged from $24.7 million to $36.7 million. The implied equity value of Austins ranged from $3.2 to $4.9 million. Austins' implied ownership of the equity value of the combined company therefore ranges from 11.5% to 11.8% as compared to an implied ownership of 7% based on the exchange ratio.

COMPARABLE COMPANY ANALYSIS

    Using publicly available information, J.C. Bradford & Co., LLC reviewed certain financial and operating data for several publicly traded companies engaged in businesses with characteristics similar to Austins. This group included Family Steak Houses of Florida, Lone Star Steakhouse Saloon, Outback Steakhouse Inc., Rare Hospitality International Inc., Roadhouse Grill Inc., and Ryan's Family Steak Houses. The table below compares the ranges of multiples at which the comparable companies were trading on the date of the opinion to the multiples implied by the transaction value.

MULTIPLE OF                                                              COMPARABLE COMPANIES    ADJUSTED AVERAGE*
-----------------------------------------------------------------------  ---------------------  -------------------
Latest Twelve Months Earnings..........................................       5.3x--17.5x                12.9x
1999 Estimated Earnings................................................      10.1x--15.4x                14.7x
2000 Estimated Earnings................................................       9.1x--13.8x                12.3x
Latest Twelve Months EBITDA............................................       2.7x--8.6x                  6.7x
Latest Twelve Months Revenue...........................................       .45x--1.17x                 0.7x

------------------------

*   Excludes high and low

    Applying these multiples to the respective revenue, EBITDA and earnings of each of WesterN SizzliN and Austins, J.C. Bradford & Co., LLC derived implied equity values for both companies and derived an implied ownership of Austins of the equity value of the combined company. This analysis indicated that Austins would have an implied ownership of 7.3%, 7.7%, and 8.4% based on earnings multiples for the fiscal years ended December 31, 1998, 1999, and 2000, respectively, as compared with an implied ownership of 7% of the equity value of the combined company based on the exchange ratio. The analysis also indicated that Austins would have an implied ownership of 11.3% and 17.3% based on EBITDA and revenue multiples, respectively, for the fiscal year ended December 31, 1998 as compared with an implied ownership of 7% of equity value of the combined company based on the exchange ratio.

COMPARABLE TRANSACTION ANALYSIS

    Using comparable transaction analysis, J.C. Bradford & Co., LLC calculated the multiples paid in twenty-one acquisitions effected since January 1, 1994 of companies engaged in businesses with characteristics similar to Austins. The table below compares the ranges of multiples at which the transactions were effected:

MULTIPLE OF                                                                          RANGE        ADJUSTED AVERAGE*
-------------------------------------------------------------------------------  --------------  -------------------
Latest Twelve Months Earnings..................................................   13.5x--260x             29.1x
Latest Twelve Months EBIT......................................................   8.6x--29.2x             15.9x
Latest Twelve Months EBITDA....................................................   5.2x--18.1x              9.0x
Latest Twelve Months Revenue...................................................    .5x--3.3x               1.1x

------------------------

*   Excludes high and low

    Applying these multiples to the respective revenue, EBIT, EBITDA and revenues of each of WesterN SizzliN and Austins, J.C. Bradford & Co., LLC derived equity values for both companies and derived an implied ownership of Austins of the equity value of the combined company. This analysis indicated that Austins would have an implied ownership of 7.3%, 6.8%, 11.6%, and 17.1% based on earnings, EBIT, EBITDA and revenue multiples, respectively, for the fiscal year ended December 31, 1998, all as compared with an implied ownership of 7% of the equity value of the combined company based on the exchange ratio.

STOCK TRADING ANALYSIS

    J.C. Bradford & Co., LLC reviewed and analyzed the historical trading volume and prices at which the Austins common stock has traded since January 3, 1997 as compared to the historical trading volume and prices for the Austins comparable company group. J.C. Bradford & Co., LLC also reviewed and analyzed the historical trading volume and prices at which the Austins common stock has traded since January 3, 1997, as compared to the historical trading prices for the Dow Jones Industrial Average, the NASDAQ Composite Index, and the Russell 2000 Index.

    In performing its analysis, J.C. Bradford & Co., LLC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of WesterN SizzliN or Austins. The analyses performed by J.C. Bradford & Co., LLC are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. The analyses were prepared solely as part of J.C. Bradford & Co., LLC's analysis of the fairness from a financial point of view of the merger consideration pursuant to the merger agreement and were provided to WesterN SizzliN's board of directors in connection with the delivery of the J.C. Bradford & Co., LLC opinion. The analyses do not purport to be appraisals or to reflect the prices at which WesterN SizzliN or Austins might actually be sold. In addition, as described above, the J.C. Bradford & Co., LLC opinion was one of many factors taken into consideration by WesterN SizzliN's board of directors in making its determination to approve the merger. The merger consideration pursuant to the merger agreement was determined through arms'-length negotiations between WesterN SizzliN and Austins and was approved by WesterN SizzliN's board of directors.

    J.C. Bradford & Co., LLC is a nationally recognized investment banking and advisory firm. J.C. Bradford & Co., LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. J.C. Bradford & Co., LLC may continue to provide investment banking services to the combined entity in the future. In the ordinary course of its trading, brokerage and financing activities, J.C. Bradford & Co., LLC and its affiliates may, at any time, have a long or short position in, and buy and sell the debt or equity securities and senior loans of Austins for its account or the account of its customers. J.C. Bradford & Co., LLC and its affiliates have, in the past, provided financial advisory services to WesterN SizzliN.

    WesterN SizzliN's board of directors engaged J.C. Bradford & Co., LLC to render an opinion as to the fairness of the merger consideration to be paid to the shareholders of WesterN SizzliN in connection with the board's discharge of its fiduciary obligations. J.C. Bradford & Co., LLC has advised the board of directors that it does not believe that any person (including any shareholder of WesterN SizzliN) other than the board of directors has the legal right to rely upon its opinion for any claim arising under state law and that, should any claim be brought against it, it will raise this assertion as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights or responsibilities of WesterN SizzliN's board of directors under applicable state law.

    Pursuant to the terms of an engagement letter dated May 21, 1998, WesterN SizzliN agreed to pay J.C. Bradford & Co., LLC for acting as financial advisor to the board of directors in connection with the proposed transaction a fee as follows:

    a fee of $50,000 payable in cash upon delivery of the opinion, and an additional fee of $200,000 payable in cash upon the closing of the transaction.

    In addition, WesterN SizzliN has agreed to reimburse Bradford for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify J.C. Bradford & Co., LLC and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

DISSENTING STOCKHOLDERS

    The provisions of Chapter 21 of the Tennessee Business Corporation Act (referred to as Tennessee BCA), provide if the merger is consummated, any holder of WesterN SizzliN common or Series B preferred stock who (i) gives to WesterN SizzliN, prior to the vote at the special meeting with respect to the approval of the merger agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor of the merger, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the effective date, excluding any appreciation or depreciation in anticipation of the merger.

    A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies WesterN SizzliN in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder may assert dissenters' rights as to shares held on his or her behalf only if he or she dissents with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf shall notify WesterN SizzliN in writing of the name and address of the record stockholder of the shares, if known.

    The written notice requirement referred to above will not be satisfied under the Tennessee BCA by merely voting against approval of the merger agreement by proxy or in person at the special meeting. In addition to not voting in favor of the merger agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the merger is effected, as discussed above.

    Any written notice of intent to demand payment pursuant to the foregoing sections of the Tennessee BCA should be addressed as follows: The WesterN SizzliN Corporation, 416 Jefferson Street, Roanoke, VA 24011, Attention:
Corporate Secretary.

    If the merger is authorized at the special meeting, WesterN SizzliN must deliver a written dissenters' notice to all holders of WesterN SizzliN common and Series B preferred stock who satisfied the foregoing requirements. The dissenters' notice must be sent within ten days after the effective date and must (1) state where and when the demand for payment must be sent and where certificates for shares of WesterN SizzliN common stock must be deposited, (2) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not such person, or if a nominee asserting dissenters' rights on behalf of a beneficial stockholder, the beneficial stockholder acquired beneficial ownership of the shares before that date, (3) set a date by which WesterN SizzliN must receive the demand for payment not less than 30 nor more than 60 days after the delivery of the notice, and (4) be accompanied by a copy of Chapter 23 of the Tennessee BCA if not previously provided.

    A stockholder of record who receives the dissenters' notice must demand payment, certify whether such holder (or the beneficial stockholder on whose behalf such holder is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice, and deposit such holder's certificates in accordance with the dissenters' notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the merger. A stockholder who does not comply substantially with the requirements that such holder demand payment and deposit such holder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for such holder's shares under Chapter 23 of the Tennessee BCA. A demand for payment may not be withdrawn unless the surviving corporation consents to the withdrawal.

    Except as described below, as soon as the merger is consummated, or upon receipt of a payment demand, WesterN SizzliN as the surviving corporation, must pay to each dissenting stockholder who complied with the payment demand and deposit requirements described above the amount WesterN SizzliN estimates to be the fair value of such holder's shares, plus accrued interest from the effective date. Such payment must be accompanied by (1) certain recent WesterN SizzliN financial statements, (2) WesterN SizzliN's estimate of the fair value of the shares and an explanation how the fair value was calculated, (3) an explanation of how the interest was calculated, (4) a statement of the dissenter's right to demand additional payment under Section 48-23-209 of the Tennessee BCA, and (5) a copy of Chapter 23 of the Tennessee BCA if not previously provided.

    WesterN SizzliN may elect to withhold such payment from a dissenter as to any shares of which such dissenter (or the beneficial owner on whose behalf such dissenter is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to stockholders of the terms of the proposed merger, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement. To the extent WesterN SizzliN elects so to withhold payment, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. WesterN SizzliN shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 48-23-209.

    Section 48-23-209 of the Tennessee BCA provides that a dissenting stockholder may notify WesterN SizzliN in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate less any payment already received, if (i) such holder believes that the amount offered by WesterN SizzliN is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, (ii) WesterN SizzliN fails to make payment under Section 48-23-206 or to offer payment under Section 48-23-208 within two months after the date set for demanding payment; or (iii) WesterN SizzliN has failed to effect the merger and does not return the deposited certificates within two months after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 48-23-209 unless such holder notifies WesterN SizzliN of such holder's demand in writing within one month after WesterN SizzliN makes or offers payment for such holder's shares.

    If a demand for payment under Section 48-23-209 remains unsettled, WesterN SizzliN must commence a proceeding in the Circuit Court of Davidson County, Tennessee, within two months after receiving the demand for additional payment and must petition the court to determine the fair value of the shares and accrued interest. If WesterN SizzliN does not commence the proceeding within those two months, it is required to pay each dissenting stockholder whose demand remains unsettled the amount demanded. WesterN SizzliN is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon all such parties. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount paid by WesterN SizzliN.

    The court, in an appraisal proceeding, must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against WesterN SizzliN, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 48-23-209. The court also may assess the fees and expenses of attorneys and experts for the respective parties against WesterN SizzliN if the court finds WesterN SizzliN did not substantially comply with the requirements of specified provisions of the Tennessee BCA, or against either WesterN SizzliN or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the Tennessee BCA.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against WesterN SizzliN, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

    In a proceeding commenced by dissenters to enforce the liability under
Section 48-23-301(a) where WesterN SizzliN failed to commence an appraisal proceeding within the sixty day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against WesterN SizzliN and in favor of the dissenters.

    This is a summary of the material rights of a dissenting stockholder of WesterN SizzliN, but is qualified in its entirety by reference to Chapter 23 of the Tennessee BCA, included in Appendix C to this Proxy Statement/Prospectus. It is not intended to give any right of dissent or payment to any stockholder and should not be so read. Stockholders' rights of dissent and payment are limited to those provided by law. Any WesterN SizzliN stockholder who intends to exercise the right to dissent from consummation of the merger should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to WesterN SizzliN stockholders, except as indicated above or otherwise required by law.

    Any dissenting WesterN SizzliN stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Material Federal Income Tax Consequences."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the material federal income tax consequences of the merger to the holders of WesterN SizzliN common and preferred stock and warrant holders based upon current provisions of the Internal Revenue Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Austins, WesterN SizzliN or the stockholders of WesterN SizzliN as described. No attempt has been made to comment on all federal income tax consequences of the merger that may be relevant to particular holders. Any WesterN SizzliN stockholder who does not hold his or her WesterN SizzliN stock as a capital asset should seek separate tax advice.

    In addition, the following discussion does not address the tax consequences of the merger under state, local and foreign tax laws or the tax consequences of transactions effectuated prior to or after the merger, (whether or not such transactions are in connection with the merger). Accordingly, holders of WesterN SizzliN stock are advised and expected to consult their own tax advisers regarding the federal income tax consequences of the merger in light of their personal circumstances and the consequences under state, local and foreign tax laws.

    No ruling from the Internal Revenue Service has been or will be requested in connection with the merger. Austins has received from its counsel, Cline, Williams, Wright, Johnson & Oldfather, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; that Austins, Acquisition Sub and WesterN SizzliN will each be a party to the reorganization, and that Austins, Acquisition Sub and WesterN SizzliN will not recognize any gain or loss as a result of the merger. WesterN SizzliN has received from its counsel, Magee, Foster, Goldstein & Sayers, an opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization that Austins, Acquisition Sub and WesterN SizzliN will each be a party to the Reorganization, and that stock and warrant holders of WesterN SizzliN will not recognize any gain or loss upon the receipt of Austins common stock for their WesterN SizzliN stock and warrants. Such opinions are subject to certain assumptions and based on certain representations of Austins, Acquisition Sub and WesterN SizzliN. Stockholders of WesterN SizzliN should be aware that such opinions are not binding on the IRS and no assurance can be given that the IRS will not adopt a contrary position or that a contrary IRS position would not be sustained by a court.

    The following federal income tax consequences will result from the merger qualifying as a reorganization:

    (a) no gain or loss will be recognized by Austins, Acquisition Sub or WesterN SizzliN solely as a result of the merger;

    (b) no gain or loss will be recognized by a holder of WesterN SizzliN common or Series B preferred stock upon the exchange of all of such holder's shares of WesterN SizzliN common or Series B preferred stock solely for shares of Austins common stock in the merger;

    (c) no gain or loss will be recognized by a holder of WesterN SizzliN common stock purchase warrants upon the conversion of such holders' warrants into shares of Austins common stock in the merger;

    (d) the aggregate basis of the shares of Austins common stock received by a WesterN SizzliN stock and warrant holder in the merger, will be the same as the aggregate basis of the shares or warrants of WesterN SizzliN stock surrendered in exchange; and

    (e) the holding period of the shares of Austins common stock received by a WesterN SizzliN stock or warrant holders in the merger will include the holding period of the stock or warrants of WesterN SizzliN surrendered in exchange, provided that such stock or warrants of WesterN SizzliN are held as capital assets at the effective time of the merger.

ANTICIPATED ACCOUNTING TREATMENT

    This business combination is structured as a reverse acquisition and will be accounted for using the purchase method of accounting. In a reverse acquisition, the acquired company, WesterN SizzliN, will receive the majority of the voting interests in the surviving combined company. WesterN SizzliN will be deemed to be the acquiring company for financial reporting purposes. Therefore, all the assets and liabilities of Austins, the legal acquirer, will be recorded at fair value as required by the purchase method and the operations of Austins will be reflected in the operations of the combined company from the date of the merger. The historical consolidated financial statements for periods prior to the consummation of the merger will not be restated as though the companies had been combined from inception.

RESTRICTIONS ON RESALES BY AFFILIATES

    The shares of Austins common stock to be received by WesterN SizzliN, stock and warrant holders in connection with the merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Austins common stock to be issued in connection with the merger and received by persons who may be deemed to be "affiliates," as that term is defined in Rule 144 under the Securities Act of Austins after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act.

AUSTINS OPTIONS

    Austins has issued and outstanding, employee and directors' options to purchase a total of 316,000 shares of Austins common stock. Upon the effective date of the merger, the Austins board of directors will adjust all outstanding options to reflect the 1 for 6.27 reverse split.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

    The following description is not complete and is qualified by reference to the merger agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated by reference.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. Assuming all conditions to the merger contained in the merger agreement are satisfied or, if permissible, waived, it is anticipated that the effective time of the merger will occur as soon as practicable following the special meeting.

MANNER AND BASIS OF CONVERTING COMMON AND SERIES B PREFERRED STOCK

    At the effective time of the merger, each share of WesterN SizzliN common and Series B preferred stock outstanding, without any action on the part of the holders, will automatically be converted into one share of fully paid and nonassessable Austins common stock. The number of shares of Austins common stock into which each share of WesterN SizzliN common and Series B preferred stock will be converted is referred to in this Proxy Statement/Prospectus as the exchange ratio.

    Promptly following the effective time of the merger Austins will cause First National Bank of Omaha, which has been selected by Austins to act as exchange agent, to mail to each record holder of WesterN SizzliN common and Series B preferred stock immediately prior to the effective time of the merger, information advising such holder of the consummation of the merger and a letter of transmittal for use in exchanging WesterN SizzliN common and Series B preferred stock certificates for Austins common stock certificates. After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of WesterN SizzliN of shares of WesterN SizzliN stock that were outstanding immediately prior to the effective time of the merger. Share certificates should not be surrendered for exchange by stockholders of WesterN SizzliN prior to the effective time of the merger.

    After the effective time of the merger, until so surrendered and exchanged, each certificate previously evidencing WesterN SizzliN stock shall be deemed to evidence shares of Austins common stock. Unless and until any such certificates that previously evidenced WesterN SizzliN stock shall be surrendered and exchanged, no dividends or other distributions payable to the holders of record of Austins common stock shall be paid to the holders of such certificates previously evidencing WesterN SizzliN stock. Upon any such surrender and exchange of such certificates, there shall be paid to the record holders of the certificates issued and exchanged; (i) the amount, without interest, of any dividends and other distributions with a record date on or after the effective time of the merger previously paid with respect to such whole shares of Austins common stock and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the effective time of the merger but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Austins common stock.

WESTERN SIZZLIN WARRANTS

    The merger agreement also provides at the effective time of the merger, WesterN SizzliN stock purchase warrants issued in February 1, 1996 as a part of a WesterN SizzliN refinancing transaction will be immediately convertible into the same number of shares of Austins common stock as the WesterN SizzliN common stock subject to such WesterN SizzliN warrants. The total number of shares of WesterN SizzliN common stock subject to the warrants is 371,250 and, therefore, Austins will reserve an aggregate of 371,250 shares of Austins common stock for issuance under the WesterN SizzliN warrants. The WesterN SizzliN warrants are convertible into Austins common stock without payment of any further consideration.

WESTERN SIZZLIN OPTIONS

    The merger agreement provides that at the effective time of the merger each outstanding WesterN SizzliN stock option will automatically become an option to purchase the same number of shares of Austins common stock at an exercise price per share of Austins common stock of $3.00 per share. The term, exercisability, vesting schedule, and all other terms and conditions of the WesterN SizzliN stock options will otherwise be unchanged by these provisions and will operate in accordance with their terms. All shares of Austins common stock issued upon exercise of the exchanged WesterN SizzliN stock options will be registered under an effective Form S-8 Registration Statement.

    Based on the WesterN SizzliN stock options outstanding at the record date and assuming none of such WesterN SizzliN stock options is exercised prior to the effective time of the merger, Austins will be required at the effective time of the merger to reserve an aggregate of 200,000 shares of Austins common stock for issuance upon exercise of WesterN SizzliN stock options assumed by Austins pursuant to the merger.

CONDITIONS TO THE MERGER

    WESTERN SIZZLIN'S AND AUSTINS' CONDITIONS. The respective obligations of Austins and WesterN SizzliN to consummate the merger are subject to the satisfaction of certain conditions, including the following:

    - adoption of the merger agreement and approval of the merger by the stockholders of WesterN SizzliN; and

    - the absence of any action, order or legal proceeding by a federal or state court or governmental entity which would prohibit or prevent the consummation of the merger.

    WESTERN SIZZLIN'S CONDITIONS. The obligations of WesterN SizzliN to consummate and effect the merger are further subject to the receipt of certain closing certificates and fulfillment of the following conditions, or to their waiver by WesterN SizzliN before the effective time of the merger:

    - the representations and warranties contained in the merger agreement that are modified by materiality or Austins' Material Adverse Effect shall be true and correct in all material respects and those that are not so modified shall be true and correct in all material respects on the date of the merger agreement; Austins shall have performed and complied, in all material respects, with all covenants required by the merger agreement to be performed or complied with by Austins before the effective time of the merger; and Austins shall have delivered to WesterN SizzliN a certificate, dated as of the effective time of the merger and signed on behalf of Austins by its president to both such effects;

    - this Proxy Statement/Prospectus shall have become effective under the Securities Act;

    - Austins shall have made effective provision for the assumption or substitution at the effective time of the merger of all stock options outstanding under plans maintained by WesterN SizzliN;

    - WesterN SizzliN shall receive a favorable opinion from J.C. Bradford & Co., LLC for inclusion in this Proxy Statement/Prospectus as to the fairness, from a financial point of view, to the WesterN SizzliN stock and warrant holders of the exchange ratio, which opinion shall not have been withdrawn;

    - Magee, Foster, Goldstein & Sayers shall have delivered to WesterN SizzliN its written opinion substantially to the effect that: (x) the merger will constitute a reorganization; (y) Austins, Acquisition Sub and WesterN SizzliN will each be a party to that reorganization; and (z) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of WesterN SizzliN common and Series B preferred stock and warrants upon receipt of shares of Austins common stock in the merger, and such opinion shall not have been withdrawn or modified in any material respect;

    - Cline, Williams, Wright, Johnson & Oldfather shall have delivered to WesterN SizzliN its written opinion with respect to the certain incorporation and authorization matters of Austins;

    - the Board of Directors of Austins shall elect nine representatives of WesterN SizzliN to the Board of Directors of Austins and Acquisition Sub; and

    - Austins shall have effected a one for 6.27 reverse split of its outstanding common stock.

    AUSTINS' CONDITIONS. The obligations of Austins to consummate and effect the merger are further subject to the receipt of certain closing certificates and fulfillment of the following conditions, or to the waiver thereof by Austins before the effective time of the merger:

    - the representations and warranties contained in the merger agreement that are modified by materiality or WesterN SizzliN's Material Adverse Effect shall be true and correct in all material respects and those that are not so modified should be true and correct in all material respects on the date of the merger agreement; Austins shall have performed and complied, with in all material respects, with all covenants required by the merger agreement to be performed or complied with by Austins before the effective time of the merger; and WesterN SizzliN shall have delivered to Austins a certificate, dated as of the effective time of the merger and signed on behalf of WesterN SizzliN by its president to both such effects;

    - Cline, Williams, Wright, Johnson & Oldfather shall deliver to Austins its written opinion substantially to the effect that (x) the merger will constitute a reorganization; (y) Austins, Acquisition Sub and WesterN SizzliN will each be a party to that reorganization; and (z) Austins will not recognize any gain or loss for U.S. federal income tax purposes as a consequence of the merger, and such opinion shall not have been withdrawn or modified in any material respect; and

    - Magee, Foster, Goldstein & Sayers law firm shall have delivered to Austins its written opinion with respect to the certain incorporation and authorization matters of WesterN SizzliN.

    "Material Adverse Effect" means any effect, change, event, circumstances or condition which would have material adverse effect on the business, assets, prospects, condition, financial or otherwise, properties, liabilities or the results of operations of Austins or WesterN SizzliN, in each case including its respective subsidiaries together with it taken as a whole, as the case may be.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by WesterN SizzliN and Austins relating to, among other things:

    - its organization and similar corporate matters;

    - the authorization execution, delivery performance and enforceability of the merger agreement and the absence of conflicts, violations and defaults under its charter and bylaws and certain other agreements and documents;

    - its capitalization;

    - the documents and reports filed by Austins with the SEC;

    - its financial statements and the accuracy of the information contained therein;

    - the absence of any undisclosed liabilities, contracts or defaults;

    - the absence of certain changes and events since a certain date;

    - its brokers or investment bankers involved in the transaction;

    - its employee benefit plans;

    - the absence of investigations and litigation;

    - the information provided by it for inclusion in this Proxy
      Statement/Prospectus; and

    - certain matters relating to taxes.

CERTAIN COVENANTS; CONDUCT OF BUSINESS PRIOR TO THE MERGER

    AFFIRMATIVE COVENANTS OF WESTERN SIZZLIN. WesterN SizzliN has agreed that prior to the effective time of the merger, except as to the extent set forth in the merger agreement and Austins shall consent in writing, it will:

    - conduct its business in the ordinary course and consistent with past practice use its reasonable business efforts to preserve and keep in tact its business organization, keep available the services of its officers and employees and maintain satisfactorily relationships with all persons with whom it does business;

    - permit Austins and its officers and authorized representatives to inspect its records and to consult with WesterN SizzliN officers, financial advisors, accountants and attorneys for the purpose of determining the accuracy of the representations and warranties made by WesterN SizzliN in the merger agreement and to obtain contracts, agreements, financial and operating data of Austins; and

    - take all commercially reasonable business efforts as may be necessary, advisable or proper to (i) consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement; (ii) insure that the representations and warranties made by it in the merger agreement are true and correct at the effective time of the merger, (iii) fully perform all covenants made by it in the merger agreement and (iv) satisfy timely all other obligations imposed upon it by the merger agreement.

    AFFIRMATIVE COVENANTS OF AUSTINS. Austins has agreed that prior to the effective date of the time of the merger, except as to the extent set forth in the Merger Agreement and WesterN SizzliN shall consent in writing, it will:

    - conduct its business in the ordinary course and consistent with past practice use its reasonable business efforts to preserve and keep in tact its business organization, keep available the services of its officers and employees and maintain satisfactorily relationships with all persons with whom it does business;

    - permit WesterN SizzliN and its officers and authorized representatives to inspect its records and to consult with Austins officers, financial advisors, accountants and attorneys for the purpose of determining the accuracy of the representations and warranties made by Austins in the merger agreement and to obtain contracts, agreements, financial and operating data of Austins;

    - take all action reasonably necessary to register the issuance of Austins' stock to the stockholders of WesterN SizzliN in connection with the merger under the Securities Act and take any action reasonably required to be taken under state blue sky or securities laws in connection with the issuance of the Austins common stock pursuant to the merger and pursuant to all assumed WesterN SizzliN stock options; and

    - take all commercially reasonable business efforts as may be necessary, advisable or proper to (i) consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement; (ii) insure that the representations and warranties made by it in the merger agreement are true and correct at the effective time of the merger, (iii) fully perform all covenants made by it in the merger agreement and (iv) satisfy timely all other obligations imposed upon it by the merger agreement.

    NEGATIVE COVENANTS OF WESTERN SIZZLIN AND AUSTINS. Austins and WesterN SizzliN have agreed with each other that prior to the effective time of the merger, neither will:

    - except as otherwise provided in the merger agreement, amend its certificate of incorporation or bylaws, consistent with past practice;

    - issue, grant, sell, pledge or dispose of any shares or options, warrants, commitments, subscription or rights of any kind to acquire or sell any shares of the capital stock except with respect to the exercise of options or warrants outstanding on the date of the merger agreement, consistent with past practice;

    - declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof, consistent with past practice;

    - sell, transfer, mortgage, pledge or otherwise dispose of or encumber any of its material assets or properties other than in the ordinary course of business, consistent with past practice;

    - enter into a lease of real property other than in the ordinary course of business, consistent with past practice;

    - increase the compensation of its officers or employees or enter into other benefit plans other than in the ordinary course of business, consistent with past practice; and

    - create any debt obligations, guarantee or assume any debt, make any capital expenditures or acquire the stock or assets of or merger with any other person other than in the ordinary course of business, consistent with past practice.

    Austins and WesterN SizzliN have each agreed that prior to the effective time of the merger, they will:

    - notify the other party in writing of (i) any event occurring subsequent to the date of the merger agreement which would render any representation or warranty of such party contained in the merger agreement untrue or inaccurate and which would reasonably be expected to result in a Material Adverse Effect, (ii) any Material Adverse Effect on such party, and (iii) any material breach by such party of any covenant or agreement contained in the merger agreement; and

    - not take any action or fail to take any action which action or failure to act would prevent, or would reasonably be likely to prevent, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and will use all reasonable efforts to obtain the opinion of counsel to such effect.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by the stockholders of WesterN
SizzliN:

    - by mutual written consent of Austins and WesterN SizzliN;

    - by either Austins or WesterN SizzliN if:

       - the merger has not been consummated on or prior to August 31, 1999;

       - WesterN SizzliN stockholders have not approved the merger agreement;

       - a governmental or court authority shall have issued an order ruling in joining, restraining or prohibiting the consummation of the merger and the order of decree or ruling shall become final and non-appealable;

    - by Austins, if WesterN SizzliN has breached, in any material respect, any of its representations, warranties, covenants or other agreements contained in the merger agreement and either the breach or failure to perform is incapable of being cured or has not been cured within twenty days after given a written notice to WesterN SizzliN;

    - by Austins, if the Board of Directors of WesterN SizzliN shall have withdrawn or modified in a manner adverse to Austins' approval or recommendation of the merger;

    - by WesterN SizzliN, if Austins has breached, in any material respect, any of its representations, warranties, covenants or other agreements contained in the merger agreement and either the breach or failure to perform is incapable of being cured or has not been cured within twenty days after given a written notice to Austins;

    - by WesterN SizzliN, if the Board of Directors of Austins shall have withdrawn or modified in a manner adverse to WesterN SizzliN's approval or recommendation of the merger; and

    - by WesterN SizzliN in the event holders of 15% or more of the WesterN SizzliN common and Series B preferred shares dissent and elect appraisal rights.

EXPENSES

    The merger agreement provides that if the merger is abandoned because the merger agreement is terminated, all expenses will be paid by the party incurring them.

                  BUSINESS OF THE WESTERN SIZZLIN CORPORATION

GENERAL

    As the WesterN SizzliN Corporation, we operate and franchise WesterN SizzliN and WesterN SizzliN Wood Grill restaurants. We also operate Great American Steak & Buffet and have franchised 1 Great American Steak & Buffet. We previously franchised Market Street Buffet & Bakery restaurants. As of April 30, 1999, we operate:

    - 9 WesterN SizzliN restaurants;

    - 1 WesterN SizzliN Wood Grill restaurant;

    - 10 Great American Steak & Buffet restaurants;

    In addition, our 145 franchisees operated 223 WesterN SizzliN, Wood Grill and Market Street Buffet & Bakery restaurants.

    Our restaurants are currently located in the states of Alabama, Arizona, Arkansas, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Mexico, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia.

    Our restaurants feature cooked steak, chicken and seafood dishes in a cafeteria-style line and full service format and offer lunch and dinner and also feature a buffet that may be ordered as a meal or in addition to a meal.

    WesterN SizzliN Wood Grill and Great American Steak & Buffet restaurants feature a buffet with display wood grill cooking in a full service format that also offers entree's for lunch and dinner.

    Market Street Buffet & Bakery restaurants feature traditional American food and offer lunch and dinner at a fixed price with unlimited servings of all buffet items and beverages. All of the restaurant concepts offer buffets and most have scatter bar buffets providing efficiencies and an easy-to-use format for guests.

    We are actively engaged in expansion and expect to open approximately 40 restaurants in 1999 and 2000.

OPERATING STRATEGY

    We have always set guest satisfaction as our first priority. Currently, we operate under the following trade name concepts:

    - WesterN SizzliN-Steak & More

    - WesterN SizzliN Wood Grill

    - Market Street Buffet and Bakery

    - Great American Steak and Buffet Company

    We believe that great food and excellent service are the key ingredients for providing the very best in guest service. Consistently providing high quality, flavorful food products with both a full line of entree offerings and an enhanced buffet bar offering can be a challenge. Our goal is not only to meet this challenge, but to exceed the guest expectation of both quality and service, and to offer a price point that the guest will perceive as an exceptional value.

    There are several factors necessary for achieving our goal:

    - Food Quality:

       - Our restaurants use high quality ingredients in all menu offerings. Additionally, all food preparation is done on premises, by either small batch or large batch cooking procedures. Guest flow determines which type will be used.

       - We strive to ensure that each recipe is prepared and served promptly to guarantee maximum freshness, appeal and that proper serving temperatures are maintained. We believe that our food preparation and delivery system enables us to produce higher quality and more flavorful food than is possible in other steak and buffet or cafeteria style restaurants.

    - Menu Selection--Our restaurants emphasize two traditional American style offerings--two restaurants in-one:

       - The first is the traditional family style steakhouse, which became popular during the 1960's. Since that time, the primary red meat offering has grown extensively and now includes a vast array of chicken, pork, seafood and many other protein dishes.

       - The second is a full line of both hot & cold food buffet, which has become a very appealing option for our guests. Our rotating daily menu offerings, displayed on one of our many scatter bars in the buffet area, clearly demonstrate our home cooking flavor profile.

    We believe that our extensive food offering provides the guest with delicious variety and a flavorful dining experience that will encourage them to visit our restaurants time after time.

    - Price/Value Relationship--

    We are committed to providing our guests with an excellent price to value alternative to full-service casual dining restaurants and other traditional steak and buffet restaurants. At our restaurants, the guests are provided with a choice of many different entree offerings they can also choose to enjoy our "all-you-care-to-eat" unlimited food or buffet bar offerings. We believe the perceived price value is excellent, with lunch ranging between $5.00 to $7.00 and dinner ranging between $6.00 to $8.00. Additionally, WesterN SizzliN restaurants normally offer special reduced prices for senior citizens and children--age 12 and under.

    - WesterN SizzliN Atmosphere--

    Our restaurants strive to provide a relaxing, enjoyable dining experience in a friendly family oriented local atmosphere. This comfortable ambiance is reinforced by providing a very pleasing and pleasant decor, which features a variety of decorations, plants and attractive oak furniture packages. Our restaurants strive to provide a higher level of service than other steak and buffet style restaurants. Our co-worker training programs place significant emphasis on developing friendly and helpful restaurant personnel.

    - Efficient Food Service and Delivery System--

    The WesterN SizzliN scatter bar format, food preparation methods and restaurant layout are all designed to efficiently serve a large number of guests, while enhancing the overall quality of the dining experience. In addition, preparing food in the proper amounts, serving it in several easily accessible areas (scatter bars) and closely monitoring consumption will shorten guest lines, increase frequency of table turns, improve over-all quality and reduce waste--thereby increasing guest satisfaction and restaurant level profitability.

UNIT ECONOMICS

    We believe that company-owned WesterN SizzliN Steak & More and Great American Steak and Buffet Company restaurants produce attractive restaurant-level economics.

    The 16 company-owned restaurants were open during the entire fiscal year of 1998. During this period of time, the restaurants generated the following:

Average net sales:.....................................  $  1,840,000
Average cash flow: (operating income plus
  depreciation)........................................  $  1,220,000
Average operating income:..............................  $     90,000

    WesterN SizzliN's average cash investment for these 16 restaurants was approximately $450,000, including building structures (where applicable), building or leasehold improvements, equipment and fixtures and pre-opening costs. Restaurant-level economics are affected to the extent that we primarily convert or remodel existing locations, rather than paying initial developmental costs for constructing new free-standing buildings. We cannot predict whether average unit-level economics would be altered significantly, if in the future the mix of restaurants placed in leased space within existing buildings, as compared to free-standing buildings on company-owned or leased land, were to change materially from our current mix.

EXPANSION

    We are currently planning to open 40 restaurants during 1999 and 2000. This will be a combined effort of the Director of Franchised Sales and other regional franchise field consultants.

CONCEPT AND MENU

THE GREAT AMERICAN STEAK AND BUFFET COMPANY

    At Great American Steak and Buffet Company restaurants, guests are greeted immediately upon entering the restaurant by a host. Then, they are seated with menus, utensils and introduced to their designated service personnel. All Great American Steak and Buffet Company restaurants provide full table service through out the dining experience and payment is made at the cashier station.

    The Great American Steak and Buffet Company menu emphasizes traditional American home cooking and includes a large assortment of fresh vegetables, casseroles and other great entree selections. Lunch and dinner guests can choose from ten to twelve entrees, which always include rotisserie and fried chicken, fried fish, BBQ ribs, baked ham and carved roast beef, turkey or pork. In addition to these entrees, each meal includes an extensive salad bar that features fresh seasonal vegetables and fruits, as well as specialty pasta, seafood, vegetable and fruit salads.

    All Great American Steak and Buffet Company restaurants feature a wood burning grill for display cooking in the dining area. The majority of our meat entrees are prepared on the wood grill for a distinct mesquite wood flavoring. A center focal point in our dining rooms includes the display bakery and dessert bars, which feature freshly baked desserts and muffins. Dessert choices include pudding, assorted cobblers, cookies, pies and cakes and two flavors of soft serve frozen dairy desserts.

    The Great American Steak and Buffet Company restaurants offer a fixed-price lunch, dinner and Sunday breakfast, which entitles each guest to unlimited servings of all buffet items.

    - Price range for the lunch buffet: $5.99 to $6.49 (Monday-Friday)

    - Price range for the dinner buffet: $7.99 to $8.49
      (Monday-Sunday--depending on location)

    The dinner buffet is served all day Saturday and Sunday--with the exception on Sunday, most restaurants serve a breakfast buffet.

    Great American offers reduced prices to children and to senior citizens. Great American offers a limited menu for lunch and dinner. All menu entrees are prepared to order and include the cold side salad bar.

-  Price range for breakfast buffet:       $5.99 to $6.49 (Weekend only):
-  Price range for lunch:                  $4.99 to $6.49
-  Price range for dinner:                 $5.99 to $9.99

THE WESTERN SIZZLIN STEAK AND MORE

    WesterN SizzliN Steak and More restaurants offer both the full-service concept and the traditional line-service restaurants.

    The traditional line service restaurant allows the guest to place entree orders at a designated area of the restaurant, prior to being seated in the dining area. This method expedites the food production process and the entrees are immediately placed into production upon ordering. Generally, guests receive their order within 6 - 8 minutes during lunch and 10 - 12 minutes during dinner.

    The traditional WesterN SizzliN Steak and More menu emphasizes the use of USDA Choice beef--hand cut steaks with our secret Gold
Dust-Registered Trademark- to deliver our unique flavor profile. Most of the WesterN SizzliN Steak and More restaurants also feature scatter bars and the display bakery area.

    The offerings provide the same high quality, value and flavor profile as outlined for the Great American menu, with the exception of the number of entrees available for lunch and dinner. A traditional WesterN SizzliN offers from five to seven entrees daily on the scatter bars. In addition to these entrees, the buffet includes a large assortment of fresh vegetables and casseroles. Also included is an extensive salad bar featuring fresh seasonal vegetables, fruits, specialty pasta, seafood, vegetable and fruit salads.

    WesterN SizzliN Steak and More restaurants also offer fixed-price lunch and dinner buffets.

-  Price range for the lunch buffet:       $4.99 to $5.49 (Monday-Friday)
-  Price range for the dinner buffet:      $5.99 to $6.99 (Monday-Sunday--depending
                                             on location)

    The dinner buffet is served all day Saturday and Sunday. We offer reduced prices to children--age 12 and under and to senior citizens.

    In addition, we offer a broad variety of menu offerings for lunch and dinner--featuring Chicken, Seafood, Sandwiches and
FlameKist-Registered Trademark- Steaks. All menu entrees are prepared to order and may be purchased with the buffet for a discounted price as a "SizzliN Meal Deal."

-  Price range for Lunch:                  $2.99 to $4.99
-  Price range for Dinner:                 $3.99 to $10.99

OUR CONCEPT

    The WesterN SizzliN Steak and More and the Great American Steak and Buffet Company restaurants incorporate scatter bar buffets that feature various buffet islands located throughout the restaurants' food service areas--instead of the traditional one or two-sided, cafeteria-style buffet lines. Guests can return for more food as often as they wish and, due to the scatter bar format, selection of additional food items will not typically require a guest to wait in long food lines.

    We believe the scatter bar concept enhances the quality of the dining experience and reduces waste by eliminating the guest's need to take more of any item than he or she may consume.

Additionally, restaurant service personnel are assigned to specific dining areas at all times to provide unlimited guest service throughout the dining experience.

    We strive to differentiate our restaurants from typical steak and buffet or cafeteria restaurants by maintaining the high quality and distinct flavor profile of our food offerings.

    We specify only top quality ingredients, including fresh seasonal fruits and vegetables, in our menu offerings and all menu items are prepared at the individual restaurants. Menu items are prepared by the use of the daily food prep plan, which is a tool designed to assist managers and prep cooks in accurately planning the proper amount of food to be used during the course of a day without under or over producing product. This procedure ensures that all items are fresh, visually appealing and the best that we can make them.

    By serving our core menu items daily, we believe we are able to provide both variety and consistency to our guests, which encourages repeat visits.

    We have developed uniform recipes of specified ingredients and instructions to ensure consistent quality is achieved in all restaurants. Additionally, we regularly test new menu items and upgrade ingredients and cooking methods to improve the quality and consistency of our food. We believe our food preparation and delivery system enables us to more closely achieve made-to-order quality than is possible in a traditional steak and buffet restaurant.

RESTAURANT LAYOUT AND DESIGN

    A typical WesterN SizzliN restaurant format is approximately 8,000/9,000 square feet with seating for approximately 300 guests. Our restaurants range in size from 7,000 to 10,000 square feet with seating of approximately 180 to 300 guests. Each restaurant design contains an area suitable for the guest to wait until seated.

    A standardized proto-type design is used in construction, with modifications made for each particular site. Even though we provide proto-type plans, a local architect is used to make minor local adjustments to the design. We make our standardized design available to our franchisees and maintain the final right of approval on any design changes.

RESTAURANT FOOD DELIVERY

    At our restaurants we have three different methods to deliver food to customers:

    - Full Service: the guest is seated by a host and presented with a menu. (A typical full-service dining experience).

    - Modified Line: the guest enters the restaurant, joins a que line and places an order prior to being seated. After their order is placed, the guest is seated by a host--The server takes over and the experience is full-service from that point on.

    - Traditional Line Service: our preferred method is full-service, but several markets have found the modified-line to be more appropriate.

    Typically, the restaurant food service area has four to six scatter bars (buffets) positioned throughout a central area of the restaurant. These buffets consist of a two to four hot bars, one to two cold bars, dessert bar, including ice cream machine, and a bakery bar. Beverages are served by the servers.

    The food service area is designed to be easily accessible from all seats. Because the dining area in a WesterN SizzliN restaurant is quite large, additional area dividers and a combination of table and booth seating are used to create a more intimate dining experience. Considerable attention is devoted to lighting and acoustics to allow for a comfortable atmosphere even when the restaurant is at maximum capacity. In addition to the basic dining room layout, most restaurants are set up to accommodate banquet business, either by design or by collapsing curtains which may be opened or closed. In addition to the public areas, each restaurant has a food preparation and storage area, including a fully equipped kitchen.

SITE SELECTION AND CONSTRUCTION

    In selecting new restaurant locations, we consider target population density, local competition, household income levels and trade area demographics, as well as specific characteristics, including visibility, accessibility, parking capacity and traffic volume. An important factor in site selection is the convenience of the potential location to both lunch and dinner guests and the occupancy cost of the proposed site. We also take into account the success of other chain restaurants operating in the area.

    Potential site locations are identified by a potential franchisee and/or corporate personnel, consultants and independent real estate brokers. Our executive management will visit and approve or disapprove any proposed restaurant site. The majority of WesterN SizzliN restaurants are free standing even though some restaurants are developed in other types of strip centers. We project that most restaurants will continue to be free standing.

    When a WesterN SizzliN restaurant has been built in an existing facility, renovation and construction has taken approximately 60 to 120 days after the required construction permits have been obtained. New construction of free-standing restaurants requires a longer period of time and can range from 120 to 180 days. Also, when obtaining a construction permit, We have generally experienced a waiting period ranging from approximately 20 to 90 days.

    Restaurants are constructed by outside general contractors. We expect to continue this practice for the foreseeable future. WesterN SizzliN occasionally serves as its own general contractor and expects to do so in the future when appropriate. Since 1996, the average new restaurant costs, including pre-opening costs have averaged $450,000.

RESTAURANT OPERATIONS

    Restaurant management is under the direction of our Executive Vice President and Chief Operating Officer. Reporting directly to this position is the Vice President of Franchise Operations/with seven Franchise Field Consultants and the Vice President of Company Operations/with seven area supervisors who oversee staffing, training and restaurant operations in specific geographical areas.

RESTAURANT MANAGEMENT AND EMPLOYEES

    The management staff of a typical WesterN SizzliN restaurant consists of one General Manager, one Assistant General Manager and two Associate Managers. Individual restaurants typically employ between 40 and 80 non-management hourly employees (a mix of both part-time and full-time workers), depending on restaurant size and traffic.

    The General Manager of a restaurant has responsibility for the day-to-day operation of a restaurant and acts independently to maximize restaurant performance, and is subject to company-established management policies. The General Manager makes personnel decisions and determines orders for produce and dairy products, as well as, centrally contracted food items and other supplies. Our management compensation program includes "bonus" based on restaurant sales growth and operational profit performance.

RECRUITING

    We attempt to attract and train high quality employees at all levels of restaurant operations. Generally, restaurant management has been recruited from outside WesterN SizzliN and has had significant prior restaurant experience. As we continue to grow, our management will recruit restaurant management personnel from among non-management employees.

MANAGEMENT TRAINING

    We have implemented strict operating standards. We maintain a strong standardized training process which plays a critical role in maintaining operational propriety. All management employees, including Assistant Managers, regardless of former experience, participate in a six to eight week formal course of training at one of our three regional training centers. Periodically, additional training is provided during each calendar year through a series of two to three day seminars, to provide the most current information on a variety of topics including sales building techniques, labor controls and food cost management. Non-management employees are generally trained at the local restaurant site.

PURCHASING

    We contract on 6 or 12-month agreements with vendors and manufacturers for both corporate restaurants and our franchisee community in order to assure compliance and consistency from restaurant to restaurant. We scrutinize velocity reports provided by our distributors looking for opportunities to contract with manufacturers combining our purchasing power nationwide and secure the lowest cost of goods. Individual restaurants decide the amount of food inventory they require and place specific orders several times per week with their distributor of choice. Individual stores arrange for dairy, bread and produce from local vendors to be delivered on an "as needed" basis. We are in the process of setting up a closed distribution program with a national systems distributor to lower our product distribution cost. When we accomplish these objectives, our food cost will be lowered by several points. This will be achieved through economies of scale, reduction in distribution expense and our mutual purchasing power. As we begin this process we expect to eventually enroll 80% or more of our restaurants in systems distribution.

REPORTING AND FINANCIAL CONTROLS

    We maintain financial and accounting controls for each of our company owned restaurants. We are in the process of establishing centralized accounting functions through the use of an integrated Point of Sale system. Several locations have implemented the system allowing restaurant management to efficiently manage labor, food costs, and other direct operating expenses that provides us rapid access to financial data. Each restaurant prepares a mid-month profit and loss statement, and at the end of the month, operating statements are prepared for each location by the accounting department. The mid-month and monthly operating statements are reviewed at both our corporate level and the restaurant level for variances for expected results to allow for any necessary corrective actions to be taken as quickly as possible.

HOURS OF OPERATION

    Restaurants in the WesterN SizzliN Corporation's system are open seven days a week, typically from 11:00 a.m. to 10:00 p.m.

FRANCHISE OPERATIONS

    In addition to operating company-owned restaurants, We franchise others to operate WesterN SizzliN and WesterN SizzliN Wood Grill restaurants. We currently have 145 franchisees operating 223 WesterN SizzliN and WesterN SizzliN Wood Grill restaurants in 23 states.

    Our standard franchise agreement for a "WesterN SizzliN" or a "WesterN SizzliN Wood Grill" has a 20-year term, with one ten-year renewal option. It provides for a one-time payment to us of an initial franchise fee and a continuing royalty fee of 2% of gross sales for a "WesterN SizzliN" and 3% for a

"WesterN SizzliN Wood Grill". We collect weekly and monthly sales reports from our franchisees as well as periodic and annual financial statements.

    Each franchisee is responsible for selecting the location for its restaurant, subject to our approval. We consider such factors as demographics, competition, traffic volume and patterns, parking, site layout, size and other physical characteristics in approving proposed sites. In addition, all site and building plans and specifications must be approved by us.

    Franchisees must operate their restaurants in compliance with our operating and recipe manuals. Franchisees are not required to purchase food products or other supplies through our suppliers, but are required to purchase proprietary products from us. Each franchised restaurant must have a designated Manager and Assistant Manager who have completed our six-week manager training program or who have been otherwise approved by us. For the opening of a restaurant, we provide consultation and make our personnel generally available to a franchisee. In addition, we send a team of personnel to the restaurant for up to two weeks to assist the franchisee and its managers in the opening, the initial marketing and training effort as well as the overall operation of the restaurant.

    We may terminate a franchise agreement for a number of reasons, including a franchisee's failure to pay royalty fees when due, failure to comply with applicable laws, or repeated failure to comply with one or more requirements of the franchise agreement. Many state franchise laws limit our ability to terminate or refuse to renew a franchise. A franchisee may terminate a franchise agreement and continue to operate the restaurant by paying liquidated damages to us. We do not anticipate that the termination of any single franchise agreement would have a materially adverse effect on our operations. Termination by a multiple-unit franchisee of several franchise agreements for various locations could, however, have a materially adverse affect on our operations.

    Our franchise agreement contains provisions that prohibit franchisees from disclosing proprietary information about our restaurant operating system. Our standard franchise agreement also contains non-competition provisions that, for the duration of the agreement and for two years following termination, prohibit a franchisee from directly or indirectly competing with us or soliciting employees to leave us. There is no assurance that these contractual provisions will effectively prevent the appropriation by franchisees of business opportunities and proprietary information. More discussion is contained in the caption "Government Regulation."

MARKETING AND PROMOTION

    Marketing and operations work hand-in-hand at WesterN SizzliN where a shared mutual vision provides value to the guest through hard work, quality and high standards. We know that communication plays a strong role in the fulfillment of our goals.

    The Advertising Development and Research Fund financed through vendor support, corporate contributions and franchise dues is our in-house graphic art design/marketing agency.

    ADRF creates, designs and produces each marketing campaign for us and our affiliates. Production includes four major marketing campaigns annually in addition to menus, table tents, posters, indoor and outdoor signage, gift certificates and other marketing tools.

    The marketing effort is communicated through a vast system of printed materials such as ADRF's corporate newsletter, Internet webpages, training manuals, tapes and videos,

    Our marketing department is nearly self-sufficient in production capabilities with some of the most sophisticated computer and graphic equipment available. ADRF is staffed by professionals experienced in all phases of marketing, graphics / design, and communications. Their efforts have produced and coordinated promotions that include national sweepstakes campaigns, television commercials, national convention materials and training videos.

    The coordinated efforts of the ADRF department, area field consultants, training instructors, corporate personnel, franchise owners, managers and the entire system of operations share in the ongoing success of its marketing programs.

RESTAURANT INDUSTRY AND COMPETITION

    The restaurant industry is extremely competitive. We compete on the basis of the quality and value of food products offered, price, service, ambiance and overall dining experience. Our competitors include a large and diverse group of restaurant chains and individually owned restaurants, including those that utilize a buffet format. The number of restaurants with operations generally similar to ours has grown considerably in the last several years. Because the discretionary food spending of the American consumer has not grown in recent years, restaurants such as ours must continually spend money on increased advertising, food quality and menu upgrading. These factors coupled with the proliferation of additional competitors may reduce our gross revenues and adversely affect our profitability. We believe competition among this style of restaurant is increasing.

    In addition, our business is affected by changes in consumer tastes, national, regional and local economic conditions and market trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number and location of competing restaurants. Our significant investment in and long-term commitment to each of our restaurant sites limits our ability to respond quickly or effectively to changes in local competitive conditions or other changes that could affect our operations. Our continued success is dependent to a substantial extent on our reputation for providing high quality and value and this reputation may be affected not only by the performance of company-owned restaurants but also by the performance of franchisee-owned restaurants over which we have limited control.

GOVERNMENT REGULATION

    Our business is subject to and affected by various federal, state and local laws. Each restaurant must comply with state, county and municipal licensing and regulation requirements relating to health, safety, sanitation, building construction and fire prevention. Difficulties in obtaining or failure to obtain required licenses or approvals could delay or prevent the development of additional restaurants. We have not experienced significant difficulties in obtaining such licenses and approvals to date.

    We are subject to Federal Trade Commission regulation and various state laws that regulate the offer and sale of franchises. The FTC requires us to provide prospective franchisees with a franchise offering circular containing prescribed information about us and our franchise operations. Some states in which we have existing franchises and a number of states in which we might consider franchising regulate the sale of franchise. Several states require the registration of franchise offering circulars. Beyond state registration requirements, several states regulate the substance of the franchisor-franchisee relationship and, from time to time, bills are introduced in Congress aimed at imposing federal registration on franchisors. Many of the state franchise laws limit, among other things, the duration and scope of noncompetition and termination provisions of franchise agreements.

    Our restaurants are subject to federal and state laws governing wages, working conditions, citizenship requirements and overtime. From time-to-time federal and state legislatures increase minimum wages or mandate other work-place changes that involve additional costs for our restaurants. There is no assurance that we will be able to pass such increased costs on to our guests or that, if we were able to do so, we could do so in a short period of time.

TRADEMARKS

    We believe our rights in our trademarks and service marks are important to our marketing efforts and a valuable part of our business. Following are marks that are registered for restaurant services on the Principal Register of the U.S. Patent and Trademark Office: "WesterN SizzliN", "WesterN SizzliN Steak House", "WesterN", "SizzliN", "WesterN SizzliN Cow", "WesterN SizzliN Steak & More", "WesterN SizzliN County Fair Buffet and Bakery", "Flamekist", "Marshall", "Gun Smoke", "Six Shooter", "Big Tex", "Dude", "Trailblazer", "Ranger", "Cheyenne", "Colt 45", "Cookin' What America Loves Best" and "Great American Steak and Buffet Company". The WesterN SizzliN Corporation has applied for registration of the following marks: "WesterN SizzliN Wood Grill and Buffet" and "WesterN SizzliN Wood Grill".

EMPLOYEES

    As of December 31, 1998, we employed approximately 1,115 persons, of whom approximately 1,000 were restaurant employees, 85 were restaurant management and supervisory personnel, and 30 were corporate personnel. Restaurant employees include both full-time and part-time workers and all are paid on an hourly basis.

CONTINGENCIES

    In February 1995, WesterN SizzliN's Board of Directors voted to terminate with cause the employment of its then president. Subsequent to his termination, the former president who currently owns more than 10 percent of WesterN SizzliN's stock, filed suits against WesterN SizzliN and certain officers and directors asserting a breach of his employment contract, interference with and inducement of WesterN SizzliN by certain directors contributing to the asserted breach of contract. The former president also claimed a right to expense advances and indemnification against losses. These suits sought original damages against WesterN SizzliN in excess of $1,319,000 in addition to expenses, reimbursement of legal fees and indemnification against liabilities arising as a result of these matters. Additionally, the former president sought in excess of $1,319,000 and punitive damages on each cause of action from the named officers and directors.

    WesterN SizzliN answered and filed counterclaims. The named officers and directors also filed answers. The answers and counterclaims denied the allegations of the former president and asserted charges of conflict of interest, interference with existing business relations and prospective business advantages and defamation. In its counterclaim, WesterN SizzliN sought unspecified actual damages as well as punitive damages of $5,000,000. The Board also approved expense advances to the named officers and directors for their defense. The named officers and directors may be entitled to indemnification against any liabilities arising as a result of the lawsuits.

    During 1996, the former president filed amended complaints against WesterN SizzliN, and the named officers and directors seeking additional special compensatory damages and alleging conspiracy to defraud on the part of the named officers and directors. The amended complaints sought an additional $8,500,000 in special compensatory damages from WesterN SizzliN and $35,000,000 from each of the named officers and directors. On January 27, 1997, under motions for summary judgment, all claims asserted by the former president against the named officers and directors were dismissed by the lower court. During 1997, WesterN SizzliN was granted a partial summary judgment from the lower court dismissing the special compensatory damages claim. Subsequently, an appeal was filed by the former president, and by order entered on July 1, 1998, the Court of Appeals reversed the trial court's entry of partial summary judgment in favor of WesterN SizzliN. Subsequently, the Tennessee Supreme Court declined to accept WesterN SizzliN's application for permission to appeal. The case has now been returned to the trial court for a resolution of all the claims asserted against WesterN SizzliN by the former president in his third amended complaint, including his claim for special damages.

    In September 1997, WesterN SizzliN filed suit against a former franchisee seeking to recover past due franchise fees. Subsequently, during 1998 the former franchisee filed a counterclaim against WesterN SizzliN alleging breach of contract and warranty, fraud, negligence, negligent misrepresentation, breach of fiduciary duty, tortious interference, and breach of the duty of good faith and fair dealing. The suit requests compensatory damages, treble damages and exemplary damages of not less than $500,000 plus prejudgment interest and attorney's fees.

    We believe that we have substantive defenses against the lawsuits brought by the former president and its former franchisee. The lawsuits are ongoing and legal counsel is unable to render an opinion as to the ultimate outcome of these litigation matters. Our management and our legal counsel will vigorously contest these matters. We cannot predict the outcome of the litigation, and we are unable to determine the effect on the consolidated financial statements of WesterN SizzliN.

    In addition to the litigation discussed in the preceding paragraphs, we are involved in other litigation from time to time during the normal course of our operations. We do not believe the ultimate outcome of this litigation will have a material adverse effect on our financial position or our results of operations. During 1998 and 1997, respectively, we spent $594,072 and $692,194 on legal expenses.

                        MANAGEMENT AND OTHER INFORMATION

    After the consummation of the merger, WesterN SizzliN will be a wholly owned subsidiary of Austins, and all of WesterN SizzliN's subsidiaries will be indirect wholly owned subsidiaries of Austins. After the consummation of the merger, Austins will be managed by the executive officers of WesterN SizzliN and by a new board of directors comprised of nine representatives selected by WesterN SizzliN plus Paul C. Schorr, III and Roger D. Sack. Certain information relating to the management, executive compensation, certain relationships and related transactions and other related matters pertaining to Austins is set forth in its 1998 Annual Report on Form 10-KSB which is enclosed with and included as a part of this Proxy Statement/Prospectus. Certain information relating to the management, executive compensation, certain relationships and related transactions pertaining to WesterN SizzliN is contained below.

EXECUTIVE OFFICERS AND DIRECTORS OF WESTERN SIZZLIN

    WesterN SizzliN's executive officers and directors and their respective ages and positions with WesterN SizzliN are as follows:

NAME                                                   AGE                              POSITION
-------------------------------------------------      ---      ---------------------------------------------------------
Victor F. Foti*+.................................          63   President and Chief Executive Officer and Director
Robert F. Puccio+................................          61   Vice President, Chief Operating Officer
Robert L. Bass+..................................          50   Vice President, Franchising
William L. Folsom+...............................          37   Vice President, Company Operations
Robyn B. Mabe+...................................          37   Corporate Controller, Secretary/Treasurer
Vicki L. Gardner+................................          46   Director, Marketing
Anderson Channell+...............................          58   Director, Purchasing
James Carson Quarles*............................          62   Chairman
Stanley L. Bozeman, Jr.*.........................          43   Director
Jerry D. Gardner*................................          52   Director
Jesse M. Harrington, III.........................          58   Director
Thomas M. Hontzas*...............................          54   Director
Charles W. Mantooth*.............................          59   Director
Dan Parrish, Jr..................................          63   Director
Plato Pearson, Jr.*..............................          74   Director
Clifton Worthington, Jr.*........................          56   Director
Lee Spinks.......................................          43   Director

    + Indicates person who will be officers of the combined company.

    * Indicates representatives to be elected to Austins and Acquisition Sub boards.

    VICTOR F. FOTI has been WesterN SizzliN's President and Chief Executive Officer since March 1, 1995. He has been a Director since May 14, 1997. He was Director, Secretary, Treasurer and Executive Vice President from December 13, 1993 to March 1, 1995. Mr. Foti became a Certified Public Accountant in June, 1959 and was employed by the certified public accounting firm of Foti, Flynn, Lowen & Co., P.C. in Roanoke, Virginia from 1976 to July 1, 1997. Mr. Foti has been a WesterN SizzliN franchisee since July 1, 1986. Mr. Foti has served as president of the Virginia Society of CPA's; served on the Board of Directors of the Virginia Society of CPA's and the American Institute of CPA's.

    ROBERT F. PUCCIO has been WesterN SizzliN's Executive Vice President and Chief Operating Officer since March 1, 1999. Mr. Puccio was president and chief operating officer with J & J Restaurant Group in Lancaster, Pennsylvania from 1996 to 1998. He was executive vice president with Moto Photo, Inc. in Dayton, Ohio from 1993 to 1996. From 1989 to 1993 Mr. Puccio was president of the Retail Division of Dole Food Company, after serving as president and chief executive officer of Dole's House of Almonds subsidiary. Mr. Puccio was president and chief operating officer for the Orange Julius Corporation in Santa Monica, California between 1985 and 1989.

    ROBERT L. BASS has been Vice President of WesterN SizzliN's Franchised Operations since August 21, 1995. From 1990 until August 21, 1995, he was a Regional Management Consultant for WesterN SizzliN and its predecessor. From 1985 until 1990, he was district manager for Golden Corral in Raleigh, North Carolina.

    WILLIAM L. FOLSOM has been WesterN SizzliN's Vice President of Company Operations since August 13, 1997. From January 3, 1995 until August 13, 1997, he was a Franchise Field Consultant for WesterN SizzliN; from October 1993 until December 1994 he was director of training for Sirloin Stockade in McPherson, Kansas. He was owner/operator of Atrium Family Restaurant in Macomb, Illinois for six years.

    ROBYN B. MABE has been WesterN SizzliN's Director of Accounting and Corporate Controller since January 1, 1994. She has been Secretary since May, 1995 and Treasurer since August 13, 1997. Ms. Mabe was also named Treasurer of ADRF, Inc. in 1996. Ms. Mabe is a Certified Public Accountant with eight years experience in public accounting and two years experience as a controller prior to her association with WesterN SizzliN.

    VICKI L. GARDNER has been Director of Marketing of WesterN SizzliN since August 15, 1998.Ms. Gardner was previously employed by Williams Supply Company in Roanoke, Virginia as Director of Marketing from 1992 to 1998. She was the previous owner/president of Your Business Connection, Ltd., a publishing firm, and marketing director for Stone Manor Golf Community. Ms. Gardner is a published writer and has extensive experience in many areas of television and radio production.

    ANDERSON CHANNELL has been Director of Purchasing for WesterN SizzliN since October 6, 1997. Mr. Channel was vice president of procurement & marketing with Alliant Food Services in Richmond, Virginia for three years and was director of purchasing with Bigger Brothers Food Distributors in Knoxville, Tennessee for 12 years.

    JAMES CARSON QUARLES has been a Director of WesterN SizzliN since February 26, 1996 and Chairman of the Board since November 25, 1996. Mr. Quarles retired as President-Southwestern Region of Central Fidelity National Bank on December 31, 1994, completing a 37 year banking career. He is a member of the board of directors and chairman of the executive committee of Trigon Healthcare, Inc., a New York Stock Exchange company and he is a member of the Board of Visitors of Radford University. Mr. Quarles has served as chairman of the board of Friendship Manor, Inc., a nursing home and retirement community operation in Roanoke, Virginia for over 20 years, and in addition, he is currently on the Board of Directors of five other companies. Among his many past civic and professional affiliations, he was a past member of the board of directors and executive committee of the Virginia Bankers Association. Mr. Quarles has been inducted into the National Business Colleges' Hall of Fame.

    STANLEY L. BOZEMAN, JR. has been a WesterN SizzliN's Director since April 12, 1995. Mr. Bozeman has been a WesterN SizzliN franchisee since 1979. He is presently the owner-operator of a restaurant in Griffin, Georgia. He is the general and managing partner of Bozeman Properties Limited Partnership and owner of Stan Bozeman Rental Property Company.

    JERRY D. GARDNER has been a WesterN SizzliN Director since May 14, 1998. Mr. Gardner has been a WesterN SizzliN franchisee since 1976 and is presently the owner-operator of three restaurants in Fort Smith, Arkansas area. Before becoming involved in the franchise business, he worked for a certified public accounting firm, entering private practice in 1973.

    JESSE M. HARRINGTON III has been a WesterN SizzliN Director since November 12, 1996. Mr. Harrington is a financial consultant for individuals, having retired as senior vice president-treasurer of Hardee's in Rocky Mount, North Carolina. He was responsible for all treasury and controllership functions at various times while with Hardee's from 1968 to 1993.

    THOMAS M. HONTZAS has been a WesterN SizzliN Director since May 14, 1997. Mr. Hontzas was executive vice president of Deposit Guaranty Corporation in Columbus, Mississippi, a holding company with banking offices in three states. He has been with the Deposit Guaranty Corporation since 1968. Mr. Hontzas has been a WesterN SizzliN franchisee since December 20, 1979.

    CHARLES W. MANTOOTH has been a WesterN SizzliN Director since May 14, 1998. Mr. Mantooth has been a WesterN SizzliN franchisee since 1977 and is presently the owner-operator of two restaurants in Danville, Virginia.

    DAN PARRISH, JR. has been a WesterN SizzliN Director since November 12, 1996. Mr. Parrish is the owner of Candler Computers and Parrish Properties in Metter, Georgia. He is on the board of directors of First Banking Company of Southeast Georgia and on the board of directors of two banks, Metter Banking Company and First Bulloch Bank, all in Metter, Georgia. Mr. Parrish is also a Director for Georgia Southern University Foundation and Southern Boosters in Statesboro, Georgia.

    PLATO PEARSON, JR. has been a WesterN SizzliN Director since November 12, 1996. Mr. Pearson is the past chairman of the board of First Community Bank of Gastonia, chief executive officer of Citizens National Bank and Independence National Bank, all in Gastonia, North Carolina. He has been a Director of seven public companies and past president and director of many civic organizations.

    CLIFF WORTHINGTON, JR. has been a WesterN SizzliN Director since May 14, 1997. Mr. Worthington is on the board of trustees of Branch Bank and Trust Company in Goldsboro, North Carolina. Mr. Worthington has been a WesterN SizzliN franchisee since 1972 and is presently the owner-operator of restaurants in Wilson and Goldsboro, North Carolina.

    LEE A. SPINKS has been a WesterN SizzliN Director since November 12, 1996. Mr. Spinks has been a partner in the law firm of Poyner and Spruill of Charlotte, North Carolina since 1987. Before that he was an associate and then a partner of Meadows, Johnson & Spinks of Rocky Mount, North Carolina. His practice is concentrated in corporate and commercial law, corporate and commercial litigation.

    CLASSES OF DIRECTORS

    Directors currently serve for two and three year terms. The Directors are elected at the Annual Meeting of the Shareholders as terms expire.

BOARD COMMITTEES

    We set up a committee system to delegate to smaller working groups of directors certain roles regarding particular areas of the corporate affairs, allowing those committee members to gain increased familiarity with their assigned area, and provide advice or guidance to officers and the management of the Corporation regarding matters within those particular areas. We have the following specified committees: Nominations and Governance, Compensation, Finance and Audit, and Executive Committee.

    Each of our Directors receives a fee of $1,000 per meeting, plus expenses.

EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth the annual base salary and bonus paid during the last three fiscal years to our chief executive officer and the vice presidents.

NAME AND PRINCIPAL POSITION                                                      FISCAL YEAR     SALARY      BONUS
------------------------------------------------------------------------------  -------------  ----------  ---------
Victor F. Foti................................................................         1998    $  180,000  $  81,264
  Chief Executive Officer and                                                          1997       160,000     52,596
  President                                                                            1996       130,000     25,000

Robert L. Bass................................................................         1998        90,000     20,919
  Vice President of Franchise                                                          1997        88,000     17,879
  Operations                                                                           1996        84,000      6,000

William F. Folsom.............................................................         1998        80,000     20,919
  Vice President of Company                                                            1997        75,000     14,900
  Operations                                                                           1996        61,600      6,000

STOCK OPTION PLAN

    We have an Incentive Stock Option Plan for the grant of stock options to certain of our key employees and our directors.

    The Stock Option Plan is administered by the Board of Directors. The Board will determine the employees who will receive awards under the Stock Option Plan and the terms of such awards. The award of a stock option entitles the recipient to purchase a specified number of shares of Common Stock at the exercise price set by the board. Listed below are the executive officers and directors who have stock options. All options are currently exercisable at price of $3.00 per share.

                                                                                   OPTIONS     GRANT     EXPIRE
NAME                                                                               GRANTED     DATE       DATE
--------------------------------------------------------------------------------  ---------  ---------  ---------
Victor F. Foti..................................................................     15,000   05/11/94   05/10/04
                                                                                     10,000   05/25/95   12/31/03
                                                                                      5,000   08/12/98   12/31/03

Robert L. Bass..................................................................      5,000   01/17/94   01/16/04
                                                                                      5,000   01/01/96   12/31/03

William Folsom..................................................................      5,000   01/01/96   12/31/03
                                                                                      5,000   08/12/98   12/31/03

Robyn B. Mabe...................................................................      1,500   01/01/96   12/31/03
                                                                                      1,500   03/11/98   12/31/03
                                                                                      2,000   08/12/98   12/31/03

                                                                                   OPTIONS     GRANT     EXPIRE
NAME                                                                               GRANTED     DATE       DATE
--------------------------------------------------------------------------------  ---------  ---------  ---------
Jesse Harrington, III...........................................................      3,000   12/01/96   12/31/03
                                                                                      5,000   11/12/97   12/31/03
                                                                                      2,000   08/12/98   12/31/03

Lee A Spinks....................................................................      3,000   12/01/96   12/31/03
                                                                                      5,000   11/12/97   12/31/03
                                                                                      2,000   08/12/98   12/31/03

Charles W. Mantooth.............................................................      5,000   08/12/98   12/31/03

Plato Pearson, Jr...............................................................      3,000   12/01/96   12/31/03
                                                                                      5,000   11/12/97   12/31/03
                                                                                      2,000   08/12/98   12/31/03

Thomas M. Hontzas...............................................................      5,000   08/12/98   12/31/03

Dan Parrish, Jr.................................................................      3,000   12/01/96   12/31/03
                                                                                      5,000   11/12/97   12/31/03
                                                                                      2,000   08/12/98   12/31/03

Clifton Worthington, Jr.........................................................      5,000   08/12/98   12/31/03

Stanley L. Bozeman, Jr..........................................................      5,000   08/12/98   12/31/03
                                                                                  ---------  ---------  ---------

ALL OFFICERS AND DIRECTORS AS A GROUP...........................................    115,000
                                                                                  ---------
                                                                                  ---------

CERTAIN TRANSACTIONS

    Messrs. Foti, Bozeman, Gardner, Hontzas, Mantooth and Worthington collectively own franchises with respect to 16 WesterN SizzliN restaurants. William Folsom is part owner in two WesterN SizzliN franchise restaurants. The franchises were granted on the same terms and conditions as franchises to non-affiliated persons and these gentlemen pay the same royalty advertising and other cost as any other non-affiliated franchisee. There are no other affiliated or related transactions between or among the executive officers of WesterN SizzliN.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    The following table and notes set forth certain information with respect to the beneficial ownership of shares of Austins' common stock and WesterN SizzliN common and Series B preferred stock and warrants as of April 30, 1999 by each executive officer and director, executive officer of Austins and WesterN SizzliN and by each person or group who is known to be the beneficial owner of more than 5% of the Austins and WesterN SizzliN common and Series B preferred stock and warrants outstanding as of April 30, 1999 and the percentage ownership of Austins' common stock each will own following the completion of the merger.

                            BENEFICIAL OWNERSHIP (1)

                                                                                              PERCENT OF TOTAL AFTER
AUSTINS                                     NUMBER OF SHARES        PERCENT OF TOTAL (%)            MERGER (%)
----------------------------------------  ---------------------  ---------------------------  -----------------------
Paul C. Schorr, III (2) ................          130,914                     30.76                       2.17
  President, Chief Executive Officer and
  Director
Roger D. Sack (3) ......................          114,902                     27.07                       1.90
  Director
Gregory S. Cutchall (4) ................           35,885                      8.43                       0.06
  Director

                                                       NUMBER OF SHARES                   PERCENT OF TOTAL (%)
                                               ---------------------------------  -------------------------------------
WESTERN SIZZLIN                                 COMMON     PREFERRED   WARRANTS     COMMON      PREFERRED    WARRANTS
---------------------------------------------  ---------  -----------  ---------  -----------  -----------  -----------
Victor F. Foti (5) ..........................    150,000      37,500      28,125        3.41         4.29         7.58
  Chief Executive Officer and President
Robert L. Bass (6) ..........................     10,000          --          --        0.23           --           --
  Vice President of Franchise and Operations
Robyn B. Mabe (6) ...........................      5,000          --          --        0.23           --           --
  Secretary/Treasurer
J. Carson Quarles ...........................     10,000          --          --        0.23           --           --
  Director
Stanley L. Bozman, Jr. (7) ..................    105,000      12,500      12,500         2.4         1.43         3.37
  Director
Jerry D. Gardner (8) ........................    105,000      12,500      12,500         2.4         2.86         3.37
  Director
Thomas M. Hontzas (9) .......................     55,000       3,125       1,563        1.59          .36          .42
  Director
Charles W. Mantooth (10) ....................    130,000      12,500      25,000        2.98         1.43         6.73
  Director
Donald Parks.................................    100,000      62,500      25,000        2.29         7.15         6.73
Daniel Parrish, Jr. (6) .....................     10,000      12,500          --        0.23         1.43           --
  Director
Clifton Worthington, Jr. (11) ...............    105,000      12,500          --         2.4         1.43           --
  Director
David K. Wachtel, Jr. (12)...................    534,000     150,000          --       12.24        17.16           --
Titus Greene.................................    655,000     131,000     143,750       15.01        14.98        38.72
Joseph S. Cowart.............................    210,000     125,000      12,500        4.81        14.30         3.37
Thomas Cliett................................    100,000      68,500      12,500        2.29         7.83         3.37

                                                PERCENT OF
                                                TOTAL AFTER
WESTERN SIZZLIN                                 MERGER (%)
---------------------------------------------  -------------
Victor F. Foti (5) ..........................         4.82
  Chief Executive Officer and President
Robert L. Bass (6) ..........................         0.17
  Vice President of Franchise and Operations
Robyn B. Mabe (6) ...........................        0.083
  Secretary/Treasurer
J. Carson Quarles ...........................         0.17
  Director
Stanley L. Bozman, Jr. (7) ..................         2.32
  Director
Jerry D. Gardner (8) ........................         2.54
  Director
Thomas M. Hontzas (9) .......................         1.06
  Director
Charles W. Mantooth (10) ....................         2.98
  Director
Donald Parks.................................         3.34
Daniel Parrish, Jr. (6) .....................         0.40
  Director
Clifton Worthington, Jr. (11) ...............         2.09
  Director
David K. Wachtel, Jr. (12)...................        12.19
Titus Greene.................................        16.57
Joseph S. Cowart.............................         6.19
Thomas Cliett................................         3.23

------------------------

 (1) This table is based upon information supplied by officers, directors and principal stockholders and stock ownership records of Austins and WesterN SizzliN. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Austins and WesterN SizzliN believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 422,230 Austin post split shares, 4,364,000 WesterN SizzliN common shares, 874,375 Series B preferred shares and 371,250 warrants outstanding on April 30, 1999, adjusted as required by rules promulgated by the SEC. Percentages after merger based upon 6,031,855 Austins shares outstanding with the pre-merger Austins shares reverse split 1 for 6.27.

 (2) Shares owned directly by The Schorr Family Company, Inc. of which Paul C. Schorr, III is the president and chief executive officer.

 (3) Includes 13,000 currently exercisable options.

 (4) Shares owned by Steele Enterprises/MIHART, Inc. of which Gregory S. Cutchall is the owner, president and chief executive officer.

 (5) Includes 60,000 common and 37,500 preferred shares and 12,500 warrants owned by VIAMAC, Inc. of which Mr. Foti is president and chief executive officer and owns a majority of the outstanding stock; 50,000 common shares and 15,625 warrants owned by H-H Corporation as to which Mr. Foti has shared voting and investment power, and 30,000 currently exercisable options.

 (6) Represents currently exercisable options.

 (7) Includes 5,000 currently exercisable options and 100,000 shares owned jointly with his wife.

 (8) Includes 5,000 currently exercisable options and 100,000 shares owned jointly with his wife.

 (9) Includes 5,000 currently exercisable options and 50,000 shares owned jointly with his wife.

 (10) Includes 5,000 currently exercisable options.

 (11) Includes 5,000 currently exercisable options.

 (12) Includes 434,000 shares owned by Restaurant Management Services, Inc. which Mr. Wachtel controls.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed balance sheet and statement of operations reflect adjustments to the historical results of Austins and WesterN SizzliN to give effect to the business combination of these two companies. This business combination will be accounted for as a reverse acquisition using the purchase method of accounting in accordance with generally accepted accounting principles. In the acquisition, the shareholders of the acquired company, WesterN SizzliN, receives the majority of the voting interests in the surviving consolidated company. Therefore, WesterN SizzliN will be deemed to be the acquiring company for financial reporting purposes and accordingly, all the assets and liabilities of Austins will be recorded at fair value and the operations of Austins will be reflected in the operations of the combined company from the date of acquisition.

    Pro forma adjustments, and the assumptions on which they are based are described in the accompanying footnotes to the pro forma condensed financial statements. The accompanying pro forma condensed balance sheet as of December 31, 1998 contains those pro forma adjustments necessary to reflect the business combination as if it was consummated on that date. The accompanying pro forma condensed statement of operations for the year ended December 31, 1998 contains those pro forma adjustments necessary to reflect the business combination as if it was consummated on January 1, 1998. The unaudited pro forma condensed financial statements are based upon the historical financial statements of Austins and WesterN SizzliN and should be read in conjunction with those financial statements and notes thereto appearing in Austin's 1998 Form 10-KSB and elsewhere in this document, respectively. The pro forma condensed financial statements may not be indicative of actual financial position or results of operations as of the date and for the period presented, respectively.

                                    AUSTINS

                       PRO FORMA CONDENSED BALANCE SHEET

                         DECEMBER 31, 1998 (UNAUDITED)

                                                                                           PRO FORMA ADJUSTMENTS
                                                                                          -----------------------
                                                                          WESTERN
                                                           AUSTINS        SIZZLIN
                                                         (HISTORICAL)   (HISTORICAL)        DEBIT        CREDIT       PRO FORMA
                                                         ------------   ------------      ---------     ---------     ----------
                                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $    44,211        643,536             --       300,000(3)     387,747
  Trade accounts receivable, net.......................            --        870,552             --            --        870,552
  Inventories..........................................       116,490        298,617             --            --        415,107
  Prepaid expenses and other assets....................       190,926        393,886             --            --        584,812
  Deferred income taxes................................            --        121,883             --            --        121,883
                                                         ------------   ------------      ---------     ---------     ----------
    Total current assets...............................       351,627      2,328,474             --       300,000      2,380,101
                                                         ------------   ------------      ---------     ---------     ----------
Property and equipment, net............................     2,429,079      7,440,426             --            --      9,869,505
Franchise royalty contracts, net.......................            --      6,302,954             --            --      6,302,954
Goodwill and other intangibles, net....................       530,916      4,718,743      1,563,774(4)         --      6,813,433
Other assets...........................................       782,300        503,247         33,273(5)         --      1,318,820
                                                         ------------   ------------      ---------     ---------     ----------
    Total assets.......................................   $ 4,093,922     21,293,844      1,597,047       300,000     26,684,813
                                                         ------------   ------------      ---------     ---------     ----------
                                                         ------------   ------------      ---------     ---------     ----------

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current installments of obligations under capital
    leases and long-term debt..........................   $    95,817      1,636,884             --            --      1,732,701
  Accounts payable.....................................       753,328      2,186,236             --            --      2,939,564
  Credit line note payable to bank.....................            --        410,868             --            --        410,868
  Accrued expenses and other...........................       162,283        878,805             --            --      1,041,088
                                                         ------------   ------------      ---------     ---------     ----------
    Total current liabilities..........................     1,011,428      5,112,793             --            --      6,124,221
Obligations under capital leases and long-term debt....       982,147      5,997,491             --            --      6,979,638
Note payable to shareholder............................       269,928             --             --            --        269,928
Deferred income taxes..................................            --        378,494             --            --        378,494
                                                         ------------   ------------      ---------     ---------     ----------
    Total liabilities..................................     2,263,503     11,488,778             --            --     13,752,281
Stockholders' equity...................................     1,830,419      9,805,066             --     1,297,047(6)  12,932,532
                                                         ------------   ------------      ---------     ---------     ----------
    Total liabilities and stockholders' equity.........   $ 4,093,922     21,293,844             --     1,297,047     26,684,813
                                                         ------------   ------------      ---------     ---------     ----------
                                                         ------------   ------------      ---------     ---------     ----------

      See accompanying notes to pro forma condensed financial statements.

                                    AUSTINS

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                    YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                                                           PRO FORMA ADJUSTMENTS
                                                                                          -----------------------
                                                                          WESTERN
                                                           AUSTINS        SIZZLIN
                                                         (HISTORICAL)   (HISTORICAL)        DEBIT        CREDIT       PRO FORMA
                                                         ------------   ------------      ---------     ---------     ----------
Revenue................................................   $ 9,373,647     37,094,347             --            --     46,467,994
Operating expenses.....................................     9,743,700     34,607,629        104,964(7)         --     44,456,293
                                                         ------------   ------------      ---------     ---------     ----------
    Income (loss) from operations......................      (370,053)     2,486,718        104,964            --      2,011,701
                                                         ------------   ------------      ---------     ---------     ----------
Other income (expense):
  Interest expense.....................................      (116,769)      (746,012)            --            --       (862,781)
  Interest income......................................            --         45,015             --            --         45,015
  Other................................................            --        179,221             --            --        179,221
                                                         ------------   ------------      ---------     ---------     ----------
                                                             (116,769)      (521,776)            --            --       (638,545)
                                                         ------------   ------------      ---------     ---------     ----------
Earnings (loss) before income taxes and extraordinary
  item.................................................      (486,822)     1,964,942        104,964            --      1,373,156
Income tax expense.....................................            --        796,151             --       194,729(8)     601,422
                                                         ------------   ------------      ---------     ---------     ----------
Earnings (loss) before extraordinary item..............   $  (486,822)     1,168,791        104,964       194,729        771,734
                                                         ------------   ------------      ---------     ---------     ----------
                                                         ------------   ------------      ---------     ---------     ----------
Pro forma earnings per share-basic and diluted(9):
    Earnings before extraordinary item.................                                                               $     0.13
                                                                                                                      ----------
                                                                                                                      ----------
    Weighted average shares outstanding................                                                                6,031,855
                                                                                                                      ----------
                                                                                                                      ----------

      See accompanying notes to pro forma condensed financial statements.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The unaudited pro forma condensed balance sheet reflects the historical financial position of Austins and WesterN SizzliN at December 31, 1998, with pro forma adjustments as if the business combination had taken place on December 31, 1998. The unaudited pro forma condensed statement of operations for the year ended December 31, 1998 reflects the historical results of operations of Austins and WesterN SizzliN with pro forma adjustments based on the assumption the business combination was effective as of January 1, 1998.

(2) DESCRIPTION OF TRANSACTION

    Pursuant to the April 30, 1999 Agreement and Plan of Merger between Austins and WesterN SizzliN, WesterN SizzliN will be merged with and into a wholly owned subsidiary of Austins. This business combination will be accounted for as a reverse acquisition using the purchase method of accounting. Upon completion of the acquisition, the existing Austins and WesterN SizzliN shareholders will own approximately 7% and 93%, respectively, of the outstanding equity of the combined company. The purchase price of the business combination is determined based on the market price of Austin's securities over a reasonable period of time before and after the two companies reached an agreement on the purchase price and the proposed transaction was announced. Also included in the purchase price are the direct costs incurred relating to the acquisition. On February 23, 1999, Austins and WesterN SizzliN signed a letter of intent agreeing on the purchase price and announced the proposed transaction. The average closing market price for the five business day period beginning February 19, 1999 and ending February 25, 1999 for Austins was $1.27. Applying this price per share to the Austins pre-split common shares issued and including the estimated direct costs to be incurred as a result of the acquisition of $300,000 resulted in a deemed purchase price of $3,427,466. The aggregate purchase price of the acquisition was allocated based upon management's best estimate of the fair values of identifiable assets and liabilities of Austins at the date of acquisition as follows:

Current assets..................................................  $  351,627
Property and equipment, net.....................................   2,429,079
Other assets....................................................     815,573
Favorable lease rights..........................................     661,121
Goodwill........................................................   1,353,507
Trademarks......................................................      80,062
Long-term debt..................................................  (1,077,964)
Current liabilities.............................................    (915,611)
Note payable to shareholder.....................................    (269,928)
                                                                  ----------
Total...........................................................  $3,427,466
                                                                  ----------
                                                                  ----------

(3) A pro forma adjustment of $300,000 has been made to cash to record the estimated direct costs to be incurred as a result of the acquisition.

(4) GOODWILL AND OTHER INTANGIBLES

    A pro forma adjustment of $1,563,774 has been made to record the value of goodwill and intangible assets purchased at the date of acquisition. The adjustment is derived as follows:

                                                                                           CARRYING    PRO FORMA
                                                                             FAIR VALUE     VALUE     ADJUSTMENT
                                                                            ------------  ----------  -----------
Adjustment to goodwill and certain intangible assets......................  $     80,062     530,916    (450,854)
Fair value of favorable lease rights......................................       661,121          --     661,121
Goodwill from acquisition.................................................     1,353,507          --   1,353,507
                                                                            ------------  ----------  -----------
Net adjustment............................................................     2,094,690     530,916   1,563,774
                                                                            ------------  ----------  -----------
                                                                            ------------  ----------  -----------

(5) OTHER ASSETS

    A pro forma adjustment of $33,273 has been made to record at fair value other assets acquired at the date of acquisition. The adjustment is derived as follows:

                                                                                            CARRYING    PRO FORMA
                                                                                FAIR VALUE    VALUE    ADJUSTMENT
                                                                                ----------  ---------  -----------
Fair value of deposits........................................................  $   42,843     42,843          --
Fair value of land held for sale..............................................     547,280    535,039      12,241
Fair value of liquor licenses.................................................     225,450    193,183      32,267
Write-off of previously recorded other assets.................................          --     11,235     (11,235)
                                                                                ----------  ---------  -----------
                                                                                $  815,573    782,300      33,273
                                                                                ----------  ---------  -----------
                                                                                ----------  ---------  -----------

(6) STOCKHOLDERS' EQUITY

    A pro forma adjustment has been made to reflect the value of Austins common shares issued at the acquisition at their fair value of $3,127,466.

(7) OPERATING EXPENSES

    A pro forma adjustment to operating expenses of $104,964 has been made to record the effects of the business combination on amortization expense. The adjustment is derived as follows:

Favorable lease rights (amortized over the life of the leases)....................  $  92,898
Goodwill (amortized over 15 years)................................................  $  90,234
Less: Amortization expense of previously recorded goodwill
  and certain other intangible assets.............................................    (78,168)
                                                                                    ---------
                                                                                    $ 104,964
                                                                                    ---------
                                                                                    ---------

(8) INCOME TAX EXPENSE

    A pro forma adjustment of $194,729 has been made to adjust income tax expense to reflect the tax benefit of Austin's 1998 operating loss for the consolidated statement of operations. An effective tax rate of 40 percent was used to show the effect of the pro forma income tax adjustment. There is no pro forma income tax adjustment related to the amortization of favorable lease rights and goodwill created as a result of the business combination due to the nondeductibility of these expenses to the surviving combined company.

(9) PRO FORMA EARNINGS PER SHARE

    Prior to the merger, Austin's common stock will reverse-split at 6.27 shares for every one outstanding share. Pursuant to the merger, each share of WesterN SizzliN common and Series B convertible preferred stock (4,364,000 and 874,375 shares outstanding at the date of acquisition, respectively) will automatically be converted into one share of Austin's common stock. The Agreement also provides at the effective time of the merger, WesterN SizzliN common stock purchase warrants will convert into the same number of shares of Austin's common stock. Warrants to purchase 371,250 shares of common stock are outstanding at the date of acquisition.

    Basic and diluted pro forma earnings per share have been computed by dividing the pro forma earnings before extraordinary item available to common shareholders by the weighted average common shares outstanding. Weighted average shares outstanding for basic and diluted per share include the assumed conversion of warrants to common stock on the acquisition date. In addition, the weighted average shares outstanding is adjusted for the effect of the 1 for 6.27 reverse stock split on Austin's common stock prior to the acquisition.

    The following shows the weighted average shares outstanding for the pro forma basic and diluted per share computation:

    Weighted average common shares:

Austins shares...................................................    422,230
WesterN SizzliN shares...........................................  5,238,375
WesterN SizzliN warrants.........................................    371,250
                                                                   ---------
                                                                   6,031,855
                                                                   ---------
                                                                   ---------

                      DESCRIPTION OF AUSTINS CAPITAL STOCK

GENERAL

    The following description of certain of the provisions of the certificate of incorporation and bylaws of Austins are general and are not complete. They are qualified by reference to such documents, which are included as exhibits to the registration statement of which this Proxy Statement/Prospectus is a part.

AUSTINS COMMON STOCK

    Austins is authorized to issue 7,500,000 shares of Austins common stock, par value $0.01 per share. As of April 30, 1999, there were 2,647,927 shares of Austins common stock issued and outstanding and approximately 650 beneficial holders of Austins common stock. The holders of Austins common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The holders of Austins common stock do not have cumulative voting rights in the election of directors. The holders of Austins common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Austins out of legally available funds. In the event of liquidation, dissolution or winding up of Austins, the holders of Austins common stock are entitled to share ratably in all assets of Austins. The holders of Austins common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares are fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Austins common stock is First National Bank of Omaha.

         COMPARATIVE RIGHTS OF AUSTINS AND WESTERN SIZZLIN STOCKHOLDERS

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

    As a result of the merger, holders of WesterN SizzliN common stock will be exchanging their shares of a Tennessee corporation governed by the Tennessee BCA and WesterN SizzliN's Charter, as amended, and Bylaws, for shares of Austins, a Delaware corporation governed by the Delaware General Corporation Law and Austins' Certificate of Incorporation and Bylaws. Certain significant differences exist between the rights of WesterN SizzliN stockholders and those of Austins stockholders. The material differences are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Tennessee BCA and the Delaware GCL as well as to Austins' Certificate and Bylaws and WesterN SizzliN's Charter and Bylaws.

AUTHORIZED CAPITAL STOCK

    AUSTINS. The Certificate authorizes the issuance of up to 7,500,000 shares of Austins common stock, par value $0.01, of which 2,647,927 shares were issued as of April 30, 1999, none of which were held as treasury shares. Immediately prior to consummation of the Merger Austins will effect a reverse stock split, on the basis of 1 post split share for each 6.27 shares presently outstanding. After the reverse stock split Austins will have 422,230 shares of Austins common stock issued and outstanding. Austins' Board of Directors may authorize the issuance of additional shares of Austins common stock without further action by Austins' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Austins' capital stock may be listed. The Certificate does not provide preemptive rights to Austins stockholders.

    The authority to issue additional shares of Austins' capital stock provides Austins with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Austins common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Austins. In addition, the sale of a substantial number of shares of Austins common stock to persons who have an understanding with Austins concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Austins common stock or the right to receive Austins common stock to Austins stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Austins.

    WESTERN SIZZLIN. WesterN SizzliN's authorized capital stock consists of 10,000,000 shares of WesterN SizzliN common stock, par value $1.00. As of April 30, 1999, there were 4,364,000 shares of common stock, no shares of Series A Convertible Preferred Stock and 874,375 shares of Series B preferred stock issued and outstanding. WesterN SizzliN also has 371,250 common stock purchase warrants issued and outstanding.

    Pursuant to the Tennessee BCA, WesterN SizzliN's Board of Directors may authorize the issuance of additional shares of WesterN SizzliN common stock without further action by WesterN SizzliN's stockholders. WesterN SizzliN's Charter, as amended, does not provide the stockholders of WesterN SizzliN with preemptive rights to purchase or subscribe to any unissued authorized shares of WesterN SizzliN common stock or any option or warrant for the purchase thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION OR CHARTER AND BYLAWS

    AUSTINS. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate of Austins does not require a greater voting requirement.

    The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Austins common stock.

    WESTERN SIZZLIN. The Tennessee BCA generally provides that a Tennessee corporation's charter may be amended by the affirmative vote of a majority of the shares entitled to vote thereon, unless the charter provides for a higher or lower voting requirement. WesterN SizzliN's Charter does not include special provisions relating to amendment of the Charter.

    The Board of Directors has the power to adopt, amend, or repeal the Bylaws by a majority vote, subject to the right of the stockholders by majority vote to adopt, amend, or repeal the Bylaws by majority vote.

LIMITATIONS ON DIRECTOR LIABILITY

    AUSTINS. The Certificate provides that a director of Austins will have no personal liability to Austins or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

    Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Austins and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

    WESTERN SIZZLIN. The Tennessee BCA includes similar provisions limiting a director's liability.

INDEMNIFICATION

    AUSTINS. The Certificate provides that Austins will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Austins, indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Austins and, with respect to any criminal proceeding, if person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Austins, indemnification probably would be limited to reasonable expenses including attorneys' fees and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of Austins, except that no indemnification may be made with respect to any matter as to which that person is adjudged liable to Austins, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Austins has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed, whether civil, criminal, administrative, or investigative, that person must be indemnified against reasonable expenses incurred by that person.

    WESTERN SIZZLIN. The Tennessee BCA and WesterN SizzliN's Bylaws provide for indemnification of its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Austins.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    AUSTINS. The Certificate provides that any action required or permitted to be taken by Austins stockholders may be effected by written consent by a majority of the stockholders.

    WESTERN SIZZLIN. Under the Tennessee BCA and WesterN SizzliN's Bylaws, any action requiring or permitting stockholder approval may be approved by written consent of stockholders holding all of the shares of WesterN SizzliN common stock outstanding.

MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

    AUSTINS. The Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Austins to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Austins property and assets, or (iii) the dissolution of Austins. However, pursuant to the Delaware GCL, Austins may enter into a merger transaction without stockholder approval if (i) Austins is the surviving corporation, (ii) the agreement of merger does not amend in any respect Austins' Certificate, (iii) each share of Austins stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Austins after the effective date of the merger, and (iv) either no shares of Austins common stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Austins common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Austins common stock outstanding immediately prior to the effective date of the merger.

    WESTERN SIZZLIN. The Tennessee BCA generally requires approval of a majority of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets, or similar corporate transaction.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

    AUSTINS. Section 203 of the Delaware GCL places certain restrictions on "business combinations" including, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions by Delaware corporations with an "interested stockholder," generally the beneficial owner of 15% or more of the corporation's outstanding voting stock. Section 203 generally applies to Delaware corporations, such as Austins, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

    Austins has not specifically elected to avoid the application of Section
203. As a result, Section 203 generally would prohibit a business combination by Austins or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless (i) prior to the time when the person or entity became an interested stockholder, Austins' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Austins voting stock, excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans, or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Austins' Board of Directors and by the holders of at least two-thirds of the outstanding Austins voting stock, excluding shares owned by the interested stockholder.

    WESTERN SIZZLIN. Corporations organized under Tennessee law are generally subject to the Tennessee Business Combination Act, the Tennessee Control Share Acquisition Act, the Tennessee Investor Protection Act, and the Tennessee Greenmail Act.

    The Tennessee Business Combination Act provides that a party beneficially owning 10% or more of the voting power of any class or series of then outstanding shares entitled to vote generally in the election of directors of a corporation, defined as an "interested shareholder" cannot engage in a business combination with the corporation for a period of five years following such interested shareholder's share acquisition date, unless the transaction either
(i) is approved by at least two-thirds of the voting stock of the corporation not beneficially owned by such interested shareholder at a meeting called for such purpose no earlier than five years after such interested shareholder's share acquisition date or (ii) satisfies certain fairness criteria specified in the Tennessee BCA. The Tennessee Business Combination Act exempts transactions with interested shareholders if the transaction is approved by the corporation's board of directors prior to the time when the person became an interested shareholder. The Tennessee Business Combination Act also exempts transactions under certain other circumstances. WesterN SizzliN has not adopted a provision in its Charter or Bylaws removing WesterN SizzliN from the coverage of the Tennessee Business Combination Act.

    The Tennessee Investor Protection Act imposes certain filing and disclosure requirements on tender offers and covered share purchases that meet jurisdictional requirements of the act.

    The Tennessee Control Share Acquisition Act generally restricts voting rights of shares acquired in certain control share acquisitions. Generally, if a person acquires in one or a series of related transactions an amount of stock equal to one-fifth or more of all of the voting power of a Tennessee corporation subject to such provisions in a "control share acquisition," such shares have only such voting rights as are accorded them by resolution adopted by the majority of stockholders of the corporation. The TCSAA defines "control shares" for purposes of such act and establishes the procedures under which an acquiring person obtains stockholder action with respect to voting rights of control shares.

    The Tennessee Greenmail Act provides that it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the Commission pursuant to Section 12(g) of the Exchange Act or any subsidiary of such corporation to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock of the corporation, or, alternatively, unless the corporation makes an offer of at least equal value per share to all holders of such class. The TGA does not apply to WesterN SizzliN since its shares are not registered under Section 12(g) of the Exchange Act.

DISSENTERS' RIGHTS

    AUSTINS. The rights of dissenting stockholders of Austins are governed by the Delaware GCL. Except as described below, any stockholder has the right to dissent from any merger of which Austins could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the NASDAQ National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (1) shares of stock of the corporation surviving or resulting from the merger or consolidation; (2) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the NASDAQ National Market, or held of record by more than 2,000 stockholders; (3) cash in lieu of fractional shares of stock described in clause (1) or (2) immediately above; or (4) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (1) through (3) immediately above. Because the merger need not be approved by the stockholders of Austins, holders of Austins stock will not have dissenters' rights in connection with the merger.

    WESTERN SIZZLIN. A summary of the pertinent provisions of the Tennessee BCA pertaining to dissenters' rights is set forth under the caption "The Merger--Dissenting Stockholders," and the provisions are included as Appendix C.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

    AUSTINS. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

    WESTERN SIZZLIN. Pursuant to the Tennessee BCA, upon written notice of a demand to inspect corporate records and demonstration of a proper purpose, a stockholder is entitled to inspect specified corporate records, including accounting records, minutes of stockholder meetings and certain resolutions adopted at director meetings, and stockholder records.

DIVIDENDS

    AUSTINS. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

    WESTERN SIZZLIN. Pursuant to the Tennessee BCA, a board of directors may from time to time make distributions to its stockholders, subject to restrictions in its charter, provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

    Under the Austins bylaws, the number of directors, which is presently set at a maximum of eleven, is determined by resolution of the Austins Board of Directors. Newly created directorships resulting from any increase in the authorized number of directors and any vacant directorships may be filled by a majority of the directors then in office. Subject to certain exceptions, any director or the entire Austins Board of Directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

    The WesterN SizzliN bylaws authorize the WesterN SizzliN Board of Directors to fix the number of directors. The number of directors presently authorized is seven. Newly created directorships resulting from any increase in the number of directors and any vacancies on the WesterN SizzliN Board of Directors resulting from death, resignation, disqualification, removal or the failure of stockholders to elect the entire WesterN SizzliN Board of Directors at a meeting called for such purpose, shall by filled by the affirmative vote of a majority of the remaining directors then in office. A director may be removed without cause only by the affirmative vote of two-thirds of the outstanding shares of WesterN SizzliN common stock entitled to vote. The provisions relating to the number, classification and removal of directors contained in WesterN SizzliN's bylaws may not be altered, amended or repealed without the affirmative vote of holders of at least 80% of the outstanding shares of WesterN SizzliN common stock entitled to vote.

VOTING RIGHTS

    Neither Austins' nor WesterN SizzliN's charter provides for cumulative voting rights for the election of directors or otherwise.

POWER TO CALL SPECIAL MEETING

    The Austins bylaws provide that a special meeting of stockholders may be called at any time by the Chairman of the Board, the President, a majority of the Austins Board of Directors or holders of at least ten percent of the issued and outstanding stock entitled to vote.

    The WesterN SizzliN bylaws provide that a special meeting of the stockholders may be called by the President or the WesterN SizzliN Board of Directors at any time. Upon written request of any stockholder or stockholders holding in the aggregate twenty percent of the voting power, the Secretary shall call a special meeting to be held not less than thirty-five nor more than sixty days after the receipt of such request.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

    The Austins charter and bylaws contain no provision that would require greater than a majority of stockholders to approve mergers, consolidations, sales of a substantial amount of asset or other similar transactions.

    The WesterN SizzliN charter provides that in order to effect certain Business Combinations involving a Related Person or any person affiliated with a Related Person the affirmative vote of at least two-thirds of the then outstanding shares of stock voting as a class is required. This provision does not apply if the Business Combination shall have been (i) approved by a majority of the directors, or their successors not affiliated with the Related Person or
(ii) certain price and procedure requirements are met.

    The specified "Business Combinations" to which the provisions of the WesterN SizzliN charter apply include (i) any merger or consolidation with a Related Person or its affiliate, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement, in one transaction or a series of transactions, for the benefit of a Related Person or its affiliate involving assets, securities or commitments of WesterN SizzliN, any subsidiary or any Related Person or its affiliate having a fair market value of $3 million or more, (iii) the adoption of any plan or proposal for the liquidation or dissolution of WesterN SizzliN, (iv) any reclassification of securities or recapitalization of WesterN SizzliN that has the effect, directly or indirectly, of increasing the proportionate share of capital stock beneficially owned by any Related Person or its affiliate, or (v) any agreement, contract or other arrangement providing for any of the foregoing.

    A "Related Person" is defined as any person who (a) has announced or publicly disclosed a plan or intention to become the beneficial owner of twenty percent or more of the voting stock then outstanding or (b) is an affiliate of WesterN SizzliN and who at any time within the two-year period immediately prior to the date in question was the beneficial owner of twenty percent or more of the votes entitled to be cast by holders of all then outstanding voting stock.

ACTION BY WRITTEN CONSENT

    The Austins and WesterN SizzliN bylaws both provide that any action permitted or required by law may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholder meeting. Prompt notice of the taking of any corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing.

AMENDMENTS TO BYLAWS

    The Austins bylaws provide that the Austins Board of Directors shall have the power to adopt, amend and repeal the bylaws, subject to the right of the stockholders in certain instances to vote with respect to any such amendments.

    The WesterN SizzliN bylaws permit the stockholders the right to repeal, alter or amend the bylaws or adopt new bylaws. The bylaws also authorize the WesterN SizzliN Board of Directors to repeal, alter or amend the bylaws or adopt new bylaws, provided that the directors do not make or alter any bylaw fixing the qualifications, classifications, term of office or compensation of the directors. The bylaws further provide that the affirmative vote of eighty percent of the holders of shares entitled to vote for the election of directors is required to amend certain provisions contained in the bylaws relating to directors.

                              INDEPENDENT AUDITORS

    It is expected that representatives of KPMG LLP will be present at the WesterN SizzliN special meeting to respond to appropriate questions of stockholders and to make a statement if they so desire.

                                 LEGAL MATTERS

    The validity of the Austins common stock to be issued in the merger has been passed upon for Austins by Cline, Williams, Wright, Johnson & Oldfather, Omaha, Nebraska. Certain tax consequences of the merger have been passed upon for Austins by Cline, Williams, Wright, Johnson & Oldfather, Omaha, Nebraska and for WesterN SizzliN by Magee, Foster, Goldstein & Sayers, Roanoke, Virginia.

                                    EXPERTS

    The consolidated financial statements included in the Austins 1998 Form 10-KSB, as of December 31, 1998 and 1997 and for the years then ended, have been included herein in reliance upon the report of KPMG LLP (1998) and PricewaterhouseCoopers LLP, (1997) independent certified public accountants, appearing elsewhere herein, and upon the authority of these firms as experts in accounting and auditing.

    The consolidated financial statements of WesterN SizzliN as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT AUSTINS

    Austins files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Austins' public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Austins also may be inspected at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

    Austins has filed a Form S-4 Registration Statement to register with the SEC the offering and sale of the shares of Austins common stock to be issued to WesterN SizzliN stockholders in the merger. This Proxy Statement/Prospectus is a part of such registration statement and constitutes a prospectus of Austins and a proxy statement of WesterN SizzliN for the special meeting.

    As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

    The SEC allows Austins to incorporate information into this Proxy Statement/ Prospectus "by reference," which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. Austins hereby incorporates by reference additional documents that Austins may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the WesterN SizzliN special meeting. These include periodic reports, such as Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as well as proxy statements.

    Austins has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Austins or Acquisition Sub, and WesterN SizzliN has supplied all such information relating to WesterN SizzliN.

    If you are a stockholder of WesterN SizzliN, you may have received some of the documents incorporated by reference. You may obtain documents from Austins or the SEC or the SEC's Internet web site described above. The document incorporated by reference is available from Austins without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain document incorporated by reference in this Proxy Statement/ Prospectus by requesting in writing or by telephone from the appropriate company at the following addresses:

                         AUSTINS STEAKS & SALOON, INC.

                           6940 "O" Street, Suite 334

                            Lincoln, Nebraska 68510

                              Tel: (402) 464-3456

    If you would like to request documents, please do so by             , 1999
to receive them before the special meeting. If you request any incorporated documents, Austins will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, INVOLVED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR WESTERN SIZZLIN SHARES AT THE WESTERN SIZZLIN SPECIAL MEETING. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JULY       ,
1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF AUSTINS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                        THE WESTERN SIZZLIN CORPORATION
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

                             RESULTS OF OPERATIONS

    The following tables set forth the percentage relationship to total revenues, unless otherwise indicated, of certain income statement data, and certain restaurant data for the years indicated:

                                                                                               YEARS ENDED DECEMBER 31
                                                                                           -------------------------------
INCOME STATEMENT DATA:                                                                       1998       1997       1996
-----------------------------------------------------------------------------------------  ---------  ---------  ---------
REVENUES:
  Restaurant sales.......................................................................       81.9%      79.5%      76.0%
  Franchise royalties and fees...........................................................       16.5       18.3       22.0
  Seasoning sales........................................................................        1.4        1.8        1.6
  Other sales............................................................................        0.2        0.4        0.4
                                                                                           ---------  ---------  ---------
  Total revenues.........................................................................      100.0      100.0      100.0
COSTS AND EXPENSES:
Cost of company-operated stores..........................................................       65.3       64.3       64.3
Cost of franchise operations.............................................................        8.4        8.9        9.4
Other cost of operations.................................................................        1.1        1.3        1.5
Restaurant operating expenses............................................................       10.2        9.3        7.8
General and administrative expenses......................................................        8.3        8.3        9.1
                                                                                           ---------  ---------  ---------
Income from operations...................................................................        6.7        7.9        7.9
Other income (expense)...................................................................       (1.4)      (2.6)      (4.5)
Income before income tax expense and extraordinary item..................................        5.3        5.3        3.4
Income tax expense.......................................................................        2.1        2.1        1.5
                                                                                           ---------  ---------  ---------
Income before extraordinary item.........................................................        3.2        3.2        1.9
Extraordinary loss on debt extinguishment, net of tax....................................        0.2         --         --
                                                                                           ---------  ---------  ---------
Net income...............................................................................        3.0%       3.2%       1.9%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

                                                                                  YEARS ENDED DECEMBER 31
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
RESTAURANT DATA:
Percentage increase (decrease) in comparable Company-operated restaurant
  sales.................................................................         (3.14)        (2.42)         2.23
Number of Company-operated restaurants included in the respective years'
  most recent comparable restaurant base................................            20            16            11
Average sales for Company-owned restaurants included in the respective year's most recent comparable restaurant base.........................  $  1,841,000  $  2,327,000  $  3,016,000

NUMBER OF COMPANY-OPERATED RESTAURANTS:
  Beginning of period...................................................            16            11             1
  Opened................................................................             2             1             3
  Closed................................................................             0             0             0
  Acquired from franchises..............................................             2             4             8
  Acquired by franchisees...............................................             0             0             1
                                                                          ------------  ------------  ------------
  End of period.........................................................            20            16            11
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

NUMBER OF U.S. FRANCHISED RESTAURANTS:
  Beginning of period...................................................           229           249           271
  Opened................................................................            11             7             6
  Closed................................................................            13            23            21
  Acquired by Company...................................................             2             4             8
  Acquired from Company.................................................             0             0             1
                                                                          ------------  ------------  ------------
  End of period.........................................................           225           229           249
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                             1998 COMPARED TO 1997

REVENUES

    Total revenues increased 10.65% to $37.1 million in 1998, from $33.5 million in 1997. Company-operated restaurant sales increased 14% to $30.4 million in 1998, from $26.7 million in 1997. This increase was primarily due to the addition of four (4) units during 1998. Comparable sales decreased 3.2% in 1998 over 1997 for Company-operated restaurants open throughout both years.

    Franchise operation revenues decreased 0.6% to $6.11 million in 1998, from $6.15 million in 1997. This decrease was due to a decrease in the number of franchised units. Comparable sales increased 0.75% in 1998 over 1997 for franchised restaurants open throughout both years.

COSTS AND EXPENSES

    Restaurant cost of sales, consisting of food, beverage and paper costs, decreased as a percentage of restaurant sales to 45.1% in 1998, from 46.7% in 1997. The primary reason for the decrease is attributable to concentration on operating margins and matured operations.

    Restaurant salaries and related taxes were comparable as a percentage of restaurant sales for both years: 26.8% in 1998, and 26.2% in 1997. Occupancy costs increased as a percentage of restaurant sales to 4.9% in 1998 from 4.3% in 1997 as a result of remodeling and property renovations.

    Restaurant advertising and related costs increased as a percentage of restaurant sales to 1.89% in 1998, from 1.0% in 1997 as a result of increased advertising relating to reopenings of remodeled stores.

    General and administrative expenses remained flat as a percentage of total revenues: 8.3% in 1998 and 1997. The Company has adopted the AICPA Statement of Position 98-5 ("SOP") which required the expensing of certain start-up costs effective in 1998 (see "Note 1" of "Notes to Consolidated Financial Statements"). Certain of these costs had previously been deferred. The effect of the adoption of the SOP did not have a material impact on 1998 consolidated net income.

    Depreciation and amortization decreased slightly as a percentage of total revenues to 1.8% in 1998, from 2.0% in 1997 as a result of certain assets being fully depreciated or amortized prior to or during 1998.

INCOME TAX EXPENSE

    Income tax expense reflects a combined current federal and state as well as deferred income taxes. The Company's effective tax rate was 40.5% in 1998 and 1997.

                             1997 COMPARED TO 1996

REVENUES

    Total revenues increased 12.2% to $33.5 million in 1997, from $29.9 million in 1996. Company-operated restaurant sales increased 18.0% to $26.7 million in 1997, from $22.6 million in 1996. This increase was primarily due to the addition of five (5) units during 1997. Comparable sales decreased 2.4% in 1997 over 1996 for Company-operated restaurants open throughout both years.

    Franchise operation revenues decreased 6.0% to $6.15 million in 1997, from $6.5 million in 1996. This decrease was due to a decrease in the number of franchised units. Comparable sales increased 0.77% in 1997 over 1996 for franchised restaurants open throughout both years.

COSTS AND EXPENSES

    Restaurant cost of sales, consisting of food, beverage and paper costs, decreased as a percentage of restaurant sales to 46.7% in 1997, from 48.1% in 1996. The primary reason for the decrease is attributable to concentration on operating margins and matured operations.

    Restaurant salaries and benefits decreased as a percentage of restaurant sales to 27.2% in 1997, from 31.5% in 1996, due to concentration on operating margins and matured operations.

    Restaurant advertising and related costs increased as a percentage of restaurant sales to 0.8% in 1997, from 0.3% in 1996 due to increased advertising associated with more Company-operated stores.

    General and administrative expenses declined slightly as a percentage of total revenues to 8.3% in 1997 from 9.0% in 1996 due to a focus on cost control and maturing operations.

    Depreciation and amortization was comparable as a percentage of total revenues: 2.0% in 1997, and 2.0% in 1996.

INCOME TAX EXPENSE

    Income tax expense reflects a combined current federal and state as well as deferred income taxes. The Company's effective tax rate was 40.5% in 1997 as compared to 44.4% in 1996.

                        LIQUIDITY AND CAPITAL RESOURCES

    We require capital primarily for the development and acquisition of restaurants. Capital expenditures of $2.7 million, for 1998, were primarily funded by cash flow from operations. Cash flows generated by operating activities were approximately $3.26 million, $3.99 million and $4.08 million in

1998, 1997 and 1996, respectively. Cash flows from operations were the primary source of capital expenditures and debt repayments during those years.

    Total 1999 capital expenditures are expected to be approximately $500,000 to $1,000,000, primarily for the development or conversion of restaurants. During 1999, we plan to convert two Company-operated restaurants.

    Capital resources available at December 31, 1998 include $643,536 of cash and cash equivalents, and approximately $89,000 available under an existing $500,000 line of credit. The Company has a working capital deficit of approximately $2.8 million at December 31, 1998 and expects to fund this deficit, planned capital expenditures and acquisitions from these resources, operating cash flows, and lender financing.

                                YEAR 2000 ISSUE

    We utilize management information systems and software technology that may be affected by Year 2000 issues throughout its operations. During fiscal 1998, we began to implement plans to ensure those systems continue to meet its requirement. Our Year 2000 Project is proceeding on schedule. During fiscal 1998, we began by updating the computer systems at the Corporate level. The Corporate office network was updated at the beginning of 1998. In addition to the new computers and server, we updated their software to Windows 95. All accounting and processing software bought during 1998 is "packaged software" which is certified compliant. The cost of the hardware and software for the Corporate office was approximately $15,000. The plan for 1999 is to complete the Year 2000 Project and update the computers at the store level. The total projected budget for these upgrades is less than $15,000. Similar to the items purchased for the Corporate office, we are planning to buy or upgrade computers for each restaurant. All of the "point-of-sale" software at the restaurant level is also "packaged software" which is certified compliant.

    We have also initiated communications with vendors and other third parties whose computer systems' functionality could impact our operations. Currently major vendors have responded with favorable confirmation of being Year 2000 compliant. As we are not electronically interfaced with any vendors at this time, any Year 2000 issues not resolved by our vendors are not anticipated to have a material impact on our computer systems. Other third parties have responded that they are also resolving the Year 2000 problem. The credit card processors understand the Year 2000 issues, and with these communications, we will facilitate coordination of the Year 2000 solutions and will determine the extent to which we may be vulnerable to failures of third parties to address their own Year 2000 issues.

    Based on the progress we have made in addressing our Year 2000 issues and our plan and time line to complete its compliance program, we do not foresee significant risks associated with its Year 2000 compliance at this time. As our plan is to address its significant Year 2000 issues prior to being affected by them, we have not developed a comprehensive contingency plan. However, if we identify significant risks related to Year 2000 compliance or our progress deviates form the anticipated time line, we will develop contingency plans as deemed necessary at that time.

                              IMPACT OF INFLATION

    As inflation has remained at relatively low levels in recent years, we do not believe inflation has materially affected earnings during the past three years. Substantial increases in costs, particularly labor, employee benefits or food costs, could have a significant impact on us.

                           FORWARD LOOKING STATEMENTS

    Certain information contained in this analysis, particularly information regarding future financial performance and plans and objectives of management, is forward looking. Certain factors could cause actual results to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, our ability and the ability of our franchisees to obtain suitable locations and financing for new restaurant development; the hiring, training, and retention of management and other personnel; competition in the industry with respect to price, service, location, and food quality; an increase in food cost due to seasonal fluctuations, weather, and demand; changes in consumer tastes and demographic trends; changes in federal and state laws, such as increases in minimum wage; and factors associated with the Year 2000 evaluation and modification.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Western Sizzlin Corporation:

    We have audited the accompanying consolidated balance sheets of The Western Sizzlin Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Western Sizzlin Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

February 19, 1999, except for note 5
  with respect to the debt waiver letter,
  as to which the date is April 16, 1999

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                        ASSETS                               1998          1997
                                                         ------------  ------------
Current assets:
  Cash and cash equivalents............................  $    643,536       718,246
  Trade accounts receivable, less allowance for
    doubtful accounts of $251,397 in 1998 and $190,739
    in 1997 (notes 3 and 5)............................       870,552       901,973
  Current installments of notes receivable (notes 3 and
    5).................................................       115,699       118,663
  Current installments of lease receivable (notes 3 and
    5).................................................            --         8,579
  Other receivables....................................        76,205       160,517
  Inventories (note 5).................................       298,617       225,201
  Prepaid expenses.....................................       201,982       108,917
  Deferred income taxes (note 7).......................       121,883        96,280
                                                         ------------  ------------
      Total current assets.............................     2,328,474     2,338,376
Notes receivable, less allowance for doubtful accounts
  of $123,414 in 1998 and $132,131 in 1997, excluding
  current installments (notes 3 and 5).................       172,697       184,474
Property and equipment, net (notes 2, 3 and 5).........     7,440,426     4,470,660
Franchise royalty contracts, net of accumulated
  amortization of $3,151,477 in 1998 and $2,521,181 in
  1997.................................................     6,302,954     6,933,250
Goodwill, net of accumulated amortization of $1,179,686
  in 1998 and $786,458 in 1997 (note 2)................     4,718,743     5,111,971
Financing and organization costs, net of accumulated
  amortization of $12,145 in 1998 and $624,855 in
  1997.................................................       178,158       169,885
Other assets, net (note 9).............................       152,392       300,576

                                                         ------------  ------------
                                                         $ 21,293,844    19,509,192
                                                         ------------  ------------
                                                         ------------  ------------

          See accompanying notes to consolidated financial statements.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

               LIABILITIES AND STOCKHOLDERS' EQUITY                     1998        1997
                                                                     ----------  ----------
Current liabilities:
  Credit line note payable to bank (note 5)........................  $  410,868     394,000
  Current installments of long-term debt (note 5)..................   1,589,928   1,048,656
  Current installments of obligations under capital leases (note
    6).............................................................      46,956      47,946
  Accounts payable.................................................   2,186,236   1,652,513
  Accrued expenses and other.......................................     878,805   1,011,146
                                                                     ----------  ----------
      Total current liabilities....................................   5,112,793   4,154,261
Long-term debt, excluding current installments (note 5)............   5,915,892   5,623,753
Obligations under capital leases, excluding current installments
  (note 6).........................................................      81,599     114,978
Deferred income taxes (note 7).....................................     378,494     313,474
                                                                     ----------  ----------
      Total liabilities............................................  11,488,778  10,206,466
                                                                     ----------  ----------

Stockholders' equity (notes 8 and 9):
  Convertible preferred stock, series A, $10 par value (involuntary liquidation preference of $10 per share). Authorized 25,000
    shares; none issued and outstanding............................          --          --
  Convertible preferred stock, series B, $1 par value (involuntary liquidation preference of $1 per share). Authorized 875,000
    shares; issued and outstanding 874,375 shares..................     874,375     874,375
  Common stock, $1 par value. Authorized 10,000,000 shares; issued and outstanding 4,339,000 shares in 1998 and 4,639,000 shares
    in 1997........................................................   4,339,000   4,639,000
  Additional paid-in capital.......................................     399,961     714,961
  Retained earnings................................................   4,191,730   3,074,390
                                                                     ----------  ----------
      Total stockholders' equity...................................   9,805,066   9,302,726

Commitments and contingencies (notes 5, 6, 8, 9 and 10)............
                                                                     ----------  ----------
                                                                     $21,293,844 19,509,192
                                                                     ----------  ----------
                                                                     ----------  ----------

          See accompanying notes to consolidated financial statements.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Company-operated stores.............................................  $  30,396,292     26,653,025     22,586,059
Franchise operations................................................      6,108,504      6,146,601      6,538,526
Other...............................................................        589,551        724,320        599,340
                                                                      -------------  -------------  -------------
      Total revenues (notes 3 and 5)................................     37,094,347     33,523,946     29,723,925
                                                                      -------------  -------------  -------------
Costs and expenses:
  Cost of company-operated stores (note 6)..........................     24,238,703     21,544,382     19,122,082
  Cost of franchise operations......................................      3,100,239      2,998,837      2,789,366
  Other cost of operations..........................................        403,149        442,471        429,607
  Restaurant operating expenses (note 6)............................      3,772,553      3,107,482      2,338,352
  General and administrative........................................      3,092,985      2,767,090      2,694,357
                                                                      -------------  -------------  -------------
                                                                         34,607,629     30,860,262     27,373,764
                                                                      -------------  -------------  -------------
      Income from operations........................................      2,486,718      2,663,684      2,350,161
                                                                      -------------  -------------  -------------
Other income (expense):
  Interest expense, including discount amortization
    of $27,276, $161,742 and $226,776 in 1998,
    1997 and 1996, respectively.....................................       (746,012)    (1,169,962)    (1,521,845)
  Interest income...................................................         45,015         24,711         28,566
  Other.............................................................        179,221        256,210        153,346
                                                                      -------------  -------------  -------------
                                                                           (521,776)      (889,041)    (1,339,933)
                                                                      -------------  -------------  -------------
      Income before income tax expense
        and extraordinary item......................................      1,964,942      1,774,643      1,010,228

Income tax expense (note 7).........................................        796,151        718,150        448,545
                                                                      -------------  -------------  -------------
      Income before extraordinary item..............................      1,168,791      1,056,493        561,683
      Extraordinary loss on debt extinguishment (net of
        income tax benefit of $31,689) (notes 5 and 7)..............         51,451             --             --
                                                                      -------------  -------------  -------------
      Net income....................................................  $   1,117,340      1,056,493        561,683
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Earnings per share: (note 1 (p))
  Income before extraordinary item:
    Basic and diluted...............................................            .25            .23            .12

  Extraordinary item:
    Basic and diluted...............................................           (.01)            --             --
                                                                      -------------  -------------  -------------
  Net income:
    Basic and diluted...............................................            .24            .23            .12
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
    Basic and diluted weighted average common shares outstanding....      4,585,575      4,564,205      4,539,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                           CONVERTIBLE     CONVERTIBLE
                                            PREFERRED       PREFERRED                   ADDITIONAL
                                          STOCK SERIES    STOCK SERIES      COMMON       PAID-IN       RETAINED
                                                A               B            STOCK       CAPITAL       EARNINGS       TOTAL
                                          -------------   -------------   -----------  ------------   -----------  ------------
Balances at December 31, 1995...........    $     --          874,375       4,039,000       10,000      1,456,214     6,379,589

Issuance of common stock in connection
  with acquisition (500,000 shares at
  $1.86 per share) (note 2).............          --               --         500,000      430,000             --       930,000
Issuance of stockholder notes with
  detachable stock purchase warrants
  (note 9)..............................          --               --              --      137,363             --       137,363
Net income..............................          --               --              --           --        561,683       561,683
                                              ------      -------------   -----------  ------------   -----------  ------------
Balances at December 31, 1996...........          --          874,375       4,539,000      577,363      2,017,897     8,008,635

Issuance of common stock in connection
  with noncompete agreement (100,000
  shares at $2.38 per share) (note 9)...          --               --         100,000      137,598             --       237,598
Net income..............................          --               --              --           --      1,056,493     1,056,493
                                              ------      -------------   -----------  ------------   -----------  ------------
Balances at December 31, 1997...........          --          874,375       4,639,000      714,961      3,074,390     9,302,726

Issuance of common stock in connection
  with the purchase of equipment and
  leasehold improvements (200,000 shares
  at $2.50 per share) (note 4)..........          --               --         200,000      300,000             --       500,000
Repurchase of common stock (500,000
  shares at $2.23 per share) (note 2)...          --               --        (500,000)    (615,000)            --    (1,115,000)
Net income..............................          --               --              --           --      1,117,340     1,117,340
                                              ------      -------------   -----------  ------------   -----------  ------------
Balances at December 31, 1998...........    $     --          874,375       4,339,000      399,961      4,191,730     9,805,066
                                              ------      -------------   -----------  ------------   -----------  ------------
                                              ------      -------------   -----------  ------------   -----------  ------------

          See accompanying notes to consolidated financial statements.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                           1998           1997           1996
                                                                       -------------  -------------  -------------
Cash flows from operating activities:
  Net income.........................................................  $   1,117,340      1,056,493        561,683
  Adjustments to reconcile net income to net cash provided by operating activities:
      Extraordinary loss on debt extinguishment......................         51,451             --             --
      Depreciation and amortization of property and equipment........        662,301        656,826        582,450
      Amortization of discount on debt...............................         27,276        161,742        226,776
      Amortization of franchise royalty contracts, goodwill,
        financing and organization costs and other assets............      1,315,689      1,209,783      1,180,217
      Provision for bad debts........................................        143,669        114,572         (9,590)
      Provision for deferred taxes...................................         39,417        298,266          6,121
      (Gain) loss on sale/disposal of property and equipment.........          4,004        (35,714)         9,120
      (Increase) decrease in:
        Trade accounts receivable....................................       (205,130)        16,561        405,431
        Notes receivable.............................................        116,202        (29,677)       (19,251)
        Lease receivable.............................................          8,579         18,589         56,251
        Other receivables............................................         75,733              7       (132,765)
        Inventories..................................................        (73,416)       (36,485)       (95,442)
        Prepaid expenses.............................................        (93,065)       203,670        (45,839)
        Other assets.................................................         29,385        157,895       (166,060)
      Increase (decrease) in:
        Accounts payable.............................................        145,729        128,779      1,335,991
        Accrued expenses.............................................       (100,652)        72,983        185,079
                                                                       -------------  -------------  -------------

          Net cash provided by operating activities..................      3,264,512      3,994,290      4,080,172
                                                                       -------------  -------------  -------------

Cash flows from investing activities:
  Acquisitions, net of cash received (note 2)........................             --             --     (3,789,033)
  Additions to property and equipment................................     (2,740,496)      (849,886)    (1,256,764)
  Proceeds from sale of property and equipment.......................          7,000        495,507             --
                                                                       -------------  -------------  -------------

          Net cash used in investing activities......................     (2,733,496)      (354,379)    (5,045,797)
                                                                       -------------  -------------  -------------

Cash flows from financing activities:
  Net increase (decrease) in credit line note payable................         16,868       (102,013)       496,013
  Proceeds from long-term debt.......................................      7,250,000             --      3,558,250
  Payments on long-term debt and capital leases......................     (6,567,291)    (3,127,225)    (2,948,633)
  Financing costs....................................................       (190,303)            --        (10,192)
  Repurchase of common stock.........................................     (1,115,000)            --             --
                                                                       -------------  -------------  -------------

          Net cash provided by (used in) financing activities........       (605,726)    (3,229,238)     1,095,438
                                                                       -------------  -------------  -------------
          Net increase (decrease) in cash and cash equivalents.......        (74,710)       410,673        129,813

Cash and cash equivalents at beginning of the year...................        718,246        307,573        177,760
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of the year.........................  $     643,536        718,246        307,573
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) DESCRIPTION OF BUSINESS AND PRINCIPLES OF CONSOLIDATION

    The Western Sizzlin Corporation (the "Company") is a franchisor and operator of restaurants. At December 31, 1998, the Company had 246 franchises and company-operated stores operating in 24 states. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, The Western Sizzlin Stores, Inc., Western Sizzlin Stores of Little Rock, Inc. and Western Sizzlin Stores of Louisiana, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

(B) CASH EQUIVALENTS

    Cash equivalents of $1,120,273 consist of overnight repurchase agreements at December 31, 1998. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(C) NOTES RECEIVABLE

    Notes receivable are recorded at cost, less an allowance for impaired notes receivable. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a note receivable to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note receivable is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful notes receivable through a charge to bad debt expense. Interest income on impaired notes is recognized on the cash basis.

(D) INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of food, beverages and restaurant supplies.

(E) PREPAID EXPENSES

    At December 31, 1997, prepaid expenses include preopening costs incurred prior to a restaurant opening and were being amortized over a 12-month period commencing with the date the restaurant opens. All preopening costs were fully amortized in 1998.

(F) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated on the straight-line basis over the following estimated useful lives: buildings and improvements--15 to 40 years; furniture, fixtures and equipment--3 to 10 years. Property and equipment under capital leases and leasehold improvements are generally amortized over the shorter of the asset's estimated useful life or the lease term. If the estimated useful life of a leasehold improvement exceeds the lease term and the lease allows for a renewable term and the Company intends to renew the lease, the estimated useful life of the leasehold improvement is used for amortization purposes. Gains or losses are recognized upon the disposal of

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) property and equipment and the cost and the related accumulated depreciation and amortization are removed from the accounts. Maintenance, repairs and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

(G) FRANCHISE ROYALTY CONTRACTS

    Franchise royalty contracts are amortized on a straight-line basis over fifteen years, the estimated average life of the franchise agreements. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the franchise royalty contracts balance over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

(H) GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over fifteen years, the expected period to be benefited. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(I) FINANCING AND ORGANIZATION COSTS

    Financing and organization costs consist principally of expenses incurred to obtain financing for the acquisition of the Company and other expenses incurred with the organization of the Company. Financing costs are being amortized on the straight-line method over the life of the loan and organization costs were being amortized on the straight-line method over five years. Organization costs were fully amortized in 1998.

(J) OTHER ASSETS

    Other assets include the value of a noncompete agreement established in connection with the Company leasing five additional stores (see note 9). This cost is being amortized on the straight-line basis over two years, the term of the noncompete agreement.

(K) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(L) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(M) FRANCHISE REVENUE

    Initial franchise fees are recognized when all material services have been substantially performed by the Company and the restaurant has opened for business. Franchise royalties, which are based on a percentage of monthly sales, are recognized as income on the accrual basis. Costs associated with franchise operations are recognized on the accrual basis. The president and certain members of the board of directors are also franchisees. As franchisees these individuals have transactions from time to time with the Company, including payments for franchise fees, during the normal course of business.

(N) STOCK OPTION PLAN

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures under SFAS No. 123.

(O) SUPPLEMENTAL CASH FLOW INFORMATION

    The Company paid approximately $719,000, $947,000 and $1,295,000 in cash for interest and $936,000, $508,000 and $683,000 in cash for income taxes during 1998, 1997 and 1996, respectively. Noncash transactions for 1998 include capital lease obligations for equipment of $14,581, write-offs of accounts and notes receivable of $91,728, transfers between accounts receivable and notes receivable of $119,372, equipment purchases included in accounts payable of $387,994 and the issuance of 200,000 shares of common stock with an estimated value of $500,000 in connection with the purchase of equipment and leasehold improvements (see note 4). Noncash transactions for 1997 include capital

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease obligations for equipment totaling $113,986, write-offs of accounts and notes receivable of $160,515, transfers between accounts receivable and notes receivable of $100,045 and the issuance of 100,000 shares of common stock with an estimated value of $237,598 under provisions of a noncompete agreement (see note 9). Noncash transactions for 1996 include capital lease obligations for equipment totaling $77,256, write-offs of accounts and notes receivable of $136,597, 500,000 shares of common stock with an estimated value of $930,000 issued in conjunction with an acquisition and detachable stock purchase warrants with an estimated value of $137,363 issued in connection with notes payable to stockholders.

(P) EARNINGS PER SHARE

    Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Stock options for shares of common stock were not included in computing diluted earnings per share because these effects are anti-dilutive. Convertible preferred stock convertible into 874,375 shares of common stock and warrants for 371,250 of common stock also are not included in computing diluted earnings per share since the conditions for their issuance, such as an initial public offering or registration of the Company's common stock, have not taken place.

    The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the years indicated:

                                                                                                         BASIC AND
                                                                                           WEIGHTED       DILUTED
                                                                              INCOME        AVERAGE      EARNINGS
                                                                              (LOSS)        SHARES       PER SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
YEAR ENDED DECEMBER 31, 1998
Income before extraordinary item.........................................  $  1,168,791     4,585,575    $     .25
Extraordinary item.......................................................       (51,451)    4,585,575         (.01)
                                                                           ------------                      -----
Net income...............................................................  $  1,117,340     4,585,575    $     .24
                                                                           ------------  -------------       -----
                                                                           ------------  -------------       -----
YEAR ENDED DECEMBER 31, 1997
Income before extraordinary item.........................................  $  1,056,493     4,564,205    $     .23
                                                                           ------------                      -----
Net income...............................................................  $  1,056,493     4,564,205    $     .23
                                                                           ------------  -------------       -----
                                                                           ------------  -------------       -----
YEAR ENDED DECEMBER 31, 1996
Income before extraordinary item.........................................  $    561,683     4,539,000    $     .12
                                                                           ------------                      -----
Net income...............................................................  $    561,683     4,539,000    $     .12
                                                                           ------------  -------------       -----
                                                                           ------------  -------------       -----

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(Q) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(R) RECLASSIFICATIONS

    Certain reclassifications have been made to the 1997 and 1996 consolidated financial statements to conform to the 1998 presentation.

(2) ACQUISITIONS

    Effective January 1, 1996, the Company acquired certain assets and assumed certain liabilities related to six stores owned by a current franchisee, the Clark-Ellis Group. The total purchase price for the acquisition was approximately $6.8 million and included a combination of $2.9 million of cash, $3.0 million of debt and 500,000 shares of common stock with an estimated fair value of $930,000. The estimated fair value of the common stock as determined by an independent investment banker was approximately $1.86 per share. In addition, the Company acquired a store from another franchisee with a total cash purchase price of approximately $900,000 and this transaction was also effective January 1, 1996. These acquisitions have been accounted for under the purchase method of accounting and, accordingly, the results of operations of the acquired enterprises are included in the consolidated financial statements from the effective date of the acquisitions. The goodwill arising as a result of the excess of the purchase price over the fair market value of the net assets acquired is a result of the Clark-Ellis transaction and is being amortized on the straight-line method over 15 years.

    The following table summarizes these acquisitions:

Purchase price.........................................  $ 7,730,833
                                                         -----------
                                                         -----------
Cash...................................................  $    11,800
Accounts receivable....................................       20,714
Inventory..............................................       81,277
Prepaid expenses and other assets......................      175,722
Property and equipment.................................    2,564,345
Accounts payable and accrued expenses..................      (71,454)
Notes payable..........................................     (950,000)
                                                         -----------
        Net assets acquired (estimated fair value).....  $ 1,832,404
                                                         -----------
                                                         -----------
Excess of purchase price over fair value of net assets
  acquired (goodwill)..................................  $ 5,898,429
                                                         -----------
                                                         -----------

    The 500,000 shares of common stock with an estimated fair value of $1.86 issued in the Clark-Ellis transaction were reacquired by the Company in October 1998 for $2.23 per share.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(3) ACCOUNTS AND NOTES RECEIVABLE

    The activity in the allowance for doubtful accounts is as follows:

                                                                                   1998        1997        1996
                                                                                ----------  ----------  ----------
Allowance for doubtful accounts:
  Beginning of year...........................................................  $  322,870     368,813     515,000
  Provision for bad debts.....................................................     143,669     114,572      (9,590)
  Accounts and notes receivable written off...................................     (91,728)   (160,515)   (136,597)
                                                                                ----------  ----------  ----------
      End of year.............................................................  $  374,811     322,870     368,813
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Allowance for doubtful accounts allocated to:
  Accounts receivable.........................................................  $  251,397     190,739     186,212
  Notes receivable............................................................     123,414     132,131     182,601
                                                                                ----------  ----------  ----------
                                                                                $  374,811     322,870     368,813
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The Company has various notes receivable from franchisees for amounts due under franchise agreements. The recorded investment in notes receivable for which an impairment has been recognized and the related allowance for doubtful accounts were $411,810 and $123,414, respectively, at December 31, 1998, $435,268 and $132,131, respectively, at December 31, 1997. The average recorded investment in impaired notes was approximately $424,000, $451,000 and $456,000 during 1998, 1997 and 1996, respectively.

    The Company's franchisees and Company-operated stores are not concentrated in any specific geographic region, but are concentrated in the family steak house business. No single franchisee accounts for a significant amount of the Company's franchise revenue, and there were no significant accounts or notes receivable from a single franchisee at December 31, 1998 or 1997. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific franchisees, historical collection trends and other information. Generally, the Company does not require collateral to support receivables.

(4) PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1998 and 1997 consists of the following:

                                                                                             1998         1997
                                                                                         ------------  ----------
Land and improvements..................................................................  $    300,000     300,000
Buildings and improvements.............................................................       400,000     400,000
Furniture, fixtures and equipment......................................................     3,657,565   2,728,794
Leasehold improvements.................................................................     5,195,406   2,541,434
                                                                                         ------------  ----------
                                                                                            9,552,971   5,970,228
    Less accumulated depreciation and amortization.....................................     2,112,545   1,499,568
                                                                                         ------------  ----------
                                                                                         $  7,440,426   4,470,660
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(4) PROPERTY AND EQUIPMENT (CONTINUED)
    On September 18, 1998, the Company assumed an existing lease of a store from a franchisee. The purchase price for the store's equipment and leasehold improvements was $700,000 and included a combination of $200,000 of cash and 200,000 shares of common stock with an estimated fair value of $500,000. The $2.50 per share fair market value assigned to the common stock was based on negotiations between the Company and the seller, a related party who owns more than 10 percent of the Company's stock, and the Company's consideration of the estimated fair market value of the stock. The Company has an option until September 17, 2000 to buy back the stock for $500,000 which is based on $2.50 per share. From September 17, 2000 until September 17, 2002, the Company has an option to buy back the stock at increasing purchase prices ranging from $600,000 ($3.00 per share) to $700,000 ($3.50 per share).

(5) DEBT

    Long-term debt at December 31, 1998 and 1997 consists of the following:

                                                                                             1998         1997
                                                                                         ------------  ----------
Notes payable to finance company with interest rates ranging from 9.82% to 10.07% due in equal monthly installments, including principal and interest, ranging from $5,395 to $17,182, with final payments due from April 1, 2005 through April 1, 2013;
  collateralized by real property, accounts receivable, inventory and furniture,
  fixtures and equipment...............................................................  $  6,005,556          --

$750,000 note payable to bank, bearing interest at the prime rate (7.75% at December
  31, 1998), due March 31, 1999; collateralized by accounts receivable and the
  assignment of franchise royalty contracts............................................       750,000          --

$300,000 term note payable to stockholder, bearing fixed interest at 10%, principal balance including accrued interest due on or before March 14, 1999; collateralized by
  the assignment of franchise revenues.................................................       300,000          --

12% notes payable to stockholders with effective interest rate of 18.4% due in equal monthly installments of $157,268 including principal and interest, with final payment due January 1, 1999; collateralized by the assignment of franchise revenues; paid in
  full during 1998.....................................................................            --   1,890,690
  Less unamortized discount............................................................            --      46,146
                                                                                         ------------  ----------

                                                                                                   --   1,844,544

12% notes payable to stockholders with effective interest rate of 13.82% due in equal monthly principal installments of $17,470 (49,500 in 1997 before refinance in 1998), with final payment due February 1, 2001; collateralized by the assignment of
  franchise revenues; approximately $1.2 million refinanced during 1998................       436,769   1,885,039
  Less unamortized discount............................................................            --      55,606
                                                                                         ------------  ----------

                                                                                              436,769   1,829,433

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(5) DEBT (CONTINUED)

                                                                                             1998         1997
                                                                                         ------------  ----------
$1,000,000 term notes, bearing fixed interest rates of 12%, monthly payments of interest only; $50,000 principal due February 1997 and remainder due February 2001;
  collateralized by property and equipment of stores acquired; paid in full during
  1998.................................................................................  $         --     950,000

$2,000,000 promissory notes, bearing fixed interest rates of 12%, due in monthly principal installments of $33,333 through January 2001; collateralized by property
  and equipment of stores acquired; paid in full during 1998...........................            --   1,233,333

Various notes payable to banks with interest rates ranging from 8.75% to 9.25% due in monthly installments ranging from $2,917 to $9,584, including principal and interest, due November 1998 through January 2011; collateralized by real property, accounts receivable, inventory, furniture and fixtures, and equipment; paid in full during
  1998.................................................................................            --     785,007

Various notes payable to finance company with interest rates ranging from 8.9% to 9.9%
  due in monthly installments ranging from $379 to $491 including principal and
  interest, due in October 1999 through December 1999; collateralized by vehicles......        13,495      30,092
                                                                                         ------------  ----------

    Total long-term debt, net of unamortized discount..................................     7,505,820   6,672,409
  Less current installments, net of current portion of unamortized discount of $-0- and
    $75,425 in 1998 and 1997, respectively.............................................     1,589,928   1,048,656
                                                                                         ------------  ----------

    Long-term debt, net of unamortized discount, excluding current installments........  $  5,915,892   5,623,753
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

    On March 31, 1998, the Company completed financing agreements to replace certain notes payable to stockholders, term notes, promissory notes and notes payable to banks. The refinancing resulted in a loss of $83,140 before income tax benefit, which included write-offs of $74,476 of the unamortized discounts and $8,664 in deferred financing costs.

    The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1998 and years thereafter are as follows: 1999, $1,589,928; 2000, $559,352; 2001, $403,513; 2002, $426,159; 2003, $470,445 and
years thereafter, $4,056,423.

    During 1998, the Company replaced its existing line of credit with a $500,000 secured line of credit from a commercial bank payable on demand, bearing interest at the bank's prime rate which approximated 7.75 percent at December 31, 1998, subject to annual renewal by the bank, and collateralized by accounts receivable and the assignment of franchise royalty contracts. Borrowings outstanding under the line of credit at December 31, 1998 were $410,868.

    The notes payable to finance company referred to above with a balance of $6,005,556 at December 31, 1998 contains certain restrictive covenants including debt coverage ratios and periodic reporting requirements. In addition, certain subsidiaries are restricted from transferring assets or paying dividends to The WesterN SizzliN corporation without obtaining the prior written consent of the lender. The net assets of these subsidiaries subject to such restriction approximated $789,000 of consolidated net assets at December 31, 1998. At December 31, 1998, the Company was not in compliance with the debt coverage ratio related to one store. A letter was obtained from the finance company dated April 16, 1999, which waived such noncompliance through February 15, 2000.

(6) LEASES

    The Company is obligated under various leases for offices, Company-operated stores and equipment. The following schedule summarizes equipment under leases that have been accounted for as capital leases and are included in property and equipment in the accompanying consolidated balance sheets:

                                                                            1998       1997
                                                                         ----------  ---------
Equipment..............................................................  $  199,927    199,577
Less accumulated amortization..........................................      62,684     33,391
                                                                         ----------  ---------
    Equipment under capital leases, net................................  $  137,243    166,186
                                                                         ----------  ---------
                                                                         ----------  ---------

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(6) LEASES (CONTINUED)
    At December 31, 1998, minimum rental payments due under capital and operating leases are as follows:

                                                                       CAPITAL     OPERATING
                                                                        LEASES       LEASES
                                                                      ----------  ------------
1999................................................................  $   51,065     1,843,273
2000................................................................      48,162     1,772,569
2001................................................................      36,316     1,759,436
2002................................................................      17,679     1,682,810
2003................................................................          --     1,284,608
Subsequent years....................................................          --     4,832,725
                                                                      ----------  ------------
        Total minimum lease payments................................     153,222    13,175,421
                                                                                  ------------
                                                                                  ------------
Imputed interest (rates ranging from 7% through 10%)................      24,667
                                                                      ----------
        Present value of net minimum lease payments.................     128,555
  Less current installments of obligations under capital leases.....      46,956
                                                                      ----------
        Obligations under capital leases, excluding current
          installments..............................................  $   81,599
                                                                      ----------
                                                                      ----------

    Total rent expense under operating leases for 1998, 1997 and 1996 approximated $1,579,000, $1,284,000 and $996,000, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

    The Company leases the location of one of its stores from a partnership, one of whose partners is the former president of the Company. The operating lease term is 20 years and calls for rental payments of approximately $86,190 per year.

    The Company currently has management agreements for the operation of two properties. Future minimum payments to be received under these management agreements for each of the five years subsequent to December 31, 1998 and years thereafter are as follows: 1999, $96,000; 2000, $96,000; 2001, $96,000; 2002,
$104,000; 2003, $104,000 and years thereafter, $511,000.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(7) INCOME TAXES

    Income tax expense for the years ended December 31, 1998 and 1997 consists of the following:

                                                                                   CURRENT    DEFERRED     TOTAL
                                                                                  ----------  ---------  ---------
Year ended December 31, 1998:
  Federal.......................................................................  $  646,618     26,749    673,367
  State.........................................................................     110,116     12,668    122,784
                                                                                  ----------  ---------  ---------
                                                                                  $  756,734     39,417    796,151
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

Year ended December 31, 1997:
  Federal.......................................................................  $  329,189    281,241    610,430
  State.........................................................................      90,695     17,025    107,720
                                                                                  ----------  ---------  ---------
                                                                                  $  419,884    298,266    718,150
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

Year ended December 31, 1996:
  Federal.......................................................................  $  376,570      5,154    381,724
  State.........................................................................      65,854        967     66,821
                                                                                  ----------  ---------  ---------
                                                                                  $  442,424      6,121    448,545
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    Income tax expense differs from the amount computed by applying the statutory corporate tax rate of 34 percent to income before income tax expense and extraordinary item as follows for the years ended December 31, 1998, 1997 and 1996:

                                                                                     1998       1997       1996
                                                                                  ----------  ---------  ---------
Expected income tax expense.....................................................  $  668,080    603,378    343,478
State income tax, net of federal income tax benefit.............................      77,900     71,095     44,102
Nondeductible goodwill..........................................................      16,547     16,547     16,547
Other...........................................................................      33,624     27,130     44,418
                                                                                  ----------  ---------  ---------
                                                                                  $  796,151    718,150    448,545
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

    The Company recognized an extraordinary loss on debt extinguishment of $51,451 net of the related income tax benefit of $31,689.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

                                                                            1998       1997
                                                                         ----------  ---------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
    accounts...........................................................  $  121,883     96,280
  Other................................................................      48,854      9,771
                                                                         ----------  ---------
      Total gross deferred tax assets..................................     170,737    106,051
                                                                         ----------  ---------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
    depreciation.......................................................     245,888     81,299
  Accounting method change.............................................     181,460    241,946
                                                                         ----------  ---------
      Total gross deferred liabilities.................................     427,348    323,245
                                                                         ----------  ---------
      Net deferred tax liability.......................................  $  256,611    217,194
                                                                         ----------  ---------
                                                                         ----------  ---------

    The net deferred tax liability consists of current deferred tax assets of $121,883 and $96,280 and net noncurrent deferred tax liabilities of $378,494 and $313,474 at December 31, 1998 and 1997, respectively.

    Management has determined that a valuation allowance for deferred tax assets is not necessary.

(8) CONVERTIBLE PREFERRED STOCK

    The 874,375 shares of convertible preferred stock series B are convertible, at the option of the holders, into common stock on a share-for-share basis in the event of an initial public offering or registration of the Company's common stock, liquidation, dissolution or winding up of the Company or sale of substantially all of the Company's assets. Accordingly, 874,375 shares of authorized but unissued common stock are reserved for the conversion of the convertible preferred stock series B.

    The holders of convertible preferred stock series A and convertible preferred stock series B are not entitled to receive any dividend. Holders of preferred stock will be entitled to distribution priority over the holders of the common stock upon liquidation. Holders of preferred stock have no voting rights except on such matters that directly impact or alter the terms of the preferred stock.

(9) COMMON STOCK, OPTIONS AND WARRANTS

    Common stockholders have unlimited voting rights and are entitled to receive (after giving effect to the liquidation preference of any preferred stock) all of the net assets in the event of dissolution of the Company.

    The Company's Board of Directors has adopted an Employee Stock Option Plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 200,000 shares of the Company's

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(9) COMMON STOCK, OPTIONS AND WARRANTS (CONTINUED) authorized, but unissued common stock. Accordingly, 200,000 shares of authorized, but unissued common stock are reserved for use in the Plan. All stock options have been granted with an exercise price equal to or in excess of the stock's fair market value at the date of grant. The term of each stock option is fixed but no stock option shall be exercisable more than ten years after the date the stock option is granted. All stock options granted under the Plan are exercisable twelve months from date of grant.

    The per share weighted average fair value of stock options granted during 1998, 1997 and 1996 of $.19, $.08 and $.07, respectively, was determined on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Expected dividend yield......................................................          0%          0%          0%
Risk-free interest rate......................................................          6%          7%          7%
Expected life of options.....................................................   5.5 years   7.5 years   7.5 years
Expected volatility..........................................................          5%          5%          5%

    As discussed in note 1(n), the Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value of its stock options at the grant date under SFAS No. 123, the Company's net income and net income per share would have decreased to the pro forma amounts indicated below:

                                                                                1998         1997        1996
                                                                            ------------  ----------  ----------
Net income:
  As reported.............................................................  $  1,117,340   1,056,493     561,683
  Pro forma...............................................................     1,106,299   1,054,645     559,796

Basic and diluted net income per share:
  As reported.............................................................  $        .24         .23         .12
  Pro forma...............................................................           .24         .23         .12

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(9) COMMON STOCK, OPTIONS AND WARRANTS (CONTINUED)
    Stock option activity during the years ended December 31, 1998, 1997 and 1996 was as follows:

                                                                      NUMBER OF  WEIGHTED AVERAGE
                                                                       SHARES     EXERCISE PRICE
                                                                      ---------  -----------------
Balance at December 31, 1995........................................     58,000      $       3

  Granted...........................................................     46,000      $       3
  Forfeited.........................................................    (13,000)     $       3
                                                                      ---------

Balance at December 31, 1996........................................     91,000      $       3

  Granted...........................................................     85,000      $       3
  Forfeited.........................................................    (15,000)     $       3
                                                                      ---------

Balance at December 31, 1997........................................    161,000      $       3

  Granted...........................................................     72,000      $       3
  Forfeited.........................................................     (8,000)     $       3
                                                                      ---------

Balance at December 31, 1998........................................    225,000      $       3
                                                                      ---------
                                                                      ---------

Exercisable at December 31, 1998....................................    153,000      $       3
                                                                      ---------
                                                                      ---------

    At December 31, 1998, the weighted average remaining contractual life of outstanding options was 4.15 years. The 225,000 stock options outstanding at December 31, 1998 include 50,000 stock options issued in connection with a noncompete agreement (see below).

    In conjunction with the 12 percent notes payable to stockholders, which were partially refinanced during 1998 (see note 5) and originally issued in 1996, the Company issued detachable stock purchase warrants to the note holders entitling the note holders to redeem these warrants in the event of a public offering or registration of the Company's common stock or in the case of a reorganization, consolidation, merger or conveyance of substantially all of the Company's assets to another corporation. A total of 371,250 warrants were issued and may be redeemed for an equivalent number of shares of common stock. The value ascribed to these warrants, as determined by an independent investment banker, was $.37 per warrant for an aggregate of $137,363. Accordingly, the face amount of the notes payable were discounted and a corresponding amount was recorded as additional paid-in capital. The discount on the notes payable was amortized as interest expense using the interest method over the life of the notes payable, except for the portion that was written off in connection with the debt refinancing in 1998 (see note 5).

    On October 1, 1997, the Company leased five stores from a former franchisee. In connection with this transaction, the former franchisee entered into a noncompete agreement for a period of two years in exchange for 100,000 shares of the Company's common stock and stock options for 50,000 shares exercisable at $3.00 per share. The value assigned to the noncompete agreement by the Company was $237,598 and was determined based on the estimated fair market value of the stock at the date of grant. This amount is being amortized on a straight-line basis over the term of the agreement. In

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(9) COMMON STOCK, OPTIONS AND WARRANTS (CONTINUED) addition, the Company is required to spend at least $500,000 on property improvements over the original lease term of five years.

    The Company has reserved 421,250 shares of authorized but unissued common stock for the exercise of the 371,250 warrants for common stock issued in conjunction with the notes payable to stockholders and for the exercise of stock options for 50,000 shares issued in conjunction with the noncompete agreement.

(10) CONTINGENCIES

    In February 1995, the Company's Board of Directors voted to terminate the employment of the former president with cause. Subsequent to his termination, the former president, who currently owns more than 10 percent of the Company's stock, filed suits against the Company and certain named officers and directors asserting a breach of employment contract, interference with and inducement of the Company by certain directors contributing to the breach of contract and a right to advance expenses and indemnification against losses as a result of the previously mentioned suits and counterclaims subsequently referred to hereafter. These suits sought original damages against the Company in excess of $1,319,000 in addition to expenses for reimbursement of legal fees and indemnification against liabilities arising as a result of these matters. Additionally, the former president sought in excess of $1,319,000 and punitive damages on each cause of action from the certain named officers and directors.

    The Company answered and filed counterclaims in response to the previously mentioned suits. The certain named officers and directors also filed answers. The answers and counterclaims denied the allegations of the former president and asserted charges of conflict of interest, interference with existing business relations and prospective business advantages and defamation. In its counterclaim, the Company seeks damages of an unspecified and as yet to be determined amount in addition to punitive damages of $5,000,000. Furthermore, as approved by the Board, the certain named officers and directors will be entitled to advance expenses for their defense. Under certain circumstances, the named officers and directors could be entitled to indemnification against any liabilities arising as a result of the lawsuits.

    During 1996, the former president filed amended complaints against the Company, and certain named officers and directors seeking additional special compensatory damages and alleging conspiracy to defraud on the part of certain named officers and directors. The amended complaints sought an additional $8,500,000 in special compensatory damages from the Company and $35,000,000 from each of the certain named officers and directors. On January 27, 1997, under motions for summary judgment, all claims asserted by the former president against the certain named officers and directors were dismissed by the Court. During 1997, the Company was granted a partial summary judgment from the Court dismissing the special compensatory damages claim. Subsequently, an appeal was filed by the former president, and by order entered on July 1, 1998, the Court of Appeals reversed the trial court's entry of partial summary judgment in favor of the Company dismissing the former president's claim for "special damages." Subsequently, the Tennessee Supreme Court declined to accept the Company's application for permission to appeal. The case has now been returned to the trial court for a resolution

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(10) CONTINGENCIES (CONTINUED)
of all the claims asserted against Western Sizzlin Corporation by the former president in his third amended complaint, including his claim for "special damages."

    In September 1997, the Company filed suit against a former franchisee seeking to recover past due franchise fees. Subsequently, during 1998 the former franchisee filed a counterclaim against the Company alleging breach of contract and warranty, fraud, negligence, negligent misrepresentation, breach of fiduciary duty, tortious interference, and breach of the duty of good faith and fair dealing. The suit requests compensatory damages, treble damages and exemplary damages of not less than $500,000 plus prejudgment interest and attorney's fees.

    The Company believes it has substantive defenses against the lawsuits brought by the former president of the Company and its former franchisee. The lawsuits are ongoing and legal counsel is unable to render an opinion as to the ultimate outcome of these litigation matters. Management and its legal counsel will vigorously contest these matters. Management cannot predict the outcome of the litigation, and is unable to determine the effect on the consolidated financial statements of the Company.

    In addition to the litigation discussed in the preceding paragraphs, the Company is involved in other litigation from time to time during the normal course of its operations. Management does not believe the ultimate outcome of this litigation will have a material effect on the financial position or the results of operations of the Company. During 1998, 1997 and 1996, respectively, the Company recognized $594,072, $692,194 and $800,460 of legal expenses.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997. Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                                      1998                        1997
                                                           --------------------------  --------------------------
                                                             CARRYING                    CARRYING
                                                              AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                           ------------  ------------  ------------  ------------
Financial assets:
  Cash and cash equivalents..............................  $    643,536       643,536       718,246       718,246
  Accounts receivable....................................       870,552       870,552       901,973       901,973
  Notes receivable.......................................       288,396       263,688       303,137       278,417
  Lease receivable.......................................            --            --         8,579         8,579
  Other receivables......................................        76,205        76,205       160,517       160,517

Financial liabilities:
  Credit line note payable to bank.......................  $    410,868       410,868       394,000       394,000
  Accounts payble........................................     2,186,236     2,186,236     1,652,513     1,652,513
  Accrued expenses and other.............................       878,805       878,805     1,011,146     1,011,146
  Long-term debt.........................................     7,505,820     7,408,810     6,672,409     6,602,510

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The carrying amounts shown in the table are included in the balance sheet under the indicated captions.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    - Cash and cash equivalents, accounts receivable, lease receivable, other receivables, accounts payable and accrued expenses and other: The carrying amounts approximate fair value because of the short maturity of those instruments.

    - Notes receivable and lease receivable: The fair value is determined as the present value of expected future cash flows discounted at the interest rate which approximates the rate currently offered by local lending institutions for loans of similar terms to companies with comparable credit risk.

    - Long-term debt: The fair value of the Company's long-term debt is estimated by discounting the future cash flows of each instrument at rates which approximate those currently offered to the Company for similar debt instruments of comparable maturities by the Company's lenders.

(12) REPORTABLE SEGMENTS

    Effective January 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which superseded SFAS No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. SFAS No. 131 establishes standards for the way the Company reports information about operating segments in its financial statements. The adoption did not affect results of operations or financial position, but did affect the disclosure of segment information.

    The Company has defined two reportable segments: Company-operated restaurants and franchising. The Company-operated restaurant segment consists of the operations of all Company-operated restaurants and derives its revenues from the operations of "Western SizzliN Steakhouse," "Great American Steak & Buffet" and "Western Sizzlin Wood Grill." The franchising segment consists of franchise sales and support activities and derives its revenues from sales of franchise and development rights and collection of royalties from franchisees.

    Generally, the Company evaluates performance and allocates resources based on income (loss) before income taxes and extraordinary item. Administrative and capital costs are allocated to segments based upon predetermined rates or actual or estimated resource usage. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intercompany sales and transfers as if the sales or transfers were with third parties and eliminates the related profit in consolidation.

    Reportable segments are business units that provide different products or services. Separate management of each segment is required because each business unit is subject to different optional issues and strategies. Through December 31, 1998, all revenues for each business segment were derived from business activities conducted with customers located in the United States. No single external customer accounted for 10 percent or more of the Company's consolidated revenues.

                        THE WESTERN SIZZLIN CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                        DECEMBER 31, 1998, 1997 AND 1996

(12) REPORTABLE SEGMENTS (CONTINUED)
    The following table summarizes reportable segment information:

                                                                                 YEARS ENDED DECEMBER 31
                                                                        -----------------------------------------
                                                                            1998           1997          1996
                                                                        -------------  ------------  ------------
Revenues from reportable segments:
  Restaurants.........................................................  $  30,396,292    26,653,025    22,586,059
  Franchising and other...............................................      6,698,055     6,870,921     7,137,866
                                                                        -------------  ------------  ------------
      Total revenues..................................................  $  37,094,347    33,523,946    29,723,925
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Depreciation and amortization:
  Restaurants.........................................................  $   1,198,998       784,321       685,429
  Franchising and other...............................................        778,992     1,052,588     1,077,238
                                                                        -------------  ------------  ------------
      Total depreciation and amortization.............................  $   1,977,990     1,836,909     1,762,667
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Interest expense:
  Restaurants.........................................................  $     612,415       676,246       803,953
  Franchising and other...............................................        133,597       493,716       717,892
                                                                        -------------  ------------  ------------
      Total interest expense..........................................        746,012     1,169,962     1,521,845
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Interest income:
  Restaurants.........................................................  $      27,630        10,971         1,994
  Franchising and other...............................................         17,385        13,740        26,572
                                                                        -------------  ------------  ------------
                                                                               45,015        24,711        28,566
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Income (loss) before income taxes and extraordinary item:
  Restaurants.........................................................  $     337,197       579,813      (266,589)
  Franchising and other...............................................      1,627,745     1,194,830     1,276,817
                                                                        -------------  ------------  ------------
      Total income before income taxes and extraordinary item.........  $   1,964,942     1,774,643     1,010,228
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Gross fixed assets:
  Restaurants.........................................................  $   8,011,776     4,430,570     3,661,973
  Franchising and other...............................................      1,541,195     1,539,658     1,935,263
                                                                        -------------  ------------  ------------
      Total gross fixed assets........................................  $   9,552,971     5,970,228     5,597,236
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------
Expenditures for fixed assets (including acquisitions):
  Restaurants.........................................................  $   3,641,534       849,886     3,879,156
  Franchising and other...............................................          1,537            --            --
                                                                        -------------  ------------  ------------
      Total expenditures for fixed assets.............................  $   3,643,071       849,886     3,879,156
                                                                        -------------  ------------  ------------
                                                                        -------------  ------------  ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  By and Among
                         Austins Steaks & Saloon, Inc.
                           Austins Acquisition Corp.
                                      and
                        The WesterN SizzliN Corporation

                                  DATED AS OF
                                 APRIL 30, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I          TERMS OF THE MERGER......................................................................        A-1
          1.1      The Merger...............................................................................        A-1
          1.2      Effective Time...........................................................................        A-1
          1.3      Merger Consideration.....................................................................        A-1
          1.4      Shareholders' Rights upon Merger.........................................................        A-2
          1.5      Surrender and Exchange of Shares; Payment of Austins Stock...............................        A-2
          1.6      Options and Warrants.....................................................................        A-2
          1.6.1    Options..................................................................................        A-2
          1.6.2    Registration of Options..................................................................        A-3
          1.6.3    Warrants.................................................................................        A-3
          1.7      Other Effects of Merger..................................................................        A-3
          1.8      Registration Statement/Proxy Statement...................................................        A-3
          1.9      Compliance with Securities Act...........................................................        A-4
          1.10     Tax-Free Reorganization..................................................................        A-4
          1.11     Additional Actions.......................................................................        A-4
          1.12     Dissenting Shares........................................................................        A-4

ARTICLE II         REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF WESTERN SIZZLIN.....................        A-5
          2.1      Organization and Good Standing...........................................................        A-5
          2.2      Capitalization...........................................................................        A-5
          2.3      Authorization; Binding Agreement.........................................................        A-6
          2.4      Governmental Approvals...................................................................        A-6
          2.5      No Violations............................................................................        A-6
          2.6      Litigation...............................................................................        A-7
          2.7      WesterN SizzliN Financial Statements.....................................................        A-7
          2.8      Absence of Certain Changes or Events.....................................................        A-7
          2.9      Compliance with Laws.....................................................................        A-7
          2.10     Permits..................................................................................        A-7
          2.11     Finders and Brokers......................................................................        A-7
          2.12     Contracts................................................................................        A-7
          2.13     Employee Benefit Plans...................................................................        A-8
          2.14     Taxes and Returns........................................................................        A-8
          2.15     Franchise Compliance.....................................................................        A-9

ARTICLE III        REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF AUSTINS.............................        A-9
          3.1      Organization and Good Standing...........................................................        A-9
          3.2      Capitalization...........................................................................        A-9
          3.3      Authorization; Binding Agreement.........................................................       A-10
          3.4      Governmental Approvals...................................................................       A-10
          3.5      No Violations............................................................................       A-10
          3.6      Litigation...............................................................................       A-10
          3.7      Securities Filings.......................................................................       A-10
          3.8      Austins Financial Statements.............................................................       A-11
          3.9      Absence of Certain Changes or Events.....................................................       A-11
          3.10     Compliance with Laws.....................................................................       A-11
          3.11     Permits..................................................................................       A-11
          3.12     Finders and Brokers......................................................................       A-11

                                                                                                                PAGE
                                                                                                              ---------
        3.13       Contracts................................................................................       A-12
        3.14       Employee Benefit Plans...................................................................       A-12
        3.15       Taxes and Returns........................................................................       A-12

ARTICLE IV         ADDITIONAL COVENANTS OF WESTERN SIZZLIN..................................................       A-13
          4.1      Conduct of Business of WesterN SizzliN...................................................       A-13
          4.2      Notification of Certain Matters..........................................................       A-14
          4.3      Access and Information...................................................................       A-14
          4.4      Shareholder Approval.....................................................................       A-15
          4.5      Reasonable Business Efforts..............................................................       A-15
          4.6      Public Announcements.....................................................................       A-15
          4.7      Compliance...............................................................................       A-15

ARTICLE V          ADDITIONAL COVENANTS OF AUSTINS..........................................................       A-15
          5.1      Conduct of Business of Austins...........................................................       A-15
          5.2      Notification of Certain Matters..........................................................       A-16
          5.3      Access and Information...................................................................       A-17
          5.4      Reasonable Business Efforts..............................................................       A-17
          5.5      Public Announcements.....................................................................       A-17
          5.6      Compliance...............................................................................       A-17
          5.7      SEC Filings, Shareholder Notices and News Releases.......................................       A-17

ARTICLE VI         CONDITIONS...............................................................................       A-18
          6.1      Conditions to Each Party's Obligations...................................................       A-18
          6.1.1    Shareholder Approval.....................................................................       A-18
          6.1.2    No Injunction or Action..................................................................       A-18
          6.1.3    Governmental Approvals...................................................................       A-18
          6.1.4    Required Consents........................................................................       A-18
          6.1.5    Blue Sky.................................................................................       A-18
          6.1.6    Reverse Split............................................................................       A-18
          6.2      Conditions to Obligations of WesterN SizzliN.............................................       A-18
          6.2.1    Austins Representations and Warranties...................................................       A-18
          6.2.2    Performance by Austins...................................................................       A-19
          6.2.3    No Material Adverse Change...............................................................       A-19
          6.2.4    Certificates and Other Deliveries........................................................       A-19
          6.2.5    S-4 Effective............................................................................       A-19
          6.2.6    Opinion of Austins Counsel...............................................................       A-19
          6.2.7    Opinion of WesterN SizzliN Counsel.......................................................       A-19
          6.2.8    J.C. Bradford Opinion....................................................................       A-19
          6.2.9    Post Merger Board........................................................................       A-19
          6.3      Conditions to Obligations of Austins.....................................................       A-19
          6.3.1    WesterN SizzliN Representations and Warranties...........................................       A-19
          6.3.2    Performance by WesterN SizzliN...........................................................       A-20
          6.3.3    No Material Adverse Change...............................................................       A-20
          6.3.4    Certificates and Other Deliveries........................................................       A-20
          6.3.5    Opinion of WesterN SizzliN Counsel.......................................................       A-20
          6.3.6    Opinion of Austins Counsel...............................................................       A-20

ARTICLE VII        TERMINATION AND ABANDONMENT
          7.1      Termination..............................................................................       A-20
          7.2      Effect of Termination and Abandonment....................................................       A-21
          7.3      Procedure Upon Termination...............................................................       A-21

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE VIII       MISCELLANEOUS
          8.1      Confidentiality..........................................................................       A-21
          8.2      Amendment and Modification...............................................................       A-22
          8.3      Waiver of Compliance; Consents...........................................................       A-22
          8.4      Survival of Representations and Warranties...............................................       A-22
          8.5      Notices..................................................................................       A-23
          8.6      Binding Effect; Assignment...............................................................       A-23
          8.7      Expenses.................................................................................       A-24
          8.8      Governing Law............................................................................       A-24
          8.9      Counterparts.............................................................................       A-24
          8.10     Interpretation...........................................................................       A-24
          8.11     Entire Agreement.........................................................................       A-24
          8.12     Severability.............................................................................       A-24
          8.13     Specific Performance.....................................................................       A-24
          8.14     Third Parties............................................................................       A-24
          8.15     Schedules................................................................................       A-24

                               LIST OF SCHEDULES

SCHEDULE   DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
    1.3    Merger Consideration for WesterN SizzliN Selling Shareholders

    1.6.1  WesterN SizzliN Stock Options Converted to Austins Stock Options

    1.6.3  WesterN SizzliN Warrants to be Exercisable for Austins Stock

    2.5    WesterN SizzliN Required Approvals; Violations

    2.6    WesterN SizzliN Litigation

    2.8    WesterN SizzliN Subsequent Events

    2.12   WesterN SizzliN Material Contracts

    2.13   WesterN SizzliN Employee Benefit Plans

    2.14   WesterN SizzliN Taxes and Returns

    3.2    Rights and Restrictions with Respect to Austins Stock

    3.6    Austins Litigation

    3.13   Austins Contracts

    3.14   Austins Employee Benefit Plans

    3.15   Austins Taxes and Returns

    4.2    WesterN SizzliN Key Officers

    6.2.5  Opinion of Counsel to Austins

    6.3.5  Opinion of Counsel to WesterN SizzliN

                                LIST OF EXHIBITS

 EXHIBIT   DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
    1      Transmittal and Representation Letter

    2      Affiliate Letter

    3      Plan of Merger

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (the "AGREEMENT") made and entered into as of April 30, 1999, by and among Austins Steaks & Saloon, Inc., a Delaware corporation ("AUSTINS"), Austins Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Austins ("ACQUISITION SUBSIDIARY"), and The WesterN SizzliN Corporation, a Tennessee corporation ("WESTERN SIZZLIN").

                                    RECITALS

    A. The respective Boards of Directors of WesterN SizzliN, Acquisition Subsidiary and Austins have approved the merger (the "MERGER") of WesterN SizzliN with and into Acquisition Subsidiary in accordance with the laws of the States of Delaware and Tennessee and the provisions of this Agreement.

    B. WesterN SizzliN, Acquisition Subsidiary and Austins desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I
                              TERMS OF THE MERGER

    1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Delaware General Corporation Law (the "DELAWARE ACT") and the Tennessee Business Corporation Act (the "TENNESSEE ACT"). At the Effective Time (as defined in
SECTION 1.2 below), upon the terms and subject to the conditions of this Agreement and pursuant to a Plan of Merger in the form to be mutually agreed upon by Austins and WesterN SizzliN, WesterN SizzliN shall be merged with and into Acquisition Subsidiary in accordance with the Delaware Act and the Tennessee Act and the separate existence of WesterN SizzliN shall thereupon cease, and Acquisition Subsidiary, as the surviving corporation in the Merger (the "SURVIVING CORPORATION"), shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Austins. The Certificate of Incorporation of Acquisition Subsidiary shall be thereupon amended to change the name to WesterN SizzliN, Inc. The parties shall prepare and execute a certificate of merger (the "CERTIFICATE OF MERGER") in order to comply in all respects with the requirements of the Delaware Act and the Tennessee Act and with the provisions of this Agreement.

    1.2 EFFECTIVE TIME. The Merger shall become effective at the time of the filing of a Certificate of Merger with the Secretaries of State of Delaware and Tennessee in accordance with the applicable provisions of the Delaware Act and Tennessee Act or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Austins and WesterN SizzliN shall mutually determine the time of such filing and the place where the closing of the Merger (the "CLOSING") shall occur. The time when the Merger shall become effective is herein referred to as the "EFFECTIVE TIME" and the date on which the Effective Time occurs is herein referred to as the "CLOSING DATE."

    1.3 MERGER CONSIDERATION. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares of common stock, par value $1.00 per share and Series B Convertible Preferred Stock, par value $1.00 per share, of WesterN SizzliN (individually, "WESTERN SIZZLIN COMMON STOCK" and "WESTERN SIZZLIN SERIES B STOCK" and collectively, "WESTERN SIZZLIN SHARES") as of the Effective Time shall be converted into the right to receive, and there shall be paid and issued as hereinafter provided, in exchange for each of the

WesterN SizzliN Shares, one share of Austins common stock, $0.01 par value per share ("AUSTINS STOCK"). The exact number of shares of Austins Stock to be issued to each holder (the "SELLING SHAREHOLDER" and collectively "SELLING SHAREHOLDERS") of WesterN SizzliN Shares is set forth on Schedule 1.3. The ratio of one share of Austins Stock for each one of WesterN SizzliN Shares shall be referred to as the "Merger Ratio". The payment of the overall amount of Austins Stock and the exact amount of the Austins Stock to be payable to each Selling Shareholder is subject to payment of cash in lieu of any fractional share as hereinafter provided.

    (b) Prior to the Effective Time, Austins shall have effected a one for 6.27 reverse split of its outstanding common stock, thereby reducing its outstanding shares to 422,230.

    1.4 SHAREHOLDERS' RIGHTS UPON MERGER. Upon consummation of the Merger, the certificates which theretofore represented WesterN SizzliN Shares (other than Dissenting Shares) (the "CERTIFICATES") shall cease to represent any rights with respect thereto, and, subject to applicable law and this Agreement, shall only represent the right to receive the Austins Stock including the amount of cash, if any, payable in lieu of fractional shares of Austins Stock into which the WesterN SizzliN Shares have been converted pursuant to this Agreement.

    1.5 SURRENDER AND EXCHANGE OF SHARES; PAYMENT OF AUSTINS STOCK. (a) Prior to the Closing Date, Austins shall distribute to the Selling Shareholders the Transmittal and Representation letter attached as EXHIBIT 1 to this Agreement. On the Closing Date, each holder of a WesterN SizzliN Share (other than Dissenting Shares) shall surrender and deliver the Certificates to Austins together with a duly completed and executed Transmittal and Representation Letter. Upon such surrender and delivery, the holder shall receive a certificate representing the number of whole shares of Austins Stock into which such holder's WesterN SizzliN Shares have been converted pursuant to this Agreement. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to the Austins Stock, subject to payment of cash in lieu of any fractional share; PROVIDED, HOWEVER, that no dividends or other distributions, if any, in respect of the shares of Austins Stock, declared before or after the Effective Time and payable to holders of record after the Effective Time, shall be paid to the holders of any unsurrendered Certificates until such Certificates and Transmittal and Representation Letters are surrendered and delivered as provided herein. Subject to applicable Law, after the surrender and exchange of Certificates, the record holders thereof will be entitled to receive any such dividends or other distributions without interest thereon, which theretofore have become payable with respect to the number of shares of Austins Stock for which such Certificates were exchangeable. Holders of any unsurrendered Certificates shall not be entitled to vote Austins Stock until such Certificates are exchanged pursuant to this Agreement.

    (b) At the Effective Time, the stock transfer books of WesterN SizzliN shall be closed and no transfer of WesterN SizzliN Shares shall be made thereafter, other than transfers of WesterN SizzliN Shares that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for Austins Stock as provided in SECTION 1.3.

    1.6  OPTIONS AND WARRANTS.

        1.6.1 OPTIONS. At the Effective Time, Austins shall cause each holder of a then outstanding and unexercised stock option granted under the WesterN SizzliN Employee Stock Option Plan or granted on October 1, 1997 to a former franchisee of WesterN SizzliN (the "WESTERN SIZZLIN OPTIONS") exercisable for WesterN SizzliN Common Stock to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Austins Stock ("AUSTINS OPTIONS") in the same share amounts and exercise price and having the same terms and conditions as the WesterN SizzliN Options, including such terms and conditions as may be incorporated by reference into the agreements evidencing WesterN SizzliN Options pursuant to the plans or agreement under which such WesterN SizzliN Options were granted. Schedule 1.6.1 contains a listing of the holders and numbers of all WesterN SizzliN Options to be converted, the number and exercise price for the Austins Options to be issued upon conversion thereof.

        1.6.2 REGISTRATION OF OPTIONS. Austins shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Austins common stock for delivery upon the exercise of the Austins Options after the Effective Time. Immediately after the Effective Time, Austins shall file, or cause to be filed, all necessary registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Austins stock contemplated by such Austins Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Austins Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Austins shall qualify under applicable state securities laws the issuance of such shares of Austins stock issuable upon exercise of Austins Options. Austins shall use reasonable business efforts to cause to be taken any actions necessary on the part of Austins to enable subsequent transactions in Austins stock after the Effective Time pursuant to the Austins Options held by persons subject to the reporting requirements of
    Section 16(a) of the Securities Exchange Act ("EXCHANGE ACT") to be exempt from the application of Section 16(b) of the Exchange Act, to the extent permitted thereunder.

        1.6.3 WARRANTS. At the Effective Time, Austins shall cause each holder of a then outstanding and unexercised common stock purchase warrant to acquire WesterN SizzliN Common Stock ("WesterN SizzliN Warrants") to receive immediately upon notice by a WesterN SizzliN Warrant holder, one Austins share for each share of WesterN SizzliN Common Stock into which his/her WesterN SizzliN Warrants were exchangeable immediately prior to the merger, and thereafter upon the same terms and conditions as the WesterN SizzliN Warrants including such terms and conditions as may be incorporated by reference into the agreements evidencing WesterN SizzliN Warrants. Schedule
    1.6.3 contains a listing of the holders and numbers of all WesterN SizzliN Warrants.

    1.7 OTHER EFFECTS OF MERGER. The Merger shall have all further effects as specified in the applicable provisions of the Delaware Act.

    1.8 REGISTRATION STATEMENT/PROXY STATEMENT. (a) Austins shall promptly prepare and file with the Securities and Exchange Commission as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act of 1933, with respect to the Austins Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the WesterN SizzliN Meeting (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934 and the rules and regulations thereunder. Austins shall have the Form S-4 effective as long as is necessary to consummate the Merger. Austins shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement. Austins agrees that the Proxy Statement/Prospectus and each amendment and supplement thereto at the time of mailing thereof and at the time of the WesterN SizzliN Meeting, or, in the case of the Form S-4 and each amendment and supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Austins in reliance upon and in conformity with written information concerning WesterN SizzliN furnished to Austins by WesterN SizzliN specifically for use in the Proxy Statement/Prospectus. WesterN SizzliN agrees that the written information concerning WesterN SizzliN provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the WesterN SizzliN Meeting, or, in the case of written information concerning WesterN SizzliN provided by WesterN SizzliN for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Austins without the approval of WesterN SizzliN. Austins will advise WesterN SizzliN, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Austins Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the Commission for additional information. At the effective date of the registration statement on Form S-4, all of the Austins Stock to be issued in the Merger shall be covered by such registration statement.

    (b) NASDAQ LISTING. As soon as possible following the Effective Date, Austins shall apply to NASDAQ to have its common stock listed as a National Market or SmallCap stock.

    1.9 COMPLIANCE WITH SECURITIES ACT. At least 30 days prior to the Closing Date, WesterN SizzliN shall deliver to Austins a list of names and addresses of those persons who were, in the WesterN SizzliN's reasonable judgment, at the record date for the WesterN SizzliN Meeting, "affiliates" (each such person, an "Affiliate") of WesterN SizzliN within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. WesterN SizzliN shall use all reasonable efforts to deliver or cause to be delivered to Austins, prior to the Effective Date, from each of the Affiliates of WesterN SizzliN identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit 2. Austins shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Austins Stock be received by such Affiliates pursuant to the terms of the Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Austins Stock, consistent with the terms of such Affiliate Letters.

    1.10 TAX-FREE REORGANIZATION. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "CODE"). None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

    1.11 ADDITIONAL ACTIONS. If, at any time after the Effective Time, Austins or Acquisition Subsidiary shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Acquisition Subsidiary its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or WesterN SizzliN or otherwise to carry out this Agreement, the officers and directors of the Acquisition Subsidiary shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or WesterN SizzliN, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or WesterN SizzliN, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Acquisition Subsidiary or otherwise to carry out this Agreement.

    1.12 DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, any WesterN SizzliN Shares held by a holder who has demanded and perfected his demand for appraisal of his shares in accordance with
Section 48-23-102 of the Tennessee Act and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the "DISSENTING SHARES"), shall not be converted into or represent a right to receive the Austins Stock pursuant to
SECTION 1.3 hereof, but the holder thereof shall be entitled to only such rights as are granted by the Tennessee Act.

    (b) Notwithstanding the provisions of subsection (a) of this SECTION 1.12, if any holder of WesterN SizzliN Shares who demands appraisal of such shares under the Tennessee Act shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holders of WesterN SizzliN Shares shall automatically be converted into and represent only the right to receive Austins Stock pursuant to SECTION 1.3 hereof, without any interest thereon, upon surrender of the certificate or certificates representing such WesterN SizzliN Shares.

    (c) If holders of more than 15% of the WesterN SizzliN Shares elect dissenters' rights, WesterN SizzliN shall have the right to abandon the Merger and terminate this Agreement.

                                   ARTICLE II
                    REPRESENTATIONS, WARRANTIES AND CERTAIN
                          COVENANTS OF WESTERN SIZZLIN

    WesterN SizzliN represents, warrants and/or covenants to and with Austins as follows:

    2.1 ORGANIZATION AND GOOD STANDING. WesterN SizzliN is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. WesterN SizzliN is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of WesterN SizzliN ("WESTERN SIZZLIN MATERIAL ADVERSE EFFECT"). WesterN SizzliN has heretofore made available to Austins accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of WesterN SizzliN.

    2.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of WesterN SizzliN consists of (a) 10,000,000 shares of WesterN SizzliN Common Stock, $1.00 par value; (b) 25,000 shares of WesterN SizzliN Series A Convertible Preferred Stock, $10.00 par value ("WESTERN SIZZLIN SERIES A PREFERRED STOCK"); and (c) 875,000 shares of WesterN SizzliN Series B Stock, $1.00 par value. As of March 31, 1999, (a) 4,364,000 shares of WesterN SizzliN Common Stock were issued and outstanding, (not including 210,000 WesterN SizzliN Options); (b) no shares of WesterN SizzliN Series A Preferred Stock were issued and outstanding; and (c) 874,375 shares of WesterN SizzliN Series B Stock were issued and outstanding, all of which will be converted to WesterN SizzliN Shares prior to Closing. No other capital stock of WesterN SizzliN is authorized or issued. All issued and outstanding shares of WesterN SizzliN are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities laws. Except as set forth on SCHEDULES 1.6.1 AND 1.6.3 attached hereto and as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of WesterN SizzliN, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of WesterN SizzliN or the ownership thereof other than those imposed by the Securities Act, applicable state securities laws or applicable corporate law.

    2.3 AUTHORIZATION; BINDING AGREEMENT. WesterN SizzliN has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which WesterN SizzliN is or will be a party or a signatory (the "WESTERN SIZZLIN ANCILLARY AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger have been duly and validly authorized by WesterN SizzliN's Board of Directors and no other corporate proceedings on the part of WesterN SizzliN are necessary to authorize the execution and delivery of this Agreement and the WesterN SizzliN Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the shareholders of WesterN SizzliN in accordance with the Tennessee Act and the Articles of Incorporation and Bylaws of WesterN SizzliN). This Agreement has been duly and validly executed and delivered by WesterN SizzliN and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the WesterN SizzliN Ancillary Agreements will constitute, the legal, valid and binding agreements of WesterN SizzliN, enforceable against WesterN SizzliN in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("ENFORCEABILITY EXCEPTIONS").

    2.4 GOVERNMENTAL APPROVALS. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("CONSENT") any nation or government, state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("GOVERNMENTAL AUTHORITY") on the part of WesterN SizzliN is required in connection with the execution or delivery by WesterN SizzliN of this Agreement and the WesterN SizzliN Ancillary Agreements or the consummation by WesterN SizzliN of the transactions contemplated hereby or thereby other than (i) the filing of the Certificate of Merger with the Secretary of State of Tennessee in accordance with the Tennessee Act, (ii) filings with state securities laws administrators, (iii) such filings as may be required in any jurisdiction where WesterN SizzliN is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (iv) those Consents that, if they were not obtained or made, do not or would not have a WesterN SizzliN Material Adverse Effect or materially and adversely affect the ability of WesterN SizzliN to perform its obligations as set forth in this Agreement or to consummate the transactions contemplated hereby.

    2.5 NO VIOLATIONS. The execution and delivery of this Agreement and the WesterN SizzliN Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by WesterN SizzliN with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of WesterN SizzliN, (ii) except as set forth on SCHEDULE
2.5 attached hereto, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any WesterN SizzliN Material Contract (as hereinafter defined),
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of WesterN SizzliN, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in SECTION 2.4, above, contravene any applicable provision of any constitution, treaty, statute, law, code, rule, regulation, ordinance, policy or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court or other Governmental Authority ("Law",) currently in effect to which WesterN SizzliN or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have a WesterN SizzliN Material Adverse Effect.

    2.6 LITIGATION. Except as set forth in SCHEDULE 2.6, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority ("LITIGATION") pending, or to the knowledge of WesterN SizzliN, threatened against WesterN SizzliN, any officer, director, employee or agent thereof in his or her capacity as such, or as a fiduciary with respect to any WesterN SizzliN Benefit Plan, as hereinafter defined, or otherwise relating to WesterN SizzliN or its securities or any properties or rights of WesterN SizzliN or any WesterN SizzliN Benefit Plan. Further, except as set forth in SCHEDULE 2.6, WesterN SizzliN management is unaware of any facts based upon which Litigation could be initiated against WesterN SizzliN.

    2.7 WESTERN SIZZLIN FINANCIAL STATEMENTS. The audited financial statements of WesterN SizzliN for the years ended December 31, 1997 and 1998 (the "WESTERN SIZZLIN FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of WesterN SizzliN as of the dates thereof and the results of their operations for the periods then ended subject and in the case of any interim financial statements, to normal year-end adjustments and any other adjustments described therein.

    2.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in SCHEDULE
2.8 attached hereto, since December 31, 1998, through the date of this Agreement, there has not been (i) any event, occurrence, fact, condition, change, development or effect ("EVENT") that has had or could reasonably be expected to have a WesterN SizzliN Material Adverse Effect; or (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of WesterN SizzliN by or from WesterN SizzliN.

    2.9 COMPLIANCE WITH LAWS. To the best knowledge of WesterN SizzliN, the business of WesterN SizzliN has been operated in compliance with all Laws applicable to its business except for any instances of non-compliance which do not and will not have a WesterN SizzliN Material Adverse Effect.

    2.10 PERMITS. (i) WesterN SizzliN has all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "WESTERN SIZZLIN PERMITS"), (ii) WesterN SizzliN is not in violation of any WesterN SizzliN Permit, and (iii) no proceedings are pending or, to the knowledge of WesterN SizzliN, threatened, to revoke or limit any WesterN SizzliN Permit, except, in each case, those the absence or violation of which do not and will not have a WesterN SizzliN Material Adverse Effect.

    2.11 FINDERS AND BROKERS. Neither WesterN SizzliN nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    2.12 CONTRACTS. Except as set forth in SCHEDULE 2.12 attached hereto, WesterN SizzliN is neither a party nor is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ("WESTERN SIZZLIN MATERIAL CONTRACT"), which WesterN SizzliN Material Contract may be oral or in writing. For purposes of this
Section 2.12, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered material if it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Exchange Act, as the case may be. WesterN SizzliN has either made available to Austins true and accurate copies of the WesterN SizzliN Material Contracts, or, if such WesterN SizzliN Material Contracts are oral, has described the terms and obligations thereof to Austins. All such WesterN SizzliN Material Contracts are valid and binding and are in full force and effect and enforceable against WesterN SizzliN in accordance with their respective terms, subject to the Enforceability Exceptions. Except as set forth in SCHEDULE 2.5 attached hereto, (i) no Consent of any person is needed in order that each such WesterN SizzliN Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have a WesterN SizzliN Material Adverse Effect, and (ii) WesterN SizzliN is not in violation or breach of or default under any such WesterN SizzliN Material Contract; nor to WesterN SizzliN's knowledge is any other party to any such WesterN SizzliN Material Contract in violation or breach of or default under any such WesterN SizzliN Material Contract in each case where such violation or breach would have a WesterN SizzliN Material Adverse Effect.

    2.13 EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 2.13 attached hereto, there are no material Benefit Plans (as defined below) maintained or contributed to by WesterN SizzliN ("WESTERN SIZZLIN BENEFIT PLAN"). A "BENEFIT PLAN" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, providing for benefits for or the welfare of any or all of the current or former employees or agents of WesterN SizzliN or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3 (37) of ERISA (a "MULTIEMPLOYER PLAN").

    No WesterN SizzliN Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of the WesterN SizzliN Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a WesterN SizzliN Material Adverse Effect. WesterN SizzliN does not contribute to, or have any outstanding liability with respect to, any Multiemployer Plan.

    Except as set forth in SCHEDULE 2.13 attached hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

    2.14 TAXES AND RETURNS. Except as disclosed in SCHEDULE 2.14 attached hereto, WesterN SizzliN has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the WesterN SizzliN Financial Statements have been established or which are being contested in good faith. Except as set forth in
SCHEDULE 2.14 attached hereto, there are no claims or assessments pending against WesterN SizzliN for any alleged deficiency in any Tax, and WesterN SizzliN has not been notified in writing of any proposed Tax claims or assessments against WesterN SizzliN (other than in each case, claims or assessments for which adequate reserves in the WesterN SizzliN Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as set forth in SCHEDULE 2.14 attached hereto, WesterN SizzliN has not executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in SCHEDULE 2.14 attached hereto, there are no outstanding requests by WesterN SizzliN for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

    (b) To the best knowledge of WesterN SizzliN, there are no liens for material amounts of Taxes on the assets of WesterN SizzliN except for statutory liens for current Taxes not yet due and payable.

    (c) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

    2.15 FRANCHISE COMPLIANCE. The WesterN SizzliN Uniform Franchise Offering Circular dated March 8, 1999, complies, in all material respects, with the rules and regulations promulgated by the Federal Trade Commission thereunder and any applicable state laws relating to franchising in which WesterN SizzliN currently has operating franchises or is offering franchises.

                                  ARTICLE III
                        REPRESENTATIONS, WARRANTIES AND
                          CERTAIN COVENANTS OF AUSTINS

    Austins represents, warrants and/or covenants to and with WesterN SizzliN as follows:

    3.1 ORGANIZATION AND GOOD STANDING. Austins and Acquisition Subsidiary each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Austins is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the results of operations of Austins taken as a whole ("AUSTINS MATERIAL ADVERSE EFFECT"). Austins has heretofore made available to WesterN SizzliN accurate and complete copies of the Certificates of Incorporation and Bylaws, as currently in effect, of Austins and Acquisition Subsidiary. Austins owns all of the 1,000 outstanding shares of capital stock of Acquisition Subsidiary.

    3.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of Austins consists of 7,500,000 shares of Austins Stock, $0.01 par value. As of March 31, 1999, 2,647,927 shares of Austins Stock were issued and outstanding. No other capital stock of Austins is authorized or issued. All issued and outstanding shares of the Austins Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable securities laws. Except as set forth in the Austins Securities Filings (as hereinafter defined) or on SCHEDULE 3.2 attached hereto, or as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Austins, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. Except as disclosed in the Austins Securities Filings, there are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Austins or the ownership thereof other than those imposed by the Securities Act, the Securities Exchange Act, applicable state securities laws or applicable corporate law.

    3.3 AUTHORIZATION; BINDING AGREEMENT. Austins and Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein to which Austins or Acquisition Subsidiary is or will be a party or a signatory (the "AUSTINS ANCILLARY AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of Austins and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Austins or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Austins Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the requisite approval by the sole shareholder of Acquisition Subsidiary of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Austins and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Austins Ancillary Agreements will constitute, the legal, valid and binding agreements of Austins and Acquisition Subsidiary, enforceable against each of Austins and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

    3.4 GOVERNMENTAL APPROVALS. No Consent from or with any Governmental Authority on the part of Austins or Acquisition Subsidiary is required in connection with the execution or delivery by Austins and Acquisition Subsidiary of this Agreement and the Austins Ancillary Agreements or the consummation by Austins and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than state securities laws administrators, the National Association of Securities Dealers, Inc. ("NASD") and any applicable Delaware Governmental Authorities.

    3.5 NO VIOLATIONS. The execution and delivery of this Agreement and the Austins Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Austins with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or other governing instruments of Austins or Acquisition Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Austins Material Contract (as hereinafter defined), (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Austins, or (iv) contravene any Law currently in effect to which Austins or its or any of its assets or properties is subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an Austins Material Adverse Effect.

    3.6 LITIGATION. Except as set forth in SCHEDULE 3.6, there is no action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Authority ("LITIGATION") pending, or to the knowledge of Austins, threatened against Austins or Acquisition Subsidiary, any officer, director, employee or agent thereof in his or her capacity as such, or as a fiduciary with respect to any Austins Benefit Plan, as hereinafter defined, or otherwise relating to Austins or its securities or any properties or rights of Austins or any Austins Benefit Plan. Further, except as set forth in SCHEDULE 3.6, Austins management is unaware of any facts based upon which Litigation could be initiated against Austins or Acquisition Subsidiary.

    3.7 SECURITIES FILINGS. Austins has made available to WesterN SizzliN true and complete copies of (i) its Annual Report on Form 10-KSB, for the years ended December 31, 1997 and 1998, as filed with the Securities and Exchange Commission ("SEC"), (ii) its proxy statement relating to the annual meeting of shareholders of Austins for 1998, as filed with the SEC. The reports and statements set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively as the "AUSTINS SECURITIES FILINGS"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Austins Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Austins Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Austins Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Austins Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Austins Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. There is no Litigation pending or, to the knowledge of Austins, threatened against Austins, any officer, director, employee or agent thereof, in his official capacity as such, or as a fiduciary with respect to any Austins Benefit Plan, as hereinafter defined, or otherwise relating to Austins or the securities of any of them, or any properties or rights of Austins or any Austins Benefit Plan which is required to be described in any Austins Securities Filing that is not so described. No event has occurred as a consequence of which Austins would be required to file a Current Report on Form 8-K pursuant to the requirements of the Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements and registration statements and amendments thereof (including, without limitation, Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, as amended) filed by Austins with the SEC after the date hereof shall be provided to WesterN SizzliN on the date of such filing.

    3.8 AUSTINS FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited interim financial statements of Austins included in the Austins Securities Filings (the "AUSTINS FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly, in all material respects, the financial position of Austins as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act.

    3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Austins Securities Filings and as described below, since December 31, 1998 through the date of this Agreement, there has not been: (i) any Event that has had or could reasonably be expected to have an Austins Material Adverse Effect; or (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of Austins by or from Austins.

    3.10 COMPLIANCE WITH LAWS. To the best knowledge of Austins, the business of Austins or Acquisition Subsidiary has been operated in compliance with all Laws applicable to its business, except for any instances of non-compliance which do not and will not have an Austins Material Adverse Effect.

    3.11 PERMITS. (I) Austins and Acquisition Subsidiary have all permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their business (collectively, "AUSTINS PERMITS"), (II) neither Austins nor Acquisition Subsidiary is not in violation of any Austins Permit, and (iii) no proceedings are pending or, to the knowledge of Austins, threatened, to revoke or limit any Austins Permit, except, in each case, those the absence or violation of which do not and will not have a Austins Material Adverse Effect.

    3.12 FINDERS AND BROKERS. Neither Austins nor Acquisition Subsidiary nor any of their officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

    3.13 CONTRACTS. Except as set forth in SCHEDULE 3.13 attached hereto, neither Austins nor Acquisition Subsidiary is a party or is subject to any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal ( "AUSTINS MATERIAL CONTRACT"), which Austins Material Contract may be oral or in writing. For purposes of this
Section 3.13, a note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal shall be considered material if it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act as the case may be. Austins has either made available to WesterN SizzliN true and accurate copies of the Austins Material Contracts, or, if such Austins Material Contracts are oral, has described the terms and obligations thereof to Austins. All such Austins Material Contracts are valid and binding and are in full force and effect and enforceable against Austins in accordance with their respective terms, subject to the Enforceability Exceptions. No Consent of any person is needed in order that each such Austins Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement, except for Consents the absence of which would not have a Austins Material Adverse Effect, nor is Austins or Acquisition Subsidiary in violation or breach of or default under any such Austins Material Contract; nor to Austins's knowledge is any other party to any such Austins Material Contract in violation or breach of or default under any such Austins Material Contract in each case where such violation or breach would have a Austins Material Adverse Effect.

    3.14 EMPLOYEE BENEFIT PLANS. Except as set forth in SCHEDULE 3.14 attached hereto, there are no material Benefit Plans (as defined below) maintained or contributed to by Austins or Acquisition Subsidiary ("AUSTINS BENEFIT PLAN"). A "BENEFIT PLAN" shall include (i) an employee benefit plan as defined in Section 3(3) of ERISA, even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, providing for benefits for or the welfare of any or all of the current or former employees or agents of Austins or their beneficiaries or dependents; provided that Benefit Plans shall not include any Multiemployer Plan.

    No Austins Benefit Plan is a defined benefit pension plan subject to Title IV of ERISA or Section
412 of the Code. Each of the Austins Benefit Plans has been maintained in material compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in an Austins Material Adverse Effect. Austins does not contribute to, or have any outstanding liability with respect to, any Multiemployer Plan.

    Except as set forth in SCHEDULE 3.14 attached hereto, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation due to any individual.

    3.15 TAXES AND RETURNS. (a) Except as disclosed in SCHEDULE 3.14 attached hereto, Austins has timely filed, or caused to be timely filed all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Austins Financial Statements have been established or which are being contested in good faith. Except as set forth in SCHEDULE 3.15 attached hereto, there are no claims or assessments pending against Austins for any alleged deficiency in any Tax, and Austins has not been notified in writing of any proposed Tax claims or assessments against Austins (other than in each case, claims or assessments for which adequate reserves in the Austins Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Except as set forth in SCHEDULE 3.15 attached hereto, Austins has not executed any waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth in SCHEDULE 3.15 attached hereto, there are no outstanding requests by Austins for any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes shown to be due on any return.

    (b) To the best knowledge of Austins, there are no liens for material amounts of Taxes on the assets of Austins except for statutory liens for current Taxes not yet due and payable.

    (c) For purposes of this Agreement, the term "TAX" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Authority. The term "TAX RETURN" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                                   ARTICLE IV
                    ADDITIONAL COVENANTS OF WESTERN SIZZLIN

    WesterN SizzliN represents, covenants and agrees as follows:

    4.1 CONDUCT OF BUSINESS OF WESTERN SIZZLIN. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, WesterN SizzliN shall conduct its business in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and WesterN SizzliN shall use its reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, WesterN SizzliN will not, without the prior written consent of
Austins:

        (i) amend or propose to amend its Articles of Incorporation or Bylaws in any material respect;

        (ii) except for the possible sale of up to 500,000 treasury shares repurchased in 1998, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of WesterN SizzliN including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of WesterN SizzliN, except for the issuance of WesterN SizzliN Shares pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement in accordance with their present terms and except for the grant of employee stock options and issuance of WesterN SizzliN Shares pursuant to the exercise thereof, in the ordinary course of business consistent with past practice; and

        (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

        (iv) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt or obligations in respect of capital leases, except refinancings of existing obligations on terms that are no less favorable to WesterN SizzliN than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person;
    (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to WesterN SizzliN other than to secure debt permitted under (a) of this clause (iv);

        (v) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice; or

        (vi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice.

    Furthermore, WesterN SizzliN covenants, represents and warrants that from and after the date of this Agreement, unless Austins shall otherwise expressly consent in writing, WesterN SizzliN shall use its reasonable business efforts to maintain in full force and effect all WesterN SizzliN Permits necessary for, or otherwise material to, such business.

    4.2 NOTIFICATION OF CERTAIN MATTERS. WesterN SizzliN shall give prompt notice to Austins if any of the following occur after the date of this
Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any WesterN SizzliN Material Contract which could have a WesterN SizzliN Material Adverse Effect; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could have a WesterN SizzliN Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting WesterN SizzliN, or any of its properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of WesterN SizzliN which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by WesterN SizzliN in or pursuant to this Agreement;
(vi) the termination, for whatever reason, of the employment of any of the WesterN SizzliN key officers listed on Schedule 4.2 which termination shall be deemed to be the occurrence of an Event which could have a WesterN SizzliN Material Adverse Effect; and (vii) the occurrence of any Event that could cause a breach by WesterN SizzliN of any provision of this Agreement or a WesterN SizzliN Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

    4.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, WesterN SizzliN will give, and shall direct its accountants and legal counsel to give, Austins, and its respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to WesterN SizzliN, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Austins with such financial and operating data and other information with respect to the business and properties of WesterN SizzliN as Austins may from time to time reasonably request.

    4.4 SHAREHOLDER APPROVAL. As soon as practicable upon the effective date of the Form S-4, WesterN SizzliN will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Merger, including this Agreement (the "WESTERN SIZZLIN PROPOSAL") and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. In the alternative, shareholder approval of the WesterN SizzliN Proposal will be obtained by the unanimous written consent of WesterN SizzliN's shareholders without a meeting. Except as otherwise contemplated by this Agreement, the Board of Directors of WesterN SizzliN (i) will recommend to the shareholders of WesterN SizzliN that they approve the WesterN SizzliN Proposal, and (ii) will use its reasonable best efforts to obtain any necessary approval by WesterN SizzliN's shareholders of the WesterN SizzliN Proposal.

    4.5 REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, WesterN SizzliN agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining any necessary Consents to this Agreement and the transactions contemplated hereby, (ii) the defending of any Litigation against WesterN SizzliN challenging this Agreement or the consummation of the transactions contemplated hereby, and (iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, WesterN SizzliN agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the closing set forth herein.

    4.6 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, WesterN SizzliN shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the WesterN SizzliN Proposal or the transactions contemplated hereby without the consent of Austins, except where such release or announcement is required by applicable Law, in which case WesterN SizzliN, prior to making such announcement, shall consult with Austins regarding the same.

    4.7 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, WesterN SizzliN shall comply in all material respects with the provisions of, or be in compliance, in all material respects, with all applicable Laws.

                                   ARTICLE V
                        ADDITIONAL COVENANTS OF AUSTINS

    Austins covenants and agrees as follows:

    5.1 CONDUCT OF BUSINESS OF AUSTINS. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Austins shall conduct its business in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Austins shall use its reasonable business efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all persons with whom it does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as otherwise set forth in the Austins Disclosure Letter (as hereinafter defined), after the date hereof and prior to the Effective Time, Austins will not, without the prior written consent of WesterN SizzliN:

        (i) amend or propose to amend its Certificate of Incorporation or Bylaws in any material respect;

        (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Austins, including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Austins, except for the issuance of shares of Austins Stock pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms and except for the grant of employee stock options and issuance of shares of Austins Stock pursuant to the exercise thereof in the ordinary course of business consistent with past practice;

        (iii) except as otherwise contemplated by Section 1.3(b) of this Agreement, split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities; or

        (iv) other than in the ordinary course of business consistent with past practice, (a) create, incur or assume any debt or obligations in respect of capital leases, except refinancings of existing obligations on terms that are no less favorable to Austins than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary travel, relocation or business advances to employees made in the ordinary course of business consistent with past practice); (d) acquire the stock or assets of, or merge or consolidate with, any other person; (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (f) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to Austins other than to secure debt permitted under (a) of this clause (iv);

        (v) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this Agreement and such as are in the ordinary course of business consistent with past practice; or

        (vi) enter into any lease or amend any lease of real property other than in the ordinary course of business consistent with past practice.

    Furthermore, Austins covenants, represents and warrants that from and after the date of this Agreement, unless WesterN SizzliN shall otherwise expressly consent in writing, Austins shall use its reasonable business efforts to maintain in full force and effect all the Austins Permits necessary for, or otherwise material to, such business.

    5.2 NOTIFICATION OF CERTAIN MATTERS. Austins shall give prompt notice to WesterN SizzliN if any of the following occur after the date of this Agreement:
(i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Austins Material Contract which could have an Austins Material Adverse Effect; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which could have an Austins Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting Austins or any of its respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Austins or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Austins in or pursuant to this Agreement or the Austins Securities Filings; and
(vi) the occurrence of any Event that could cause a breach by Austins of any provision of this Agreement or an Austins Ancillary Agreement, including such a breach that could occur if such Event had taken place on or prior to the date of this Agreement.

    5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, Austins will give, and shall direct its accountants and legal counsel to give WesterN SizzliN, and its respective authorized representatives (including, without limitation, its lenders, financial advisors, accountants and legal counsel) at all reasonable times access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Austins, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish WesterN SizzliN with (a) such financial and operating data and other information with respect to the business and properties of Austins as WesterN SizzliN may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by Austins pursuant to the requirements of applicable securities laws.

    5.4. REASONABLE BUSINESS EFFORTS. Subject to the terms and conditions herein provided, Austins agrees to use its reasonable business efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement including, but not limited to (i) obtaining any necessary Contracts to this Agreement and the transactions contemplated hereby, (ii) the defending of any Litigation against Austins challenging this Agreement or the consummation of the transactions contemplated hereby, or (iii) obtaining all consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated thereby. Upon the terms and subject to the conditions hereof, Austins agrees to use reasonable business efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein.

    5.5 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, Austins shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger, the WesterN SizzliN Proposal, or the transactions contemplated hereby or thereby without the consent of WesterN SizzliN, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case Austins, prior to making such announcement, will consult with WesterN SizzliN regarding the same.

    5.6 COMPLIANCE. In consummating the Merger and the transactions contemplated hereby, Austins shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

    5.7 SEC FILINGS, SHAREHOLDER NOTICES AND NEWS RELEASES. Austins shall send to WesterN SizzliN a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

                                   ARTICLE VI
                                   CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

        6.1.1 SHAREHOLDER APPROVAL. The WesterN SizzliN Proposal shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of WesterN SizzliN in accordance with the Tennessee Act.

        6.1.2 NO INJUNCTION OR ACTION. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn by the Effective Time. WesterN SizzliN and Austins shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

        6.1.3 GOVERNMENTAL APPROVALS. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereafter defined), except as may be waived by Austins and WesterN SizzliN or those Consents the failure of which to obtain will not have a Surviving Corporation Material Adverse Effect (as defined below). The term "FINAL ORDER" with respect to any Consent of a Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy with such or any other Governmental Authority is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed.

        6.1.4 REQUIRED CONSENTS. Any required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect, except for those the failure of which to obtain will not have a material adverse effect on the business, assets (including, but not limited to, intangible assets), prospects, condition (financial or otherwise), properties (including, but not limited to, intangible properties), liabilities or the result of operations of the Surviving Corporation ("SURVIVING CORPORATION MATERIAL ADVERSE EFFECT") or an Austins Material Adverse Effect.

        6.1.5 BLUE SKY. Austins shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

        6.1.6 REVERSE SPLIT. Austins shall have completed a one for 6.27 reverse split of its outstanding common stock.

    6.2 CONDITIONS TO OBLIGATIONS OF WESTERN SIZZLIN. The obligation of WesterN SizzliN to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by WesterN SizzliN:

        6.2.1 AUSTINS REPRESENTATIONS AND WARRANTIES. The representations and warranties of Austins contained in this Agreement that are modified by materiality or Austins Material Adverse Effect shall be true and correct in all respects and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time.

        6.2.2 PERFORMANCE BY AUSTINS. Austins shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Austins at or prior to the Effective Time.

        6.2.3 NO MATERIAL ADVERSE CHANGE. There shall not have occurred after the date hereof any Event that has or reasonably could be expected to have an Austins Material Adverse Effect.

        6.2.4 CERTIFICATES AND OTHER DELIVERIES. Austins shall have delivered to WesterN SizzliN (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in SUBSECTIONS 6.2.1, 6.2.2 AND 6.2.3, above, have been satisfied; (ii) a certificate of existence from the Secretary of State of the State of Delaware stating that each of Austins and Acquisition Subsidiary is a validly existing corporation; (iii) duly adopted resolutions of the Board of Directors of each of Austins and the Board of Directors and shareholder of Acquisition Subsidiary approving the execution, delivery and performance of this Agreement, the Austins Ancillary Agreements and the instruments contemplated hereby and thereby, each certified by its Secretary; and (iv) such other documents and instruments as WesterN SizzliN reasonably may request.

        6.2.5.  S-4 EFFECTIVE.  The Form S-4 including the Proxy
    Statement/Prospectus shall have become effective under the Securities Act.

        6.2.6 OPINION OF AUSTINS COUNSEL. WesterN SizzliN shall have received an opinion of counsel to Austins, in form and substance reasonably satisfactory to WesterN SizzliN, covering the matters set forth in Schedule
    6.2.5 attached hereto.

        6.2.7 OPINION OF WESTERN SIZZLIN COUNSEL. WesterN SizzliN shall have received an opinion of Magee, Foster, Goldstein & Sayers substantially to the effect that:

        (i) the merger will constitute a reorganization;

        (ii) Austins, Acquisition Subsidiary and WesterN SizzliN will each be a party to that reorganization;

       (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of WesterN SizzliN Shares and WesterN SizzliN Warrants upon receipt of Austins Shares;

        and such opinion shall have not been withdrawn or modified in any material respect.

        6.2.8. J.C. BRADFORD OPINION. WesterN SizzliN shall have received a favorable opinion from J.C. Bradford & Company as to that the exchange ratio is fair to the WesterN SizzliN Shares and Warrant holders from a financial point of view, which opinion shall not have been withdrawn.

        6.2.9 POST MERGER BOARD. The Board of Directors of Austins shall, at the Effective Time, elect nine designated representatives of WesterN SizzliN to the Board of Directors of Austins and Acquisition Subsidiary.

    6.3 CONDITIONS TO OBLIGATIONS OF AUSTINS. The obligations of Austins to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Austins:

        6.3.1 WESTERN SIZZLIN REPRESENTATIONS AND WARRANTIES. The representations and warranties of WesterN SizzliN contained in this Agreement that are modified by materiality or WesterN SizzliN Material Adverse Effect shall be true and correct in all respects, and those that are not so modified shall be true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time.

        6.3.2 PERFORMANCE BY WESTERN SIZZLIN. WesterN SizzliN shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by WesterN SizzliN at or prior to the Effective Time.

        6.3.3 NO MATERIAL ADVERSE CHANGE. There shall have not occurred after the date hereof any Event that has or reasonably could be expected to have a WesterN SizzliN Material Adverse Effect or a Surviving Corporation Material Adverse Effect.

        6.3.4 CERTIFICATES AND OTHER DELIVERIES. WesterN SizzliN shall have delivered, or caused to be delivered, to Austins (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in SUBSECTIONS 6.3.1, 6.3.2 AND 6.3.3, above, have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Tennessee stating that WesterN SizzliN is a validly existing corporation in good standing; (iii) duly adopted resolutions of the Board of Directors and shareholders of WesterN SizzliN approving the execution, delivery and performance of this Agreement, the WesterN SizzliN Proposal, the WesterN SizzliN Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary of WesterN SizzliN; (iv) a true and complete copy of the Articles of Incorporation certified by the Secretary of State of the State of Tennessee, and a true and complete copy of the Bylaws of WesterN SizzliN certified by the Secretary thereof; (v) the duly executed WesterN SizzliN Tax Opinion Certificate; and (vi) such other documents and instruments as Austins reasonably may request.

        6.3.5 OPINION OF WESTERN SIZZLIN COUNSEL. Austins shall have received the opinion of counsel to WesterN SizzliN, in form and substance reasonably satisfactory to Austins, covering the matters set forth in SCHEDULE 6.3.5 attached hereto.

        6.3.6 OPINION OF AUSTINS COUNSEL. Austins shall have received the opinion of Cline, Williams, Wright, Johnson & Oldfather substantially to the effect that:

        (i) the merger will constitute a reorganization;

        (ii) Austins, Acquisition Subsidiary and WesterN SizzliN will each be a party to that reorganization;

       (iii) Austins will not recognize any gain or loss for U.S. federal income tax purposes as a consequence to the Merger;

        and such opinion shall not have been withdrawn or modified in any material respect.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of WesterN SizzliN described herein:

        (a) by mutual written consent of Austins and WesterN SizzliN;

        (b) by either Austins or WesterN SizzliN if:

           (i) the Merger shall not have been consummated on or prior to August 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this SECTION 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

           (ii) the approval of WesterN SizzliN's shareholders required by
       SECTION 6.1.1 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof or by consent;

           (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Austins, if WesterN SizzliN shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to WesterN SizzliN;

        (d) by WesterN SizzliN, in the event holders of 15% or more of the WesterN SizzliN Shares dissent and elect appraisal rights;

        (e) by Austins if the Board of Directors of WesterN SizzliN or any committee thereof shall have withdrawn or modified in a manner adverse to Austins its approval or recommendation of the WesterN SizzliN Proposal, or failed to reconfirm its recommendation within fifteen business days after a written request to do so;

        (f) by WesterN SizzliN, if Austins shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 30 days after the giving of written notice to Austins;

        (g) by WesterN SizzliN if the Board of Directors of Austins or any committee thereof shall have withdrawn or modified in a manner adverse to WesterN SizzliN its approval of the Merger or failed to reconfirm its recommendation within fifteen business days after a written request to do so.

    The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d), (e), (f) and (g) shall give written notice of such termination to the other party in accordance with SECTION 8.5 below.

    7.2 EFFECT OF TERMINATION AND ABANDONMENT. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in SECTION 7.3, SECTION 8.1 AND
SECTION 8.7) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives).

    7.3 PROCEDURE UPON TERMINATION. In the event of termination and abandonment pursuant to this Article VII, this Agreement shall terminate and the Merger shall be abandoned without further action by WesterN SizzliN or Austins, provided that the agreements contained in SECTIONS 7.2, 8.1 AND 8.7 hereof shall remain in full force and effect. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    8.1 CONFIDENTIALITY. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Austins and WesterN SizzliN, any information or documents furnished in connection herewith shall be kept strictly confidential by WesterN SizzliN, Austins and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. WesterN SizzliN shall cooperate with Austins and provide such information and documents as may be required in connection with any such filings. To the extent Austins provides to WesterN SizzliN undisclosed information concerning its financial results for its three month period ending March 31, 1999, such information shall be deemed material undisclosed information within the meaning of the Securities Act and the Exchange Act and no recipient of such information shall disclose it nor utilize it to buy or sell Austins stock until such information has been publicly disclosed by Austins for a period of at least forty-eight hours.

    In the event the Merger is not consummated, each party shall use its reasonable best efforts to return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent
(i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, or (iii) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

    8.2 AMENDMENT AND MODIFICATION. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by a written agreement among WesterN SizzliN, Austins and Acquisition Subsidiary, whether before or after approval of this Agreement by the shareholders of WesterN SizzliN and Acquisition Subsidiary.

    8.3 WAIVER OF COMPLIANCE; CONSENTS. Any failure of WesterN SizzliN on the one hand, or Austins on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Austins on the one hand, or WesterN SizzliN on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this SECTION 8.3.

    8.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations, warranties, covenants and agreements of WesterN SizzliN and Austins contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

    8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (i)    IF TO WESTERN SIZZLIN, TO:
             The WesterN SizzliN Corporation
             416 South Jefferson Street
             Roanoke, VA 24011
             Attention: Victor F. Foti
             Telephone: (540) 345-3195
             Fax: (540) 345-0831

       WITH A COPY TO:

       Richard R. Sayers
             Magee, Foster, Goldstein & Sayers
             310 First Street, SW, Suite 1200
             P.O. Box 404
             Roanoke, VA 24003-0404
             Telephone: (540) 343-9800
             Fax: (540) 343-9898

               and

       (ii)    IF TO AUSTINS OR ACQUISITION SUBSIDIARY, TO:
             Austins Steak & Saloon, Inc.
             6940 "O" Street, Suite 334
             Lincoln, NE 68510
             Attention: Paul C. Schorr, III
             Telephone: (402) 464-3456
             Fax: (402) 464-7352

       WITH A COPY TO:

       Cline, Williams, Wright,
             Johnson & Oldfather
             1125 South 103rd St., Suite 720
             Omaha, NE 68124
             Attention: Stephen E. Gehring
             Telephone: (402) 397-1700
             Fax: (402) 397-1806

    8.6 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Austins or any other direct subsidiary of Austins any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement; provided that any assignment by Acquisition Subsidiary of any or all of its rights, interests and obligations under this Agreement to Austins shall require that the Merger contemplated by this

Agreement shall then be structured as a direct merger of WesterN SizzliN with and into Austins or any other structure approved by WesterN SizzliN.

    8.7 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, subject to the rights of such party contemplated under SECTION 7.2, above.

    8.8 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, except as otherwise required by the Tennessee Business Corporation Code.

    8.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    8.10. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; and (ii) the term "AFFILIATE," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person.

    8.11. ENTIRE AGREEMENT. This Agreement and the documents or instruments referred to herein including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

    8.12 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

    8.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

    8.14 THIRD PARTIES. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto, or, a successor or permitted assign of such a party.

    8.15 SCHEDULES. WesterN SizzliN and Austins acknowledge that the Schedules to this Agreement: (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure as construed as an admission that such information is material with respect to WesterN SizzliN or Austins, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one WesterN SizzliN or Austins Schedule shall be deemed as proper disclosure for all WesterN SizzliN or Austins Schedules, as the case may be.

    IN WITNESS WHEREOF, Austins, Acquisition Subsidiary and WesterN SizzliN have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          AUSTINS STEAK & SALOON, INC.

                                          By       /s/ Paul C. Schorr, III
                                            ------------------------------------
                                            Name: Paul C. Schorr, III
                                            Title: President

                                          AUSTINS ACQUISITION CORP.

                                          By       /s/ Paul C. Schorr, III
                                            ------------------------------------
                                            Name: Paul C. Schorr, III
                                            Title: President

                                          THE WESTERN SIZZLIN CORPORATION

                                          By          /s/ Victor F. Foti
                                            ------------------------------------
                                            Name: Victor F. Foti
                                            Title: President

                                                                       EXHIBIT 1

                     TRANSMITTAL AND REPRESENTATION LETTER
                        AUSTINS / WESTERN SIZZLIN MERGER

    This Transmittal and Representation Letter (the "Letter") constitutes an agreement made by Austins Steaks & Saloon, Inc. ("Austins") and the undersigned Selling Shareholder of Common and/or Series B Convertible Preferred Stock (the "Shares") of The WesterN SizzliN Corporation ("WesterN SizzliN"). This Letter is made and entered into pursuant to a Plan and Agreement of Merger dated as of April 30, 1999 ("Agreement") by and among Austins, Austins Acquisition Corp. and WesterN SizzliN to which this Letter is attached as Exhibit 1. All terms not otherwise defined in this Letter shall have the same meaning as in the Agreement.

    1. SURRENDER OF WESTERN SIZZLIN SHARES. The Selling Shareholder hereby tenders and delivers to Austins, WesterN SizzliN Shares represented by
Certificate(s) No.(s)                     . Such Shares are owned by the Selling
Shareholder free and clear of any liens or encumbrances of any type and the Selling Shareholder has full authority and right to transfer and convey the Shares to Austins in connection with the merger ("Merger"). The Selling Shareholder desires that the shares of Austins Stock to be received in connection with the Merger shall be registered in the same name(s) as the WesterN SizzliN Shares unless different registration instructions are indicated at the end of this Letter.

    2. ACQUISITION OF AUSTINS COMMON STOCK. The Selling Shareholder acknowledges and understands that on the Closing Date of the Merger, WesterN SizzliN will become a wholly owned subsidiary of Austins and the Selling Shareholder will receive Austins Stock in the amount set forth on Schedule 1.3 to the Agreement. The Selling Shareholder agrees and acknowledges that the amounts shown on Schedule 1.3 are the true and correct amounts for the Selling Shareholder.

    3. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Selling Shareholder hereby represents, warrants and covenants to Austins that the Selling Shareholder has received and carefully reviewed the Proxy Statement/Prospectus
of Austins dated July   , 1999 including the Appendices, and Austins Securities
Filings attached thereto and has relied solely on the information set forth therein.

    4.  MISCELLANEOUS.

    a. The Selling Shareholder agrees that this Letter and the terms hereof shall survive the Selling Shareholder's death or disability and shall be binding upon the Selling Shareholder's heirs, personal representatives, administrators, successors, and assigns.

    b. This Letter shall be governed, enforced and construed in all respects in accordance with the laws of the State of Nebraska.

August   , 1999.

Austins Steaks & Saloon, Inc.:                The WesterN SizzliN Corporation:

By: -------------------------------------
                                              -------------------------------------------
                                              (Name)                             (Social
    Authorized Officer                        Security No.)

                                              --------------------------------------------
                                              (Name)                             (Social
                                              Security No.)

                                              (If Shares are held jointly, both parties
                                              must  sign.)

REGISTRATION INSTRUCTIONS FOR CHANGE OF REGISTRATION, IF ANY:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                       EXHIBIT 2

             FORM OF AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY

                                     [DATE]

Austins Steak & Saloon, Inc.
6940 "O" Street, Suite 334
Lincoln, Nebraska 68510

Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of WesterN SizzliN, a Tennessee corporation ("WesterN SizzliN"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of April 30, 1999 (the "Merger Agreement") among Austins, a Delaware corporation ("Austins"), Austins Acquisition Corporation, a Delaware corporation ("Sub"), and WesterN SizzliN, WesterN SizzliN will be merged with and into the Sub (the "Merger"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Merger, I will receive shares of common stock, par value $0.01 per share, of Austins (the "Austins Shares"). I will receive such Austins Shares in exchange for shares owned by me of common stock, par value $.10 per share, of WesterN SizzliN.

    1. I represent, warrant and covenant to Austins with request to any Austins Shares I receive as a result of the Merger:

        A. I shall not make any sale, transfer or other disposition of the Austins Shares in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Austins Shares, to the extent I felt necessary, with my counsel or counsel for WesterN SizzliN.

        C. I have been advised that the issuance of the Austins Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for vote of the shareholders of WesterN SizzliN, (a) I may be deemed to be an affiliate of WesterN SizzliN and (b) the distribution by me of the WesterN SizzliN Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Austins Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made inconformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act,
    (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Austins, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that except as provided for in the Merger Agreement, Austins is under no obligation to register the sale, transfer or other disposition of the Austins Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Austins reserves the right to put the following legend on the certificates issued to my transferee:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION OR THE SECURITIES ACT OF 1933."

        F. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of WesterN SizzliN as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    2. By Austins' acceptance of this letter, Austins hereby agrees with me as follows:

        A. For so long as and to the extent necessary to permit me to sell the Austins Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Austins shall (a) use its reasonable best efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act ov 1934, as amended (the "1934 Act"), and (ii) furnish to me upon a request a written statement as to whether Austins has complied with such reporting requirements during the 12 months preceding any proposed sale of the Austins Shares by me under Rule 145, and (b) otherwise use its reasonable best efforts to permit such sales pursuant to Rule 145 and Rule 144. Austins has filed all reports to be filed with the Commission under Section 13 of the 1934 Act during the preceding 12 months.

        B. It is understood and agreed that certificates with the legend set forth in paragraph E above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date the undersigned acquired the Austins Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date undersigned acquired the Austins Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Austins has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Austins, or a "no action" letter obtained by the undersigned form the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                                          Very truly yours,

                                          --------------------------------------
                                          Name:

Agreed and Accepted this     day of
August, 1999 by

By:
           -------------------------------------
Name:
           -------------------------------------
Title:
           -------------------------------------

                                                                       EXHIBIT 3

                                 PLAN OF MERGER

    PLAN OF MERGER dated as of August   , 1999 (the "Agreement"), by and among
Austins, a Delaware corporation ("Austins"), WesterN SizzliN, a Tennessee corporation ("WesterN SizzliN") and Austins Acquisition Corp. ("Acquisition Sub").

                                   WITNESSETH

    WHEREAS, Austins and WesterN SizzliN have entered into an Agreement and Plan of Merger dated as of April 30, 1999 (the "Merger Agreement"), pursuant to which
(i) Austins has caused the formation of Acquisition Sub, and (ii) WesterN SizzliN will merge with and into Acquisition Sub (the "Merger").

    WHEREAS, the Boards of Directors of Austins, WesterN SizzliN and Acquisition Sub have approved and adopted this Agreement and submitted it to their respective stockholders for approval.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

    Except as otherwise provided herein or as set forth below, all capitalized terms shall have the meaning set forth in the Merger Agreement. The capitalized term set forth below shall have the following meanings:

    1.1 "SURVIVING ENTITY" shall refer to Acquisition Sub as the surviving entity in the Merger.

                                   ARTICLE 2
                               TERM OF THE MERGER

    2.1  THE MERGER

    (a) Pursuant to this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Tennessee Business Corporation Act ("TBCA") at the Effective Time (as defined below), WesterN SizzliN will be merged with and into Acquisition Sub. Acquisition Sub shall be the Surviving Entity in the Merger and shall continue its corporate existence under the laws of the State of Delaware.

    (b) The term "Effective Time" shall mean the time and date which is (i) the date and time of the filing of a certificate of merger relating to the Merger with the Secretaries of State of the States of Delaware and Tennessee (or such other date and time as may be specified in such certificate and permitted by law) or (ii) such other time and date as is permissible in accordance with the DGCL and as Austins and WesterN SizzliN may agree.

    2.2 EFFECT ON WESTERN SIZZLIN COMMON AND PREFERRED STOCK AND WARRANTS. At the Effective Time, without any action on the part of the holder of any shares of WesterN SizzliN Common Stock, $1.00 par value ("WesterN SizzliN Common Stock"), any shares of WesterN SizzliN Series B convertible preferred stock ("WesterN SizzliN Series B Preferred Stock") and any warrants to purchase the common stock of WesterN SizzliN ("WesterN SizzliN Warrants"):

    (a)  CONVERSION OF WESTERN SIZZLIN COMMON AND SERIES B PREFERRED
STOCK. Except as otherwise provided and subject to Section 2.3, each issued and outstanding share of WesterN SizzliN Common

Stock and Series B Preferred Stock shall be converted into the right to receive one fully paid and nonassessable share of Austins Common Stock.

    (b) EXERCISABILITY OF WESTERN SIZZLIN WARRANTS. Holders of each issued and outstanding WesterN SizzliN Warrant shall immediately have the right, with the payment of no further consideration, to convert the WesterN SizzliN Warrant into one share of Austins Common Stock. Until conversion, such WesterN SizzliN Warrants shall continue thereafter in accordance with the terms of the WesterN SizzliN Warrants.

    (c) CANCELLATION AND RETIREMENT OF WESTERN SIZZLIN COMMON AND SERIES B PREFERRED STOCK. All shares of WesterN SizzliN Common and Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of WesterN SizzliN Common and Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2(a). No interest will be paid or will accrue on the Merger Consideration or any dividends or distributions.

    2.3 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, WesterN SizzliN Common and Series B Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has delivered a written demand for appraisal of such shares in accordance with Section 48-23-209 of the TBCA ("Dissenting Shares"), shall not be converted as provided in Section 2.2(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the TCBA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 2.2(a) hereof, together with any dividends or distributions payable thereon or cash in lieu of fractional shares, and to which such holder is entitled, without interest thereon.

    2.5 NO EFFECT ON ACQUISITION SUB STOCK. At the Effective Time, each share of the common stock of Acquisition Sub outstanding immediately prior to the Effective Time shall remain outstanding and not be affected by the Merger.

    2.6 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL and the TBCA.

    2.7 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity.

    2.8 DIRECTORS. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed or elected in accordance with applicable law.

    2.9 OFFICERS. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE 3
                                 MISCELLANEOUS

    3.1  AMENDMENTS

    To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

    3.2  SUCCESSORS

    This Agreement shall be binding on the successors of Austins, WesterN SizzliN and Acquisition Sub.

    3.3  COUNTERPARTS

    This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

    In witness whereof, Austins, WesterN SizzliN and Acquisition Sub have caused this Agreement to be executed by their duly authorized representatives on the date indicated.

ATTEST:                                          AUSTINS:

By:                                              By:
           ---------------------------------                ---------------------------------
Name:                                            Name:
           ---------------------------------                ---------------------------------
Title:                                           Title:
           ---------------------------------                ---------------------------------

ATTEST:                                          WESTERN SIZZLIN:

By:                                              By:
           ---------------------------------                ---------------------------------
Name:                                            Name:
           ---------------------------------                ---------------------------------
Title:                                           Title:
           ---------------------------------                ---------------------------------

ATTEST:                                          AUSTINS ACQUISITION SUB:

By:                                              By:
           ---------------------------------                ---------------------------------
Name:                                            Name:
           ---------------------------------                ---------------------------------
Title:                                           Title:
           ---------------------------------                ---------------------------------

                                                                      Appendix B

                                 April 29, 1999

Board of Directors

WesterN SizzliN Corporation

P.O. Box 12167

Roanoke, Virginia 24023-2167

Gentlemen:

    WesterN SizzliN Corporation ("WesterN SizzliN") and Austins Steaks & Saloon, Inc. ("Austins") are contemplating a business combination pursuant to which WesterN SizzliN would be merged with and into Austins Acquisition Corp. ("Austins Sub"), a wholly-owned subsidiary of Austins, with Austins Sub as the surviving entity (the "Merger") pursuant to a draft of the Agreement and Plan of Merger, dated April 23, 1999, by and among WesterN SizzliN, Austins and Austins Sub (the "Agreement"). You have requested our opinion as to the fairness of the Merger Consideration from a financial point of view to the shareholders of WesterN SizzliN.

    The Agreement provides for, among other things, the merger of WesterN SizzliN with and into Austins Sub and the conversion in the Merger of each outstanding share of WesterN SizzliN common stock into shares of Austins common stock, and the conversion of each outstanding share of WesterN SizzliN Series B Convertible Preferred Stock into shares of Austins common stock, as more particularly set forth in the Agreement, so that after the conversion, shareholders of WesterN SizzliN will control 93% of the outstanding common stock of Austins (the Austins' shares to be received by the WesterN SizzliN shareholders is referred to hereinafter as the "Merger Consideration.") In addition, the Agreement provides that all of the outstanding warrants issued by WesterN SizzliN will be converted into warrants to purchase Austins common stock. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Agreement.

    J.C. Bradford & Co., LLC, as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. We have been engaged by the Board of Directors of WesterN SizzliN to render this opinion in connection with the Merger and will receive a fee from WesterN SizzliN for our services.

    In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following:

    - the Agreement;

    - the historical and current financial position and results of operations of WesterN SizzliN and Austins;

    - certain internal operating data and financial analyses and forecasts of WesterN SizzliN for the fiscal years beginning January 1, 1998 and ending December 31, 2003 prepared by WesterN SizzliN's senior management;

    - certain financial analysis and forecasts of Austins for the fiscal years beginning January 1, 1999 and ending December 31, 2003, prepared by WesterN SizzliN's senior management, who we understand based those analysis and forecasts on discussion with Austins' senior management;

    - certain financial and securities trading data of certain other companies, the securities of which are publicly traded, that we believed to be comparable to Austins;

    - the financial terms of certain other transactions involving acquisitions of companies with characteristics similar to Austins; the reported price and trading activity for Austins' common stock; and

    - certain other financial studies, analyses and investigations we deemed appropriate for purposes of our opinion.

We also have held discussions with members of the senior management of WesterN SizzliN and Austins regarding the strategic rationale for, and the potential benefits of, the transactions contemplated by the Agreement and the past and current business operations, financial condition, and future prospects of WesterN SizzliN and Austins, respectively.

    We have taken into account our assessment of general economic, market, and financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industry in which WesterN SizzliN and Austins operate generally. Our opinion is necessarily based on the information made available to us and conditions as they exist and can be evaluated as of the date hereof.

    We have assumed that the final version of the Agreement will not be substantially different from the draft provided us. We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us (including forecasts of estimated cost savings and economic synergies as a result of the Merger), we have assumed that such data, analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of WesterN SizzliN's and Austins' senior management as to the recent and likely future performance of WesterN SizzliN and Austins, respectively. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

    We have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement and accounted for under purchase accounting principles. We were not asked to consider and our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for WesterN SizzliN or the effect of any other transactions in which WesterN SizzliN might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets or liabilities of WesterN SizzliN or any of their subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal.

    WesterN SizzliN is entitled to reproduce this opinion, in whole but not in part, in the proxy statement as required by applicable law or where otherwise appropriate; provided, however, that any excerpt or reference to this opinion (including any summary thereof) in such document must be approved by us in advance in writing. Notwithstanding the foregoing, this opinion does not constitute a recommendation to any shareholder of WesterN SizzliN to vote in favor of the Merger. We were engaged by the Board of Directors of WesterN SizzliN to render this opinion in connection with the Board's discharge of its fiduciary obligations. We have advised the Board of Directors that we do not believe that any person (including a shareholder of WesterN SizzliN) other than the Board of Directors has the legal right to rely upon this opinion for any claim arising under state law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under state law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights or responsibilities of WesterN SizzliN's Board of Directors under applicable state law.

    Based upon and subject to the foregoing, and based upon such other matters we consider relevant, it is our opinion that, as of the date hereof and based on conditions as they currently exist, the Merger Consideration is fair, from a financial point of view, to the shareholders of WesterN SizzliN.

                                          Very truly yours,

                                J.C. BRADFORD & CO., LLC

                                By:           /s/ N. B. FORREST SHOAF
                                     -----------------------------------------
                                                N. B. Forrest Shoaf
                                               SENIOR VICE PRESIDENT

                                                                      APPENDIX C

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Tenn. Code Ann. @ 48-23-102 (1999)

48-23-102. Right to dissent

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (1) Consummation of a plan of merger to which the corporation is a party:

       (A) If shareholder approval is required for the merger by @ 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

       (B) If the corporation is a subsidiary that is merged with its parent under @ 48-21-105;

    (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

    (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

       (A) Alters or abolishes a preferential right of the shares;

       (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

       (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

       (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

       (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under @ 48-16-104; or

    (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under @ 6 of the Securities Exchange Act of 1934, as amended, or is a "national market system security," as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

HISTORY: Acts 1986, ch. 887, @ 13.02.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Tenn. Code Ann. @ 48-23-103 (1999)

48-23-103. Dissent by nominees and beneficial owners

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if theshares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares of any one (1) or more classes held on the beneficial shareholder's behalf only if the beneficial shareholder:

    (1) Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

HISTORY: Acts 1986, ch. 887, @ 13.03.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
             PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

Tenn. Code Ann. @ 48-23-101 (1999)

48-23-101. Definitions

As used in this chapter, unless the context otherwise requires:

(1) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under @ 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) "Interest" means interest from the effective date of the corporate action that gave rise to the shareholder's right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

HISTORY: Acts 1986, ch. 887, @ 13.01.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
                      PART 3. JUDICIAL APPRAISAL OF SHARES

Tenn. Code Ann. @ 48-23-301 (1999)

48-23-301. Court action

(a) If a demand for payment under @ 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of theshares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

    (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus accrued interest, exceeds the amount paid by the corporation; or

    (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under @ 48-23-208.

HISTORY: Acts 1986, ch. 887, @ 13.30.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
                      PART 3. JUDICIAL APPRAISAL OF SHARES

Tenn. Code Ann. @ 48-23-302 (1999)

48-23-302. Court costs and counsel fees

(a) The court in an appraisal proceeding commenced under @ 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under @ 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

    (1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

    (2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

HISTORY: Acts 1986, ch. 887, @ 13.31.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-201 (1999)

48-23-201. Notice of dissenters' rights

(a) If proposed corporate action creating dissenters' rights under @ 48-23-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under @ 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in @ 48-23-203.

(c) A corporation's failure to give notice pursuant to this section will not invalidate the corporate action.

HISTORY: Acts 1986, ch. 887, @ 13.20.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-202 (1999)

48-23-202. Notice of intent to demand payment

(a) If proposed corporate action creating dissenters' rights under @ 48-23-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must:

    (1) Deliver to the corporation, before the vote is taken, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

    (2) Not vote the shareholder's shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by @ 48-23-201.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

HISTORY: Acts 1986, ch. 887, @ 13.21.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-203 (1999)

48-23-203. Dissenters' notice

(a) If proposed corporate action creating dissenters' rights under @ 48-23-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of @ 48-23-202.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

    (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

    (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person asserting dissenters' rights acquired beneficial ownership of the shares before that date;

    (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

    (5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to @ 48-23-201.

HISTORY: Acts 1986, ch. 887, @ 13.22.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-204 (1999)

48-23-204. Duty to demand payment

(a) A shareholder sent a dissenters' notice described in @ 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to @ 48-23-203(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

HISTORY: Acts 1986, ch. 887, @ 13.23.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-205 (1999)

48-23-205. Share restrictions

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under @ 48-23-207.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

HISTORY: Acts 1986, ch. 887, @ 13.24.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-206 (1999)

48-23-206. Payment

(a) Except as provided in @ 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with @ 48-23-204 the amount the corporation estimates to be the fair value of each dissenter's shares, plus accrued interest.

(b) The payment must be accompanied by:

    (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

    (2) A statement of the corporation's estimate of the fair value of the shares;

    (3) An explanation of how the interest was calculated;

    (4) A statement of the dissenter's right to demand payment under @ 48-23-209; and

    (5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to @ 48-23-201 or @ 48-23-203.

HISTORY: Acts 1986, ch. 887, @ 13.25.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-207 (1999)

48-23-207. Failure to take action

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters' rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send anew dissenters' notice under @ 48-23-203 and repeat the payment demand procedure.

HISTORY: Acts 1986, ch. 887, @ 13.26.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-208 (1999)

48-23-208. After-acquired shares

(a) A corporation may elect to withhold payment required by @ 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection
    (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under @ 48-23-209.

HISTORY: Acts 1986, ch. 887, @ 13.27.

                    TITLE 48. CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                         CHAPTER 23. DISSENTERS' RIGHTS
              PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

Tenn. Code Ann. @ 48-23-209 (1999)

48-23-209. Procedure if shareholder dissatisfied with payment or offer

(a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under @ 48-23-206), or reject the corporation's offer under @ 48-23-208 and demand payment of the fair value of the dissenter's shares and interest due, if:

    (1) The dissenter believes that the amount paid under @ 48-23-206 or offered under @ 48-23-208 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

    (2) The corporation fails to make payment under @ 48-23-206 within two (2) months after the date set for demanding payment; or

    (3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter's shares.

HISTORY: Acts 1986, ch. 887, @ 13.28.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware General Corporation Law provides, in relevant part, that a corporation organized under the laws of Delaware shall have the power, and in certain cases, the obligation, to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all costs actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, he had no reason to believe his conduct was unlawful. Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been ajudged liable to the corporation. Article VII of Austins' By-Laws provides for indemnification of the officers and directors of Austins to the fullest extent permitted by applicable law. The directors and officers of Austins and its subsidiaries are covered by a policy of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings in which they are parties by reason of being of having been directors or officers.

ITEM 21. EXHIBITS

    The following is a list of Exhibits included as a part of this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit to the Commission upon request. Items without an asterisk(s) are filed with this Registration Statement.

EXHIBIT
NUMBER                                               DESCRIPTION OF DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
  2            Agreement and Plan of Merger by and among Austins Steaks & Saloon, Inc. (Registrant), the WesterN
                 SizzliN Corporation and Austins Acquisition Corp. (Acquisition Sub)
  3.1*         Certificate of Incorporation of Austins Steaks & Saloon, Inc.

  3.2*         By-Laws of Austins Steaks & Saloon, Inc.

  5.1+         Opinion of Cline, Williams, Wright, Johnson & Oldfather as to the legality of the securities being registered

  8            Tax opinion of Cline, Williams, Wright, Johnson & Oldfather

 10.2*         Stock Purchase Agreement among the Company, the Schorr Family Company, Inc. and Norman A. Lies

 10.5*         Lease dated January 18, 1989, between John Kai-Chee Moy and Cindie Suk-Ching Moy and Missouri
                 Development Company

 10.6****      Lease Agreement dated March 1, 1995, between Martin A. Pedersen and Austins Omaha, Inc.

 10.7***       Lease Agreement dated April 15, 1998, between Central Investment Co., Ltd. and Austins 72(nd),
                 Inc..

EXHIBIT
NUMBER                                               DESCRIPTION OF DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
 10.8****      Lease Agreement dated June 1, 1998, between Steer Enterprises, Inc. and Missouri Development
                 Company

 10.8.1****    Offer to Purchase dated May 15, 1998, between Steer Enterprises, Inc./MIHART, Inc. and the Company

 10.8.2****    Loan Assumption Agreement dated June 2, 1998, between Steer Enterprises, Inc., Gregory S. Cutchall, and the Company

 10.9*         Standard Commercial Shopping Center Lease dated August 1, 1993, between Kinder-Crow L.P. and
                 Austins of New Mexico, Inc.

 10.10*        Commercial Lease dated March 10, 1994, between Jack Irwin and Austins Lincoln, Inc.

 10.10.1****   Assignment and Consent dated March 13, 1998, between Jack Irwin, Austins Lincoln, Inc. and
                 Charlie's On The Lake, Inc.

 10.10.2****   Assignment and Consent dated February 5, 1999, between Jack Irwin, Austins Lincoln, Inc., Paul C.
                 Schorr III, Charlie's On The Lake, Inc., and Charlie's Seafood Grill, Inc.

 10.11*        1994 Austins Steaks & Saloon, Inc. Incentive and Nonqualified Stock Option Plan, as amended

 10.11.1****   Amendment No. 2 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company

 10.11.2****   Amendment No. 3 to the 1994 Incentive and Nonqualified Stock Option Plan of the Company

 10.13*        Settlement Agreement dated March 24, 1994, between Missouri Development Company and Equitable Life
                 Assurance Society of the United States

 10.15**       Lease Agreement dated August 15, 1994, between Jacob Alcon and Petrita Alcon and Austins of
                 Albuquerque, Inc.

 10.15.1****   Addendum to Location Lease Agreement dated June 30, 1998, by Jacob and Petrita Alcon, Paul C.
                 Schorr III, and the Company

 10.16**       Lease Agreement dated July 19, 1995, between 1001 Harney LLC and Austins Old Market, Inc.

 10.17****     Lease Agreement dated September 5, 1972, between Lewis Properties, Inc. and Collins Properties,
                 Inc.

 10.17.1****   Orders from the United States Bankruptcy Court for the Central District of California regarding the assumption of Collins Properties, Inc. and the assignment to the Company

 10.19****     Fifth Amendment to Commercial Note

 10.20****     Commercial Note dated January 27, 1999, between U.S. Bank National Association and the Company

 10.21****     Note Payable to Shareholder dated February 25, 1999, between Paul C. Schorr III and the Company

 10.22****     Commercial Note dated January 3, 1999, between U.S. Bank National Association and the Company

 10.23****     Commercial Note dated October 2, 1996, between Mid City Bank and Steer Enterprises, Inc.

 16****        Letter on change of certifying accountant dated January 22, 1999

EXHIBIT
NUMBER                                               DESCRIPTION OF DOCUMENT
-------------  ---------------------------------------------------------------------------------------------------
 17.2          Fairness Opinion of J.C. Bradford & Co., LLC

 21****        Subsidiaries of the Issuer

 23.1          Consent of KPMG LLP (Austins)

 23.2          Consent of KPMG LLP (WesterN SizzliN)

 23.3          Consent of PricewaterhouseCoopers LLP

 23.3          Consent of Cline, Williams, Wright, Johnson & Oldfather (included as a part of Exhibit 5 and
                 Exhibit 8)

 24            Power of Attorney (page S-6)

 99            Proxy Card

------------------------

* Incorporated by reference to the specific exhibit to the Form SB-2 Registration Statement, as filed with the Securities and Exchange Commission on January 23, 1995, Registration No. 33-84440-D.

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

*** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

****Incorporated by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

+   To be filed by amendment.

ITEM 22. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Acts of 1933;

        (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in this Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

        (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such a request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking includes information contained in any documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the Transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Austins Steaks & Saloon, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lincoln, Nebraska.

                                AUSTINS STEAK & SALOON, INC.

                                By:           /s/ PAUL C. SCHORR, III
                                     -----------------------------------------
                                                Paul C. Schorr, III
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Schorr III, Timothy N. Griggs, and Trisha
N. Gade-Jones, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any state securities commission, granting power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of Austins Steaks & Saloon, Inc., the Registrant, in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ PAUL C. SCHORR III
------------------------------  President, Chief Executive     May 10, 1999
      Paul C. Schorr III          Officer and Director

   /s/ TRISHA N. GADE-JONES
------------------------------  Chief Financial Officer        May 10, 1999
     Trisha N. Gade-Jones

      /s/ B. SCOTT BALL
------------------------------  Director                       May 10, 1999
        B. Scott Ball

      /s/ ROGER D. SACK
------------------------------  Director                       May 10, 1999
        Roger D. Sack

   /s/ GREGORY S. CUTCHALL
------------------------------  Director                       May 10, 1999
     Gregory S. Cutchall